UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(AMENDMENT NO.      )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

HARRIS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HARRIS CORPORATION
1025 West NASA Boulevard
Melbourne, Florida 32919

September 17, 2010

Dear Fellow Shareholder:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Harris Corporation. The meeting will be held at the Harris Customer Briefing Center located at 1025 West NASA Boulevard in Melbourne, Florida, on Friday, October 22, 2010, starting at 1:00 p.m., local time.

The accompanying Notice of the 2010 Annual Meeting and Proxy Statement describe the matters to be acted on at the meeting, which include:

•	election of the seven nominees for director named in the accompanying Proxy Statement for a one-year term;

•	ratification of the appointment of our independent registered public accounting firm for fiscal year 2011;

•	approval of the Harris Corporation Annual Incentive Plan;

•	re-approval of the performance measures for the Harris Corporation 2005 Equity Incentive Plan;

•	consideration of a shareholder proposal requesting approval of an amendment to our By-Laws to require an independent chairman of the board, if such proposal is properly presented at the meeting; and

•	such other business as may properly come before the meeting or any adjournments or postponements thereof.

Your Board of Directors believes that the election of its nominees for director, the ratification of the appointment of our independent registered public accounting firm, the approval of the Harris Corporation Annual Incentive Plan and the re-approval of the performance measures for the Harris Corporation 2005 Equity Incentive Plan are in the best interests of Harris and its shareholders. Accordingly, your Board of Directors unanimously recommends a vote FOR the election of its nominees for director, FOR the ratification of the appointment of Ernst & Young LLP as Harris’ independent registered public accounting firm for fiscal year 2011, FOR the approval of the Harris Corporation Annual Incentive Plan and FOR the re-approval of the performance measures for the Harris Corporation 2005 Equity Incentive Plan. Your Board of Directors believes that an amendment to our By-Laws requiring an independent chairman of the board is unnecessary and not in the best interests of Harris and its shareholders and accordingly unanimously recommends a vote AGAINST such shareholder proposal. These matters are discussed in greater detail in the accompanying Proxy Statement.

Following the voting, I will report on our operations and future plans. There also will be an open discussion period during which your questions and comments will be welcome.

The attendance of shareholders at our annual meetings has been helpful in maintaining communication and understanding. We hope you will be able to join us. Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. You can ensure that your shares are represented at the meeting by voting over the Internet, by telephone or by using a traditional proxy card. Instructions for these convenient ways to vote are set forth on the enclosed proxy/voting instruction card.

Cordially,

Howard L. Lance
Chairman, President and
Chief Executive Officer

YOUR VOTE IS IMPORTANT. PLEASE VOTE OVER THE INTERNET OR BY TELEPHONE OR
COMPLETE, SIGN, DATE AND RETURN YOUR PROXY/VOTING INSTRUCTION CARD.

HARRIS CORPORATION
1025 West NASA Boulevard
Melbourne, Florida 32919

Notice of
2010 Annual Meeting of Shareholders
to be held on October 22, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON
OCTOBER 22, 2010:
The Proxy Statement and 2010 Annual Report to Shareholders
are available at
www.harris.com/proxy/2010

TO THE HOLDERS OF COMMON STOCK
OF HARRIS CORPORATION:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Shareholders of Harris Corporation will be held at Harris Corporation’s Customer Briefing Center located at 1025 West NASA Boulevard, Melbourne, Florida, on Friday, October 22, 2010, at 1:00 p.m., local time, for the following purposes:

1.	to elect as directors the seven nominees named in the accompanying proxy statement for a one-year term expiring at the 2011 Annual Meeting of Shareholders;

2.	to ratify the appointment by our Audit Committee of Ernst & Young LLP as Harris’ independent registered public accounting firm for fiscal year 2011;

3.	to approve the Harris Corporation Annual Incentive Plan;

4.	to re-approve the performance measures for the Harris Corporation 2005 Equity Incentive Plan;

5.	to consider a shareholder proposal requesting approval of an amendment to our By-Laws to require an independent chairman of the board, if such proposal is properly presented at the Annual Meeting; and

6.	to consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The accompanying proxy statement more fully describes these items. We have not received notice of other matters that may be properly presented at the Annual Meeting.

Only holders of common stock of record at the close of business on August 27, 2010 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. No ticket is required for admission to the Annual Meeting. For security purposes, however, you will be required to present a valid, government-issued photo identification, such as a driver’s license or passport, to gain admission to the Annual Meeting. Packages, boxes, handbags and briefcases may be inspected.

By Order of the Board of Directors
Scott T. Mikuen
Vice President, Associate
General Counsel and Secretary

Melbourne, Florida
September 17, 2010

IMPORTANT NOTICE

Your vote is important. If you do not expect to attend the Annual Meeting of Shareholders or if you plan to attend but wish to vote by proxy, please vote over the Internet or by telephone or by completing, signing, dating and promptly mailing the enclosed proxy/voting instruction card for which a postage-paid return envelope is provided.

HARRIS CORPORATION

2010 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

Proxy Statement
for
2010 Annual Meeting of Shareholders
to be held on October 22, 2010

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why am I receiving this
proxy statement?

We are furnishing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Harris Corporation (which we refer to as “Harris,” “we,” “our” or “us”) and the solicitation of voting instructions by the Harris Corporation Retirement Plan Trustee, in each case for use at the 2010 Annual Meeting of Shareholders to be held on October 22, 2010, and at any adjournments or postponements thereof.

On September 17, 2010, we commenced mailing and made available electronically to our shareholders: (1) the notice of the 2010 Annual Meeting of Shareholders and this proxy statement, (2) the accompanying proxy/voting instruction card, and (3) a copy of our 2010 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended July 2, 2010 and our audited financial statements.

What is a proxy?

A proxy is your legal designation of another person to vote the shares you own. That other person is called a proxy. If you designate someone as your proxy, the document in which you make that designation is also called a proxy.

What is a proxy statement?

This document is a proxy statement. It is a document that we are required by law to provide to you when we ask you to name a proxy to vote your shares. We encourage you to read this proxy statement carefully.

What is the purpose of the meeting?

The purpose of the 2010 Annual Meeting of Shareholders is to obtain shareholder action on the matters outlined in the notice of meeting included with this proxy statement. These matters include: (1) election of the seven nominees for director named in this proxy statement for a one-year term expiring at the 2011 Annual Meeting of Shareholders; (2) ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011; (3) approval of the Harris Corporation Annual Incentive Plan; (4) re-approval of the performance measures for the Harris Corporation 2005 Equity Incentive Plan; and (5) consideration of a shareholder proposal requesting approval of an amendment to our By-Laws to require an independent chairman of the board, if such proposal is properly presented at the 2010 Annual Meeting. This proxy statement provides you with detailed information about each of these matters. In addition, management will report on our operations and future plans and respond to questions from shareholders.

What is a record date and
who is entitled to vote at the meeting?

A record date is a date, as of the close of business of which, shareholders of record are entitled to notice of and to vote at a meeting. The record date for the 2010 Annual Meeting is August 27, 2010. The record date was established by our Board as required under the laws of Delaware, our state of incorporation. Thus, owners of record of shares of Harris common stock at the close of business on August 27, 2010 are entitled to receive notice of and to vote at the 2010 Annual

Meeting and at any adjournments or postponements thereof.

How many shares can be voted and
what is a quorum?

You are entitled to one vote for each share of Harris common stock that you owned as of the close of business on August 27, 2010, and you may vote all those shares. Only our common stock has voting rights. On the record date, there were 129,019,883 shares outstanding and entitled to vote at the 2010 Annual Meeting and approximately 6,113 holders of record.

A quorum is the minimum number of shares that must be represented in person or by proxy in order for us to conduct the 2010 Annual Meeting. The attendance in person or by proxy of holders of a majority of the shares of common stock entitled to vote at the 2010 Annual Meeting, or 64,509,942 shares of our common stock based on the record date of August 27, 2010, will constitute a quorum to hold the 2010 Annual Meeting. If you grant your proxy over the Internet, by telephone or by the accompanying proxy/voting instruction card, your shares will be considered present at the 2010 Annual Meeting and counted toward the quorum.

What different methods can I
use to vote?

You have a choice of voting:
  • Over the Internet;
  • By telephone;
  • By mail; or
  • In person at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we encourage you to vote over the Internet, by telephone or by mail. Please carefully read the instructions below on how to vote your shares. Because the instructions vary depending on how you own your shares and the method you use to vote, it is important that you follow the instructions that apply to your particular situation.

If you vote over the Internet or by telephone, you should not return your proxy/voting instruction card.

What is the difference between a “record holder”
and an owner holding shares in “street name”?

If your shares are registered in your name, you are a “record holder.” You will be a record holder if you hold a stock certificate or if you have an account directly with our transfer agent, BNY Mellon Shareowner Services. If your shares are registered or held in the name of your broker or bank or other nominee, your shares are held in “street name” and you are considered the beneficial owner of such shares.

How do I vote if my shares are
held in my name?

Voting over the Internet

Voting over the Internet is easy and fast and is available 24 hours a day. Read your proxy/voting instruction card and follow the directions. You will be able to confirm that the system has properly recorded your vote. Your vote will be counted immediately, and there is no need to return your proxy/voting instruction card.

Voting by telephone

Voting by telephone is also simple and fast and is available 24 hours a day. Call the toll-free telephone number on your proxy/voting instruction card and listen for further directions. To respond to the questions, you must have a touch-tone phone and will need your proxy/voting instruction card in hand. The telephone voting system allows you to verify that the system has properly recorded your vote. Your vote will be counted immediately, and there is no need to return your proxy/voting instruction card.

Voting by mail

If you are a shareholder of record, you can save us expense by voting over the Internet or by telephone. Alternatively, you can vote by mail by completing, signing, dating and mailing the enclosed proxy/voting instruction card in the postage-paid return envelope provided.

Voting in person at the meeting

If you plan to attend the Annual Meeting, you can vote in person. To vote in person at the Annual Meeting, you will need to bring with you to the Annual Meeting a valid, government-issued photo identification, such as a driver’s license or passport, and evidence of your share ownership.

How do I vote if my shares are
held in “street name”?

Voting over the Internet, by telephone or by mail

If your shares are held in the name of your broker, bank or other nominee, you have the right to direct your broker, bank or other nominee on how to vote, and you should vote your shares using the method directed by your broker, bank or other nominee. In addition to voting by mail, a large number of brokerage firms and banks are participating in Internet or telephonic voting programs. These programs provide eligible “street name” shareholders the opportunity to vote over the Internet or by telephone. Voting forms will provide instructions for shareholders whose brokerage firms or banks are participating in such programs.

Voting in person at the meeting

If your shares are held in the name of your broker, bank or other nominee and you plan to attend the Annual Meeting and to vote in person, you should contact your broker, bank or other nominee to obtain a broker’s proxy and bring it with you to the Annual Meeting, together with a valid, government-issued photo identification, such as a driver’s license or passport, and your account statement or other evidence of your share ownership.

Can I revoke my proxy or change my vote?

As long as your shares are registered in your name, you may revoke your proxy or change your vote at any time before your shares are voted at the Annual Meeting. There are several ways you can do this:

•	By sending a written notice of revocation to our Secretary at Harris Corporation, 1025 West NASA Boulevard, Melbourne, Florida 32919;

•	By duly signing and delivering a proxy/voting instruction card that bears a later date;

•	By subsequently voting over the Internet or by telephone as described above; or

•	By attending the Annual Meeting and voting in person by ballot.

If your shares are held in street name, you must contact your broker, bank or other nominee to revoke your proxy or change your vote.

What are my voting choices and what is the
required vote on the matters proposed?

By giving us your proxy, you authorize Harris management to vote your shares at the 2010 Annual Meeting or at any adjournments or postponements thereof in the manner you indicate.

Proposal 1: Election of Directors

With respect to the proposal to elect seven nominees for director for a one-year term expiring at the 2011 Annual Meeting of Shareholders, you may:

•	Vote “For” the election of a nominee for director named in this proxy statement;

•	Vote “Against” the election of a nominee for director named in this proxy statement; or

•	“Abstain” from voting for one or more of the nominees named in this proxy statement.

Pursuant to our By-Laws and Corporate Governance Principles, the voting standard for the election of our directors in uncontested elections is a majority voting standard. In contested director elections, the plurality standard will apply. We have nominated seven directors for election at the 2010 Annual Meeting, and because we did not receive advance notice under our By-Laws of any shareholder nominees for director, the 2010 election of directors is an uncontested election. To be elected in an uncontested election, a director nominee must receive more “For” votes than “Against” votes. Abstentions and any broker non-votes will have no effect on the election of directors because only votes cast “For” or “Against” a nominee will be counted. If an incumbent director nominee does not receive a greater number of “For” votes than “Against” votes, he or she must promptly tender his or her resignation following certification of the vote. The Corporate Governance Committee shall make a recommendation to the Board regarding action to be taken with respect to such offer to resign. If the Board does not accept the resignation, the nominee will continue to serve until the next annual meeting and until his or her successor shall be duly elected and qualified, or until his or her prior resignation, death or removal. For additional information regarding the majority voting standard, see “Majority Voting for Directors” on page 23.

Proposal 2:	Ratification of the Appointment of Independent Registered Public Accounting Firm

With respect to the proposal to ratify the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011, you may:

•	Vote “For” ratification;

•	Vote “Against” ratification; or

•	“Abstain” from voting on the proposal.

The affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote on this proposal will be required to ratify our Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011. Abstaining from voting on this proposal will have the effect of a vote against ratification of the appointment of our independent registered public accounting firm. Any broker non-votes will have no effect on the ratification of the appointment of our independent registered public accounting firm.

Proposal 3:	Approval of the Harris Corporation Annual Incentive Plan

With respect to the proposal to approve the Harris Corporation Annual Incentive Plan, you may:

•	Vote “For” approval of the plan;

•	Vote “Against” approval of the plan; or

•	“Abstain” from voting on the proposal.

The affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote on this proposal will be required to approve the Harris Corporation Annual Incentive Plan. Abstaining from voting on this proposal will have the effect of a vote against approval of the Harris Corporation Annual Incentive Plan. Any broker non-votes will have no effect on the approval of the Harris Corporation Annual Incentive Plan.

Proposal 4:	Re-approval of the Performance Measures for the Harris Corporation 2005 Equity Incentive Plan

With respect to the proposal to re-approve the performance measures for the Harris Corporation 2005 Equity Incentive Plan, you may:

•	Vote “For” re-approval of the plan, for purposes of compliance with Section 162(m) of the Internal Revenue Code;

•	Vote “Against” re-approval of the plan, for purposes of compliance with Section 162(m) of the Internal Revenue Code; or

•	“Abstain” from voting on the proposal.

The affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote on this proposal will be required to re-approve the Harris Corporation 2005 Equity Incentive Plan. Abstaining from voting on this proposal will have the effect of a vote against re-approval of the Harris Corporation 2005 Equity Incentive Plan. Any broker non-votes will have no effect on the re-approval of the Harris Corporation 2005 Equity Incentive Plan.

Proposal 5:	Shareholder Proposal Requesting Approval of an Amendment to our By-Laws to Require an Independent Chairman of the Board

With respect to the shareholder proposal requesting approval of an amendment to our By-Laws to require an independent chairman of the board, you may:

•	Vote “For” approval of the amendment;

•	Vote “Against” approval of the amendment; or

•	“Abstain” from voting on the proposal.

The affirmative vote of a majority of the outstanding shares of our common stock entitled to vote as of the record date of August 27, 2010, or 64,509,942 shares of common stock based on 129,019,883 outstanding shares of our common stock entitled to vote as of August 27, 2010, will be required to approve the amendment to our By-Laws to require an independent chairman of the board. Abstentions and any broker non-votes will have the effect of a vote against approval of the amendment to our By-Laws to require an independent chairman of the board.

How do I vote shares held in
the Harris Retirement Plan?

If you are a participant in the Harris Corporation Retirement Plan (“Retirement Plan”) and you own shares of Harris common stock through the Retirement Plan, the proxy/voting instruction card sent to you may also serve as a voting instruction card to the trustee of the Retirement Plan for all shares of Harris common stock you own through the Retirement Plan. If you do not provide voting instructions for such shares, as directed by the terms of the Retirement Plan, those shares will be voted by the trustee in the same proportion as the shares for which other participants have timely provided voting instructions.

How do I vote shares held in the Harris
Dividend Reinvestment Plan?

If you are a participant in the Harris Dividend Reinvestment Plan (“DRIP”) administered by The Bank of New York Mellon, your proxy/voting instruction card covers the Harris common stock held in your DRIP account. The Bank of New York Mellon, as the DRIP administrator, is the shareholder of record of Harris common stock owned through the DRIP and will not vote those shares unless you provide it with instructions, which you may do over the Internet, by telephone or by mail using your proxy/voting instruction card.

What are the Harris Board’s voting
recommendations and what happens if I
return an unmarked proxy/voting
instruction card?

If you properly execute and return your proxy/voting instruction card with no votes marked, your shares will be voted as recommended by the Board. The Board’s recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board unanimously recommends a vote:

•	FOR the election of all seven of the nominees for director named in this proxy statement for a one-year term expiring at the 2011 Annual Meeting of Shareholders (see Proposal 1);

•	FOR the ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011 (see Proposal 2);

•	FOR the approval of the Harris Corporation Annual Incentive Plan (see Proposal 3);

•	FOR the re-approval of the Harris Corporation 2005 Equity Incentive Plan, for purposes of compliance with Section 162(m) of the Internal Revenue Code (see Proposal 4); and

•	AGAINST the shareholder proposal requesting approval of an amendment to our By-Laws to require an independent chairman of the board (see Proposal 5).

Could other matters be decided
at the meeting?

At the date of this proxy statement, our Board did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement and does not intend to bring before the Annual Meeting any matter other than the proposals described in this proxy statement. With respect to other matters that may properly be brought before the Annual Meeting or any adjournments or postponements thereof, your shares will be voted at the discretion of the proxy holders.

How will my shares be voted if I do not
provide instructions to my broker?

It is possible for a proxy to indicate that some of the shares represented are not being voted with respect to certain proposals. This occurs, for example, when a broker, bank or other nominee does not have discretion under the New York Stock Exchange (“NYSE”) rules to vote on a matter without instructions from the beneficial owner of the shares and has not received such instructions. In these cases, non-voted shares will not be considered present and entitled to vote with respect to that matter, although they may be considered present and entitled to vote for other purposes and will be counted in determining the presence of a quorum. Under NYSE rules, brokers, banks or other nominees have discretionary voting power to vote without receiving voting instructions from the beneficial owner on “routine” matters, but not on “non-routine” matters. Under the rules of the NYSE as currently in effect, routine matters include, among other things, the ratification of the appointment of an independent registered public accounting firm. The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm is the only proposal set forth in this proxy statement that is considered “routine” under the NYSE rules. This means that if you hold your shares through a broker, bank or other nominee, and you do not provide voting instructions by the tenth day before the Annual Meeting, your broker, bank or other nominee has the discretion to vote your shares on the proposal relating to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011. Under the rules of the NYSE, the proposal relating to the election of the seven nominees for director named in this proxy statement, the proposal relating to the approval of the Harris Corporation Annual Incentive Plan, the proposal relating to the re-approval of the performance measures for the Harris Corporation 2005 Equity Incentive Plan and the shareholder proposal requesting approval of an amendment to our By-Laws to require an independent chairman of the board are not “routine” and your broker, bank or other nominee will not have the discretion to vote your shares on such proposals.

What does it mean if I receive more
than one proxy/voting instruction card?

If you receive more than one proxy/voting instruction card, it means you own shares in multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is BNY Mellon Shareowner Services, which may be reached by telephone at 1-888-261-6777 or over the Internet at www.bnymellon.com/shareowner/isd.

Who pays for the solicitation of proxies?

We actively solicit proxy participation. We will bear the cost of soliciting proxies, including the cost of preparation, assembly, printing and mailing. In addition to this proxy statement, we request and encourage brokers, custodians, nominees and others to supply proxy materials to shareholders, and, upon request, we will reimburse them for their expenses. Our officers, directors and employees may, by letter, telephone, electronic mail or in person, make additional requests for the return of proxies, although we do not reimburse our own officers, directors or employees for soliciting proxies. We also have engaged Georgeson Inc. to assist in the solicitation of proxies for a fee of $9,000 plus reimbursement of out-of-pocket expenses. We also will reimburse brokers and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to our shareholders in accordance with the fee schedule approved by the NYSE.

May I access this year’s proxy statement and
annual report over the Internet?

The notice of Annual Meeting, this proxy statement and our 2010 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended July 2, 2010, are available by accessing our website at www.harris.com/proxy/2010.

Will there be a webcast of the
Annual Meeting of Shareholders?

Our 2010 Annual Meeting of Shareholders will be webcast live on October 22, 2010. You may visit the Investor Relations section of our website at www.harris.com/investors to access the webcast of the Annual Meeting. The webcast will enable you to listen only. You will not be able to ask questions or vote your shares via the webcast. A replay of the webcast also will be available on our website through November 22, 2010. The information contained on our website is not incorporated by reference into this proxy statement.

Who will tabulate and oversee the vote?

Representatives of our transfer agent, BNY Mellon Shareowner Services, will tabulate and oversee the vote.

Do I need an admission ticket to
attend the Annual Meeting?

No ticket is required for admission to the Annual Meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. If you attend, please note that you may be asked to present a valid, government-issued photo identification, such as a driver’s license or passport. For the safety of attendees, all packages, boxes, handbags and briefcases are subject to inspection.

Where can I find the voting results
of the Annual Meeting?

We intend to announce the preliminary voting results at the Annual Meeting and to publish final results in a current report on Form 8-K, which we will file with the Securities and Exchange Commission (the “SEC”) and make available through the investor relations section of our website at www.harris.com/investors within four business days of the Annual Meeting (or if final results are not available at that time, within four business days of the date on which final results become available).

PROPOSAL 1: ELECTION OF DIRECTORS — TERMS EXPIRING IN 2011

Our Restated Certificate of Incorporation provides that our Board shall consist of not less than eight or more than thirteen directors, the exact number of directors to be determined from time to time by the Board. The authorized number of directors is presently fixed at eleven. Prior to our 2008 Annual Meeting of Shareholders, our Restated Certificate of Incorporation classified our Board into three classes of approximately equal size with three-year terms of office ending in different years. At the 2008 Annual Meeting, our shareholders approved an amendment to our Restated Certificate of Incorporation that provides for the phased-in declassification of our Board of Directors and the annual election of our directors commencing with the class of directors standing for election at the 2009 Annual Meeting. As a result, the class of directors elected at the 2009 Annual Meeting, together with the class of directors whose three-year terms are due to expire at the 2010 Annual Meeting, are standing for election for one-year terms expiring at the 2011 Annual Meeting of Shareholders. The class of directors whose three-year terms are due to expire at the 2011 Annual Meeting of Shareholders will continue to hold office until the end of the terms for which they have been elected and may stand for election for one-year terms thereafter. Commencing at the 2011 Annual Meeting, all directors will be elected on an annual basis.

This year, the terms of Ms. Kenne and Messrs. Lance, Dattilo, Growcock, Rickard, Stoffel and Swienton expire at the 2010 Annual Meeting. Based upon the recommendation of our Corporate Governance Committee, Ms. Kenne and Messrs. Lance, Dattilo, Growcock, Rickard, Stoffel and Swienton each have been nominated by the Board for a new one-year term expiring at the 2011 Annual Meeting of Shareholders. The current terms of our other directors also will expire at the 2011 Annual Meeting of Shareholders. In accordance with our Restated Certificate of Incorporation, a director holds office until the Annual Meeting of Shareholders for the year in which that director’s term expires, and until that director’s successor is elected and qualified, subject, however, to his or her prior death, resignation, retirement, disqualification or removal from office. Vacancies may be filled by the remaining directors.

Proxies will be voted for the election of each of Ms. Kenne and Messrs. Lance, Dattilo, Growcock, Rickard, Stoffel and Swienton to serve for a one-year term expiring at the 2011 Annual Meeting of Shareholders, unless otherwise specified in the proxy/voting instruction card or Internet or telephone voting instructions. Each of the nominees has consented to stand for election. If any nominee becomes unavailable for election, which is not currently anticipated by us, proxies instructing a vote for that nominee may be voted for a substitute nominee selected by our Board or, in lieu thereof, our Board may reduce the number of directors.

None of our directors, including each of the nominees, is related to any other director, or to any executive officer of Harris or its subsidiaries, by blood, marriage or adoption.

Biographical summaries of the nominees and of our continuing directors, as well as information on their experience, qualifications, attributes and skills that our Board has determined support their nomination and service as a director of Harris, appear on subsequent pages, and data with respect to the number of shares of our common stock beneficially owned by each of them as of July 30, 2010 is set forth in the table on page 27.

The SEC has approved changes to the NYSE rules that have the effect of prohibiting brokers, banks or other nominees from voting in favor or against director nominees. We, therefore, urge you to vote your shares.

NOMINEES UP FOR ELECTION —
TERMS EXPIRING IN 2011

Howard L. Lance, 54, is our Chairman, President and Chief Executive Officer. Mr. Lance joined Harris in January 2003 as President and Chief Executive Officer and was appointed Chairman in June 2003. Prior to joining Harris, Mr. Lance was President of NCR Corporation, an information technology services provider, and Chief Operating Officer of its Retail and Financial Group from July 2001 until October 2002. Prior to joining NCR, he spent 17 years with Emerson Electric Company, an electronic products and systems company, where he held increasingly senior management positions with different divisions of the company. In 1999, Mr. Lance was named Executive Vice President with operating responsibility for its Electronics and Telecommunications businesses. Earlier, Mr. Lance held sales and marketing positions with the Scott-Fetzer Company and Caterpillar, Inc.

Mr. Lance has been a member of our Board since January 2003.

Mr. Lance also is a director of Eastman Chemical Company (since 2005) and Stryker Corporation (since 2009) and serves on the Board of Governors of the Aerospace Industries Association and on the Board of Trustees of the Manufacturers Alliance/MAPI, Inc., the Florida Council of 100 and the Florida Institute of Technology. Mr. Lance served as a director of Harris Stratex Networks (now Aviat Networks, Inc.) from 2007 to 2009.

Qualifications Statement:  The Board nominated Mr. Lance as director based upon his current role as our Chief Executive Officer and his extensive leadership and management skills and his knowledge of our businesses, operations, customers, capabilities and resources. Mr. Lance’s service with us as well as his prior service as a senior executive officer of large, public companies, including more than 17 years with Emerson Electric Company, and long-term overseas assignments, provides him extensive knowledge of complex strategic, operational, management, regulatory, financial, human resources and governance issues faced by a large public company. This experience brings our Board important knowledge, expertise and insight related to strategic planning, supply chain, business development, sales and marketing, international business, corporate finance, regulatory challenges, domestic and international mergers and acquisitions, accounting and internal controls, enterprise risk management, human resources and talent management, and investor relations. His engineering and finance education and experience also have provided him with expertise relevant to many of our businesses and our overall capital structure and financial processes. In addition, Mr. Lance’s experience serving on the boards of other large public companies has broadened his experience and knowledge of important corporate governance and executive compensation matters.

Thomas A. Dattilo, 59, is an advisor and consultant to various private investment firms. He served as a Senior Advisor for Cerberus Operations and Advisory Company, LLC, a unit of Cerberus Capital Management, a private investment firm, from June 2007 until June 2009. Prior to joining Cerberus, Mr. Dattilo was most recently Chairman, President and Chief Executive Officer of Cooper Tire & Rubber Company, a company that specializes in the design, manufacture and sale of passenger and truck tires.

He joined Cooper in January 1999 as President and Chief Operating Officer and was Chairman, President and Chief Executive Officer from April 2000 until August 2006. Prior to joining Cooper, he held senior positions with Dana Corporation. His last position with Dana was President of its sealing products group.

Mr. Dattilo has been a member of our Board since August 2001 and is a member of the Corporate Governance Committee and the Management Development and Compensation Committee.

Mr. Dattilo also is a director of Alberto-Culver Company (since 2006). He is past Chairman of the Rubber Manufacturers Association and past Chairman of the Board of Trustees of the Manufacturers Alliance. Mr. Dattilo served as a director of Cooper Tire & Rubber Company from 1999 to 2006.

Qualifications Statement:  Mr. Dattilo’s prior service as a senior executive of large, publicly traded companies, including as a former Chairman, President and Chief Executive Officer of Cooper Tire & Rubber Company and as an executive of a manufacturing company, provides him with extensive knowledge of complex operational, management, financial and governance issues faced by a large public company with international operations. This experience brings our Board important knowledge and expertise related to global supply chain and distribution, mergers and acquisitions, lean manufacturing and related initiatives, international operations, human resources and talent management, accounting and internal controls, and investor relations. His more recent experience as an advisor to private investment firms also provides him with additional experience and knowledge related to strategic planning, capital raising, mergers and acquisitions, and economic analysis. Based on his senior executive experience and his service on other public company boards, Mr. Dattilo also brings to our Board a strong understanding of public company governance and executive compensation.

Terry D. Growcock, 64, is retired Chairman of the Board and Chief Executive Officer of The Manitowoc Company, Inc., a diversified industrial manufacturer of cranes and foodservice equipment and a provider of ship building and ship repair services. He joined Manitowoc in 1994 as Executive Vice President and General Manager of Manitowoc Ice. He became President of Manitowoc Foodservice Group in 1995 and served in that capacity until his promotion to President, Chief Executive Officer and a member of the Board of Directors of The Manitowoc Company, Inc. in 1998. He was named Chairman of the Board of Directors and Chief Executive Officer of Manitowoc in October 2002. Mr. Growcock retired as Chief Executive Officer of Manitowoc in May 2007 and as Chairman of the Board in December 2008.

Mr. Growcock has been a member of our Board since August 2005 and is a member of the Business Conduct and Corporate Responsibility Committee and the Management Development and Compensation Committee.

Mr. Growcock also is a director of Carlisle Companies Incorporated (since 2008) and Harsco Corporation (since 2008) and an advisory member of the Kelley School of Business at Indiana University. Mr. Growcock served as a director of The Manitowoc Company, Inc. from 1998 to 2008.

Qualifications Statement:  Mr. Growcock’s prior service as a senior executive of The Manitowoc Company, Inc., including as former Chairman, President and Chief Executive Officer and as an executive in several of Manitowoc’s business units, provides him with extensive knowledge of complex operational, management, financial and governance issues faced by a large industrial manufacturing company with international operations. This experience brings our Board important knowledge and expertise related to domestic and international merger and acquisition transactions, joint ventures and strategic alliances, international sales, marketing and operations, global procurement, lean manufacturing and related initiatives, human resources and talent management, global compliance, and strategic planning. He also has experience with government projects and the government procurement process as well as international trade. Mr. Growcock also has gained a strong understanding of public company governance and executive compensation through his senior executive experience and his service on several public company boards.

Leslie F. Kenne, Lieutenant General USAF (Ret.), 62, retired in September 2003 from the U.S. Air Force, where she had most recently been Deputy Chief of Staff for Warfighting Integration at Air Force headquarters in Washington, D.C. Previously, she commanded the Electronic Systems Center at Hanscom Air Force Base in Massachusetts. She also directed a number of major procurement programs, including the F-16 and Joint Strike Fighter programs. Following her retirement from the U.S. Air Force, Ms. Kenne is a private independent consultant for various defense companies and/or agencies.

Ms. Kenne has been a member of our Board since April 2004 and is Chairperson of the Business Conduct and Corporate Responsibility Committee and a member of the Corporate Governance Committee.

Ms. Kenne also is a director of Unisys Corporation (since 2006). Ms. Kenne served as a director of EDO Corporation from 2004 to 2007.

Qualifications Statement:  Ms. Kenne had a distinguished career in the U.S. Air Force prior to joining our Board in 2004. Her responsibility as a senior Air Force officer provides her with experience managing significant operating budgets and addressing complex operational and strategic issues and with first-hand experience on large government projects and the government procurement process. Ms. Kenne’s experience also provides her with an appreciation for the complexities of both the U.S. Military and the defense industry, which brings our Board important knowledge and expertise in these areas and makes her a valuable strategic advisor to our U.S. Government businesses. Her experience also brings to our Board important knowledge and expertise regarding program development, resourcing and other aspects of managing major Department of Defense programs as well as operation and systems engineering. Ms. Kenne’s recent experience serving as a compliance monitor for large organizations also brings to our Board an in-depth appreciation and understanding of business conduct and compliance matters that is particularly relevant for a U.S. Government contractor. Ms. Kenne also has gained an understanding of public company governance and operations through her service on several public company boards.

David B. Rickard, 63, retired from CVS Caremark Corporation, a retail pharmacy chain and provider of healthcare services and pharmacy benefits management, in December 2009. Prior to his retirement, Mr. Rickard was the Executive Vice President, Chief Financial Officer and Chief Administrative Officer. He held this position since joining CVS in September 1999. Prior to joining CVS, he was Senior Vice President and Chief Financial Officer of RJR Nabisco Holdings Corporation from March 1997 to August 1999. Previously, he was Executive Vice President of International Distillers and Vintners Americas.

Mr. Rickard has been a member of our Board since October 2001 and is Chairperson of the Audit Committee and a member of the Finance Committee.

Mr. Rickard also is a director of Jones Lang LaSalle Incorporated (since 2007) and Dollar General Corporation (since 2010), and chairs the Audit Committee of each of these boards.

Qualifications Statement:  Mr. Rickard’s prior service as the Chief Financial Officer and the Chief Administrative Officer of CVS Caremark Corporation and his more than 37 years experience in various businesses adds important experience to our Board in terms of corporate finance, strategic planning, banking relationships, operations, complex information technology and other systems, acquisition evaluation and integration, enterprise risk management, and investor relations. His finance education and experience also have provided him with knowledge and expertise particularly relevant to our capital structure and related credit and finance matters. His experience with complex financial and accounting functions, including service as a chief financial officer for complex organizations and as the chairman of the audit committees of two other publicly traded companies, contributes perspectives on the functioning of audit committees and internal control-related matters that are beneficial to our Board and Audit Committee. Based on this experience, our Board also has determined that Mr. Rickard is an Audit Committee financial expert. Based on his senior executive experience and his service on other public company boards, Mr. Rickard also brings us an understanding of public company governance.

Dr. James C. Stoffel, 64, is an Executive Partner of Trillium Group, LLC and a senior advisor to other private equity companies. He was an executive at Eastman Kodak Company, a film and digital imaging company, until April 2005, having served as Senior Vice President, Chief Technical Officer since 2000, and Director of Research and Development, after joining the firm in 1997 as Vice President, Director Electronic Imaging Products Research and Development. Prior to joining Kodak, he was with Xerox Corporation for more than 20 years, serving as Vice President of Corporate Research and Technology, Vice President and General Manager of the Advanced Imaging Business Unit, Vice President and Chief Engineer, as well as other executive positions.

Dr. Stoffel has been a member of our Board since August 2003 and is a member of the Finance Committee and the Management Development and Compensation Committee.

Dr. Stoffel also is a director of Aviat Networks, Inc. (since 2007) and currently serves as Aviat’s Lead Independent Director. He is a trustee of the George Eastman House museum. He also serves on the Advisory Board for Research and Graduate Studies at the University of Notre Dame and is Chairman of the advisory board of ASTRI, Hong Kong.

Qualifications Statement:  Dr. Stoffel’s prior service as a senior executive of large, publicly traded, technology-driven companies, including as a Chief Technical Officer and Director of Research and Development at Kodak Company, and his more than 30 years experience focused on technology development, provide him with an extensive knowledge of complex technical research and development projects, management, financial and governance issues faced by a large public company with international operations. This experience brings our Board important knowledge and expertise related to research and development, new product introductions, strategic planning, manufacturing, operations, and corporate finance. He also provides the Board with experience and perspective related to classified programs. His more recent experience as an advisor to private equity firms also provides him with additional experience and knowledge related to strategic planning, capital raising, mergers and acquisitions, and economic analysis. His scientific and engineering education and training also have provided him with knowledge and experience relevant to many of our businesses. Dr. Stoffel also has gained an understanding of public company governance and executive compensation through his service on public company boards, including as a lead independent director.

Gregory T. Swienton, 60, is Chairman and Chief Executive Officer of Ryder System, Inc., a logistics and transportation services company. He joined Ryder in June 1999 as President and Chief Operating Officer, and was named Chief Executive Officer in November 2000 and Chairman in May 2002. Prior to joining Ryder, he was Senior Vice President-Growth Initiatives of Burlington Northern Santa Fe Corporation (“BNSF”). He held senior positions with BNSF and the former Burlington Northern Railroad from 1994 to 1999, and various executive and management positions with DHL Worldwide Express from 1982 to 1994.

Mr. Swienton has been a member of our Board since February 2000 and is Chairperson of the Finance Committee and a member of the Audit Committee.

In addition to being a director for Ryder System, Inc. (since 1999), he also is on the Board of Trustees of St. Thomas University in Miami, Florida.

Qualifications Statement:  Mr. Swienton’s service as a senior executive of large, publicly-traded companies, including as Ryder System, Inc.’s Chairman and Chief Executive Officer and previously as its President and Chief Operating Officer, and his more than 35 years experience in large, global businesses, including long-term overseas assignments, provides him with extensive knowledge of complex strategic, operational, financial, management and governance issues faced by a large, public company. This experience brings our Board important knowledge and expertise in terms of supply chain, logistics, domestic and international operations, business development, corporate finance, banking, human resources and talent management, accounting and internal controls, safety management, enterprise risk management, complex information technology, and investor relations. His finance education and experience also have provided him with knowledge and expertise particularly relevant to our capital structure and related credit and finance matters. With more than 10 years of service on our Board and a number of its committees, Mr. Swienton also brings to our Board significant institutional knowledge and perspective.

Recommendation Regarding Proposal 1

To be elected in an uncontested election of directors, a nominee must receive more “For” votes than “Against” votes. Abstentions and any broker non-votes will have no effect on the election of directors because only votes cast “For” or “Against” a nominee will be counted.

Our Board of Directors unanimously recommends that you vote “FOR” the election of each of the nominees in this uncontested election of directors.

CURRENT DIRECTORS NOT UP FOR ELECTION

Biographical summaries of our current directors whose terms continue to run until the 2011 Annual Meeting of Shareholders, as well as information on their experience, qualifications, attributes and skills that our Board has determined support their service as a director of Harris, appear below.

Terms Expiring in 2011

Lewis Hay III, 54, is Chairman and Chief Executive Officer of NextEra Energy, Inc. (formerly FPL Group, Inc.), one of the nation’s leading electricity-related services companies and the largest renewable energy generator in North America. He was elected President and Chief Executive Officer in June 2001 and Chairman of the Board in January 2002. Mr. Hay also is Chairman of NextEra Energy’s two primary subsidiaries, Florida Power & Light Company and NextEra Energy Resources, LLC. Mr. Hay relinquished the title of President of NextEra Energy in December 2006 and Chief Executive Officer of Florida Power & Light Company in July 2008. He joined NextEra Energy as Vice President, Finance and Chief Financial Officer in 1999 and in 2000 was appointed President of NextEra Energy Resources LLC.

Mr. Hay has been a member of our Board since February 2002 and is Chairperson of the Corporate Governance Committee and a member of the Audit Committee.

In addition to being a director of NextEra Energy, Inc. (since 2001), Mr. Hay is a director of Capital One Financial Corporation (since 2003) and the Institute of Nuclear Power Operations. He is a member of the Dean’s Advisory Council at Carnegie Mellon University’s Tepper School of Business, the Business Roundtable, and the Florida Council of 100.

Qualifications Statement:  Mr. Hay’s service as a senior executive of a large, publicly traded company, including as NextEra Energy, Inc.’s Chairman and Chief Executive Officer and previously as its Chief Financial Officer, and his prior experience as a chief financial officer of another large company, as well as his nine years of experience as a strategy consultant, provide him with extensive knowledge of complex strategic, operational, management, regulatory, financial and governance issues faced by a large public company. This experience brings our Board important knowledge and expertise related to strategic planning, capital raising, financial planning, enterprise risk management, accounting and internal controls, mergers and acquisitions, and investor relations. His science and engineering education and training also have provided him with knowledge and experience relevant to some of our businesses. Mr. Hay also brings to us a strong understanding of executive compensation and public company governance as he serves on the boards of several publicly-held companies.

Karen Katen, 61, is a senior advisor to Essex Woodlands Health Ventures, a healthcare-based venture capital firm. She joined Essex Woodlands in October 2007. Ms. Katen recently was Chairman of the Pfizer Foundation. Ms. Katen retired in March 2007 as Vice Chairman of Pfizer Inc., a research-based, global pharmaceutical company. Ms. Katen joined Pfizer in 1974 and held a series of management positions including serving as President of Pfizer Human Health, the company’s principal operating group.

Ms. Katen has been a member of our Board since December 1994 and is a member of the Business Conduct and Corporate Responsibility Committee and the Corporate Governance Committee.

Ms. Katen also is a director of The Home Depot, Inc. (since 2007) and Air Liquide (since 2008) and a member of the Takeda Advisory Board. In addition, she serves on the Catalyst Board, the RAND Corporation’s Health Board of Advisors and ARMGO Pharma, Inc.’s board of directors. Ms. Katen is a trustee for the University of Chicago and is a council member of the Booth Graduate School of Business at the University of Chicago. Ms. Katen served as a director of General Motors Corporation from 1997 to 2009.

Qualifications Statement:  Ms. Katen’s prior service as a senior executive officer of Pfizer Inc., including as Vice Chairman, as President of Pfizer’s principal operating group and as an executive in other operations, provides her with extensive knowledge of complex strategic, operational, management, regulatory, research and development, financial and governance issues faced by a large public company with international operations. This experience brings our Board important knowledge and expertise related to strategic planning, supply chain, marketing, research and development, new product introductions, operations, human resources, international trade, regulatory challenges, enterprise risk management, mergers and acquisitions, and investor relations. In addition, Ms. Katen brings our Board a wide range of experience as a board member of some of the largest U.S.-based companies, including extensive experience with governance and compliance matters. With more than 16 years of service on our Board and a number of its committees, Ms. Katen also brings to our Board significant institutional knowledge and perspective.

Stephen P. Kaufman, 68, has been a Senior Lecturer of Business Administration at the Harvard Business School since January 2001. He is a retired Chairman and Chief Executive Officer of Arrow Electronics, Inc., a distributor of semiconductors, peripherals and components. He became President and Chief Operating Officer of Arrow in 1985, Chief Executive Officer in 1986, and Chairman in 1994. He retired as Chief Executive Officer in June 2000 and reassumed that position in June 2002 on an interim basis until September 2002. Previously, Mr. Kaufman was a consultant for McKinsey & Company for ten years.

Mr. Kaufman has been a member of our Board since December 1999 and is Chairperson of the Management Development and Compensation Committee and a member of the Finance Committee.

Mr. Kaufman also is a director of KLA-Tencor Corporation (since 2002) and serves on the Board of Overseers of the Beth Israel Deaconess Hospital and WGBH Public Television. Mr. Kaufman served as a director of Thermo Fischer Scientific Inc. from 2007 to 2010, Freescale Semiconductor, Inc. from July 2004 to December 2006 and again from July 2007 to November 2009, Arrow Electronics, Inc. from 1984 to 2003 and Polaroid Corporation from 1997 to 2001.

Qualifications Statement:  Mr. Kaufman’s prior service as a senior executive of Arrow Electronics, Inc., including as former Chairman and Chief Executive Officer as well as Chief Operating Officer, together with his experience as a strategy consultant, provides him with extensive knowledge of complex strategic, operational, management, financial and governance issues. This experience brings our Board important knowledge and expertise related to strategic planning, executive compensation, capital raising, financial planning, domestic and international mergers and acquisitions, global procurement and distribution, and human resources and talent management. His more recent experience as a Senior Lecturer at the Harvard Business School also provides him with insight on evolving business development techniques and trends. In addition, Mr. Kaufman brings our Board a wide range of experience, including extensive experience in governance and executive compensation matters, based upon more than 25 years of service on public company boards. With more than 10 years of service on our Board and a number of its committees, Mr. Kaufman also brings to our Board significant institutional knowledge and perspective.

Hansel E. Tookes II, 62, retired from Raytheon Company, a company engaged in defense and government electronics, space and airborne systems, information technology, technical services and business and special mission aircraft, in December 2002. He joined Raytheon in September 1999 as President and Chief Operating Officer of its Raytheon Aircraft Company subsidiary, a commercial, military and regional aircraft manufacturing company. He was appointed Chief Executive Officer of Raytheon Aircraft Company in January 2000 and Chairman in August 2000. He became President of Raytheon International in May 2001. Prior to joining Raytheon in 1999, he served United Technologies Corporation as President of its Pratt & Whitney Large Military Engines Group since 1996. He joined United Technologies Corporation in 1980 and held a variety of senior leadership positions. Mr. Tookes was a Lieutenant Commander and pilot in the U.S. Navy and later served as a commercial pilot with United Airlines.

Mr. Tookes has been a member of our Board since April 2005 and is a member of the Audit Committee and the Business Conduct and Corporate Responsibility Committee.

Mr. Tookes also is a director of BBA Aviation plc (since 2007), Corning Incorporated (since 2001), NextEra Energy, Inc. (since 2005) and Ryder System, Inc. (since 2002). He is also Vice Chairman of the United Negro Fund Special Programs Corporation.

Qualifications Statement: Mr. Tookes’ prior service as a senior executive of large international public aerospace and defense companies, including as Chief Executive Officer, President and Chief Operating Officer of Raytheon Aircraft Company and his prior management and leadership positions at Pratt & Whitney, adds important experience to our Board in terms of operations, manufacturing, regulatory issues, performance excellence, global compliance, business development, technology-driven business environment, accounting and internal controls, and enterprise risk management. He also has extensive experience on large aerospace and defense government projects and the government procurement process, including experience with major U.S. Department of Defense programs, which brings our Board important knowledge and experience in these areas and makes him a valuable strategic advisor to our U.S. Government businesses. His science, engineering and business education and training also have provided him with knowledge and experience relevant to many of our businesses. In addition, he brings to our Board significant and broad public company governance experience, including service on several other public company boards and audit committees.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board of Directors

Our business, property and affairs are managed under the direction of our Board. Members of the Board are kept informed of our business through discussions with the Chairman and officers, by reviewing materials provided to them or requested by them, by visiting our offices and plants and by participating in meetings of the Board and its committees.

Corporate Governance Principles

Our Board has long been focused on and committed to responsible and effective corporate governance. Our Board has adopted Corporate Governance Principles that trace their history to 1960 and that have evolved and been revised over time. Our Corporate Governance Committee is responsible for overseeing the Corporate Governance Principles and reporting and making recommendations to our Board concerning corporate governance matters. Our Corporate Governance Principles address matters including Board composition, director independence, responsibilities of our Lead Independent Director, selection of Board nominees, Board membership criteria, majority voting for directors, director compensation, mandatory retirement, meetings, executive sessions of non-management directors, evaluation of the performance of our Chief Executive Officer, committees, succession planning, director responsibilities, orientation and continuing education, and self-evaluation of the Board and Board committees. A copy of our Corporate Governance Principles is available on the Corporate Governance section of our website at www.harris.com/harris/cg/.

Director Independence

The NYSE listing standards and our Corporate Governance Principles require us to have a board of directors with at least a majority of independent directors. Our Board has, and has had for many years, a substantial majority of independent directors. Our Board has adopted Director Independence Standards to assist in the evaluation of the independence of each of our directors. A copy of our Director Independence Standards is available on the Corporate Governance section of our website at www.harris.com/harris/cg/.

For a director to be considered independent, our Board must affirmatively determine that a director does not have any direct or indirect material relationship with us, other than as a director, that will impair the director’s independence. A director will not be considered independent if, within the preceding three years:

•	the director was an employee, or an immediate family member of the director was employed as an executive officer, of Harris; or

•	the director, or an immediate family member of the director, received more than $120,000 during any twelve-month period in direct compensation from Harris, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service with Harris); except that compensation received by an immediate family member of the director for services as a non-executive employee of Harris need not be considered in determining independence under this test; or

•	the director was affiliated with or employed by, or an immediate family member of the director was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of Harris; or

•	the director, or an immediate family member of the director, was employed as an executive officer of another company where any of Harris’ present executives serve or served on that company’s compensation committee; or

•	the director was an executive officer of or employed by another company (other than a charitable organization), or an immediate family member of the director was employed as an executive officer of such company, that makes payments to, or receives payments from, Harris for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Our Board has determined that the following relationships will not be considered to be material relationships that would impair a director’s independence:

•	if a director of Harris is an executive officer or an employee, or an immediate family member of a director of Harris is an executive officer, of another company that makes payments to, or receives payments from, Harris for property or services in an amount which, in any single fiscal year, does not exceed the greater of (a) $1 million or (b) 2% of the consolidated gross annual revenues of such other company, as applicable; or

•	if a director of Harris or an immediate family member of a director of Harris is an executive officer of another company which is indebted to Harris, or to which Harris is indebted, and the total amount of either company’s indebtedness is less than 2% of the consolidated assets of the company wherein the director or immediate family member serves as an executive officer; or

•	if a director of Harris is an executive officer of another company in which Harris owns a common stock interest, and the amount of the common stock interest is less than 5% of the total shareholders’ equity of such other company; or

•	if a director of Harris, or the spouse of a director of Harris, serves as a director, officer or trustee of a charitable organization, and within the preceding three years, Harris’ discretionary contributions to the organization in any single fiscal year are less than the greater of (a) $1 million or (b) 2% of that organization’s gross annual revenues; or

•	the ownership of Harris shares by a director or a director’s immediate family members.

Pursuant to our Corporate Governance Principles, the Board undertook its annual review of director independence in August 2010, which included a review of the responses of the directors to questions regarding each director’s commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships, and discussions with the directors and nominees. Based upon the NYSE listing standards and our Director Independence Standards, our Board has affirmatively determined in its business judgment that all of our directors (including each nominee for election), with the exception of Mr. Lance, our Chairman, President and Chief Executive Officer, are independent and have no direct or indirect material relationship with Harris, other than as a director, that will impair the director’s independence.

Related Person Transaction Policy

In August 2007, our Board approved a written policy and procedures for the review, approval and ratification of transactions among Harris and our directors, executive officers and their related interests. This policy supplements the conflicts of interest policies set forth in our Standards of Business Conduct and our Directors’ Standards of Business Conduct and our other internal procedures. Under the policy, all related person transactions (as defined in the policy) are to be reviewed by the Corporate Governance Committee. The Corporate Governance Committee may approve or ratify related person transactions if, in its business judgment, it determines that the transaction is in, or is not inconsistent with, the best interests of Harris and its shareholders. This may include situations where we provide or receive products or services to or from related persons on an arm’s-length basis on terms comparable to those provided to or received from unrelated third parties. Any director who participates in or is the subject of an existing or potential related person transaction may not participate in the approval or ratification decision-making process of the Corporate Governance Committee.

Under the policy, and consistent with SEC regulations, a related person transaction is any transaction, arrangement or relationship in which Harris was, is or will be a participant, where the amount involved exceeds $120,000 and in which a related person had, has or will have a direct or indirect material interest. A related person includes any of our directors, nominees for director or executive officers, any person who is known to be the beneficial owner of more than 5% of any class of our common stock, an immediate family member of any person described above and any firm, corporation or other entity controlled by any person described above. The policy requires each director and executive officer annually to complete a questionnaire to identify their related interests and persons, and to notify us of changes in that information. Before entering into a proposed related person transaction, the related person or involved business area of Harris is requested to notify our Secretary of the facts and circumstances of the potential transaction. If the Secretary determines the proposed transaction is a related person transaction, it shall be submitted to the Corporate Governance Committee for review and consideration. A related person transaction entered into without the Corporate Governance Committee’s prior approval will not violate this policy or be unenforceable, so long as the transaction is brought to the Corporate Governance Committee promptly after it is entered into or after it becomes apparent that the transaction is covered by this policy and is ratified by the Corporate Governance Committee.

Based on its holdings reported on a Schedule 13G/A filed with the SEC, Blackrock, Inc. beneficially owned more than five percent of our common stock as of July 30, 2010. Blackrock, Inc. and certain of its affiliates provided asset management services in fiscal 2010 for our Retirement Plan for which participants paid or will pay approximately $212,640.

Board Leadership Structure and
Lead Independent Director

Board Leadership Structure. Our Board’s leadership is currently structured as follows: a combined Chairman of the Board and Chief Executive Officer; a Lead Independent Director with well-defined duties that support the Board’s oversight responsibilities; a robust committee structure comprised solely of independent directors; and an engaged and independent Board that conducts candid and constructive discussions and deliberations. The Board believes that its current leadership structure provides independent board leadership and oversight while also benefiting from having Mr. Lance, our Chief Executive Officer, serve as Chairman of the Board. Mr. Lance’s employment agreement provides that if the Board removes or fails to re-elect Mr. Lance as Chairman of the Board or Chief Executive Officer, he shall be entitled to treat such failure as termination of his employment for “good reason” and would be entitled to a severance payment as described in the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 58. Our independent directors believe that Mr. Lance’s in-depth knowledge of our businesses and its challenges, as well as his extensive understanding of our day-to-day operations and his ability to provide insight and direction on important strategic initiatives, make him well positioned to chair regular Board meetings and to bring key business and stakeholder issues to the Board’s attention. The independence of our Board, together with the Lead Independent Director structure, the ability of independent directors to participate in the agenda-setting process, regularly scheduled executive sessions of independent directors and the directors’ access to management provide appropriate opportunities for oversight, discussion and evaluation of Harris’ decisions and direction. Our Board also believes it is fundamentally wrong to permanently and inflexibly separate or combine the positions of Chairman of the Board and Chief Executive Officer. Our Board believes that its members possess considerable experience and unique knowledge of the challenges and opportunities Harris faces, and therefore, are in the best position to evaluate the needs of Harris and how best to organize the capabilities of our directors and senior management to meet those needs.

Lead Independent Director. In 2003, we created the position of “Presiding Independent Director,” which included the functions of chairing the executive sessions of independent directors and acting as a liaison between our Chairman and independent directors. In 2009, we changed the title of our Presiding Independent Director to “Lead Independent Director” and more formally defined the enumerated duties of the Lead Independent Director position. Our independent directors designate one of our independent Board members to serve as Lead Independent Director, which position is rotated annually among the chairpersons of each of our standing committees. The duties and authority of the Lead Independent Director include: presiding at all meetings of our Board at which our Chairman is not present, including executive sessions of the independent directors; serving as liaison between our Chairman and our independent directors; in consultation with the Chairman, approving the information sent to our Board and the meeting agendas for our Board; in consultation with the Chairman, approving meeting schedules to assure there is sufficient time for discussion of all agenda items; to call meetings of our independent directors; and, if requested by major shareholders, to ensure that he or she is available, when appropriate, for consultation and direct communication consistent with our policies regarding shareholder communications. The designation of a Lead Independent Director is not intended to inhibit communications among the directors or between any of them and the Chairman. For additional information regarding the duties of our Lead Independent Director, see our Corporate Governance Principles and the discussion beginning on page 82.

The position of Lead Independent Director is currently held by Ms. Leslie F. Kenne.

Board Meetings and Attendance

General. In fiscal 2010, our Board held six regular meetings and one special meeting, and the standing committees of our Board met a total of 20 times. Each director attended at least 75% of the meetings of the Board and of those committees of which he or she was a member. All of the directors taken together attended an average of 97% of such meetings of the Board and committees on which they serve.

Attendance at Annual Meetings of Shareholders. We typically schedule a Board meeting in conjunction with our Annual Meeting of Shareholders. In the absence of unavoidable conflict, all Board members are expected to attend the Annual Meeting of Shareholders. All eleven of our Board members attended the 2009 Annual Meeting of Shareholders.

Executive Sessions of Independent Directors

Our Board and its committees meet throughout the year on a set schedule and also hold special meetings and may act by written consent from time to time as appropriate. Executive sessions of independent directors are provided for in the agenda for each regularly scheduled Board meeting. Our Lead Independent Director chairs these executive sessions of independent directors.

Board Committees and Committee Charters

Currently our Board has five standing committees to assist in the discharge of its responsibilities. These committees are the Audit Committee, the Business Conduct and Corporate Responsibility Committee, the Corporate Governance Committee, the Finance Committee, and the Management Development and Compensation Committee. The committees regularly report their activities and actions to the full Board, generally at the next Board meeting following the committee meeting. Our Board has adopted a written charter for each committee, copies of which are available on the Corporate Governance section of our website at www.harris.com/harris/cg/. The charter of each of the Audit Committee, Corporate Governance Committee and Management Development and Compensation Committee complies with the NYSE corporate governance requirements. There are no NYSE requirements with respect to the charters of the Business Conduct and Corporate Responsibility Committee or the Finance Committee. Copies of all such charters and our Corporate Governance Principles also are available to shareholders free of charge upon written request to our Secretary at Harris Corporation, 1025 West NASA Boulevard, Melbourne, Florida 32919. The principal functions of each committee are summarized below.

Audit Committee

The Audit Committee assists our Board in fulfilling its responsibilities to oversee, among other things:

•	The integrity of our financial statements;

•	Our compliance with relevant legal and regulatory requirements;

•	Our independent registered public accounting firm’s qualifications and independence; and

•	The performance of our independent registered public accounting firm and our internal audit function.

The purposes and responsibilities of the Audit Committee also include:

•	Directly appointing, compensating, retaining, terminating and overseeing the work of our independent registered public accounting firm;

•	Pre-approving, or adopting appropriate procedures to pre-approve, all audit services, internal control-related services and non-audit services to be provided by our independent registered public accounting firm;

•	Reviewing and discussing with our independent registered public accounting firm and our management any major issues regarding accounting principles and financial statement presentations, including any significant changes in the selection or application of accounting principles, and major issues concerning the adequacy of our internal controls and any special audit steps adopted in light of any material control deficiencies, and the effect of regulatory and accounting initiatives as well as off-balance sheet structures on our financial statements;

•	Reviewing and discussing the process by which our management assesses and manages exposure to risk, including key credit risks, liquidity risks, market risks, financial risks and operational risks;

•	Reviewing and discussing our earnings press releases, including the use of “pro forma” or adjusted non-GAAP results, and the types of financial information and guidance provided by us; and

•	Reviewing and discussing with our independent registered public accounting firm and our management quarterly and year-end operating results, reviewing our interim financial statements prior to their inclusion in our Quarterly Reports on Form 10-Q, and recommending to our Board the inclusion of our annual financial statements in our Annual Reports on Form 10-K.

Our Board has determined in its business judgment that each member of the Audit Committee is independent within the meaning of the NYSE listing standards, the Sarbanes-Oxley Act of 2002 and related SEC rules and our Director Independence Standards.

Our Board also has determined in its business judgment that each of the members of the Audit Committee satisfies the “financial literacy” requirements of the NYSE and has “accounting or related financial management expertise” and that David B. Rickard, Chairperson of the Audit Committee, satisfies the “audit committee financial expert” criteria, as that term is defined by regulation of the SEC, and is independent of Harris.

The Audit Committee held eight meetings during our fiscal year 2010, including meeting regularly with Ernst & Young LLP and our internal auditors, both privately and with management present.

Business Conduct and Corporate Responsibility Committee

The purposes and responsibilities of the Business Conduct and Corporate Responsibility Committee include:

•	Oversight of our business conduct program and compliance with sound ethical business practices and legal requirements in connection with our business;

•	Oversight of our policies, procedures and programs with respect to environmental, health and safety matters;

•	Reviewing our support of charitable, civic, educational and philanthropic contributions and activities; and

•	Reviewing and acting on, as appropriate, strategic issues and trends relating to corporate citizenship and responsibility, including social, political and public policy issues that may have an impact on our operations, financial performance or public image.

The Business Conduct and Corporate Responsibility Committee held one meeting during our fiscal year 2010.

Corporate Governance Committee

The purposes and responsibilities of the Corporate Governance Committee include:

•	Identifying individuals believed to be qualified to become Board members consistent with criteria approved by our Board, and recommending nominees to stand for election at annual meetings of shareholders or to fill vacancies;

•	Adopting a policy and procedure for consideration of candidates recommended by our shareholders;

•	Developing, implementing and overseeing our Corporate Governance Principles;

•	Developing, reviewing and recommending director compensation, perquisites and benefit plans;

•	Recommending standing committees of our Board and committee assignments;

•	Reviewing the functions of committees of our Board and recommending changes as deemed appropriate;

•	In consultation with the Chairman and Lead Independent Director, setting meeting schedules for our Board and recommending meeting schedules for the Board’s committees;

•	Reviewing and approving related person transactions in accordance with relevant policies;

•	Reviewing and making recommendations to the Board regarding shareholder proposals; and

•	Facilitating our Board’s evaluation of its effectiveness.

For additional information regarding the role of the Corporate Governance Committee and our director compensation process and procedures, including the role of compensation consultants relating to director compensation, see the “Director Compensation and Benefits” section of this proxy statement beginning on page 23.

Our Board has determined in its business judgment that each member of the Corporate Governance Committee is independent under the rules of the NYSE and our Director Independence Standards. The Corporate Governance Committee held four meetings during our fiscal year 2010.

Finance Committee

The Finance Committee is authorized to review periodically our financial position, capital structure, working capital, capital transactions, debt ratings, and bank and lender relationships, and the financial and investment aspects of our benefit plans. The Finance Committee also reviews our dividend policy, capital asset plan and capital expenditures, and share repurchase policy and makes recommendations to our Board relating to such plan or policies. Our Board has determined in its business judgment that each member of the Finance Committee is independent under the rules of the NYSE and our Director Independence Standards. The Finance Committee held two meetings during our fiscal year 2010.

Management Development and Compensation Committee

The purposes and responsibilities of the Management Development and Compensation Committee include:

•	Reviewing and evaluating plans for our management training and development and organizational structure, and recommending to our Board for its approval individuals for election as executive officers and other corporate officers;

•	Overseeing and reviewing our overall compensation philosophy and establishing the compensation, perquisites and other benefits of our officers and management;

•	Reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating his performance in light of those goals, and together with all independent directors of our Board, determining and approving our Chief Executive Officer’s annual salary, cash and equity incentives and other benefits based on this evaluation;

•	Reviewing and approving the use and the terms of employment, separation, severance and change in control agreements and any special arrangements in the event of termination of employment, death or retirement of a corporate officer (together, in the case of our Chief Executive Officer, with all independent directors of our Board);

•	Administering our equity-based compensation plans;

•	Reviewing and discussing the “Compensation Discussion and Analysis” section of this proxy statement with our management and making a recommendation to the Board on the inclusion of the “Compensation Discussion and Analysis” section in this proxy statement; and

•	Having the authority to retain and terminate compensation consultants, including the authority to approve such consultants’ fees and other retention terms.

The Management Development and Compensation Committee has delegated to the Chairman and Chief Executive Officer the authority to make equity grants to employees who are not executive officers. The Management Development and Compensation Committee sets an annual maximum number of shares and options that may be granted by the Chairman and Chief Executive Officer and annually reviews these awards.

For additional information regarding the role of the Management Development and Compensation Committee and our executive compensation process and procedures, including the role of executive officers and compensation consultants in recommending the amount or form of executive compensation, see the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 29.

Our Board has determined in its business judgment that each member of the Management Development and Compensation Committee is independent under the rules of the NYSE and our Director Independence Standards. The Management Development and Compensation Committee held five meetings during our fiscal year 2010.

The Board’s Role in Risk Oversight

The responsibility for the day-to-day management of risk lies with our management and our management continually monitors the material risks facing Harris, including strategic risk, financial risk, operational risk, and legal and compliance risk. We have in place an enterprise risk management (“ERM”) process that, among other things, is designed to identify material risks across Harris with input from each business unit and function. Under this ERM process, which is coordinated through a cross-functional management committee, various material business risks are regularly identified, assessed and prioritized. The top risks to Harris, and any mitigation plans associated with those risks are reported to our Board. In addition, in order to ensure dissemination of information about identified risks to management and throughout Harris, our management ERM committee regularly reports to our senior executives. The ERM process has been reviewed by our Board and is the subject of oversight and regular review by our Audit Committee. Harris also manages risk through numerous controls and processes embedded in our operations and such controls and processes are reviewed from time to time with the Board and/or the relevant committees.

Risk considerations also are raised in the context of a range of matters that are reported by management to our Board or one of its committees for review. For example, elements of risk are discussed by the full Board in presentations concerning Company-wide and business unit annual operating plans, merger and acquisition opportunities, market environment updates and other strategic discussions. Elements of risk related to financial reporting, internal audit, auditor independence and related areas of accounting, law and regulation are reviewed by our Audit Committee. Elements of risks related to various aspects of U.S. and international regulatory compliance, business conduct, social responsibility, environmental matters and export/import controls are reviewed by our Business Conduct and Corporate Responsibility Committee. Elements of risk related to governance issues are reviewed by our Corporate Governance Committee. Elements of risk related to liquidity, financial arrangements, capital structure and our ability to access the capital markets are reviewed by our Finance Committee. The Finance Committee also reviews risks related to our retirement plans and their related investments. Elements of risk related to compensation policies and practices and talent management and succession planning are reviewed by our Management Development and Compensation Committee. Each committee also regularly reports to the full Board.

Committee Membership

The current committee members for each of the five standing committees of our Board of Directors are as follows, with the chairperson listed first:

Management
	Business Conduct and			Development
Audit	Corporate Responsibility	Corporate Governance	Finance	and Compensation

David B. Rickard Lewis Hay III Gregory T. Swienton Hansel E. Tookes II	Leslie F. Kenne Terry D. Growcock Karen Katen Hansel E. Tookes II	Lewis Hay III Thomas A. Dattilo Karen Katen Leslie F. Kenne	Gregory T. Swienton Stephen P. Kaufman David B. Rickard Dr. James C. Stoffel	Stephen P. Kaufman Thomas A. Dattilo Terry D. Growcock Dr. James C. Stoffel

Director Retirement

It is our policy that a director will retire from our Board effective at the end of the month in which he or she reaches age 72. In the event that a director’s 72nd birthday falls within twelve months of the Annual Meeting at which such director would stand for re-election, such director shall not stand for re-election. A director also is expected to tender automatically his or her resignation in the event of retirement or other significant change in status from the employment position held when last elected or appointed to our Board, and our Board then will determine whether such director’s continued Board membership is in the best interest of Harris and our shareholders, free from conflicts of interest and otherwise appropriate.

Communications with Members of our
Board of Directors

General. Shareholders and other interested persons who wish to communicate with a member or members of our Board, including the Lead Independent Director, the chairperson of any standing committee of the Board or the independent directors as a group, may do so by sending an e-mail message to the intended recipient or recipients c/o Corporate Secretary at corporate.secretary@harris.com. Shareholders and others also may write to the intended recipient or recipients, c/o Corporate Secretary, Harris Corporation, 1025 West NASA Boulevard, Melbourne, Florida 32919. Our Secretary will review each such communication and if it is related to the duties and responsibilities of our Board and its committees, it will be forwarded to the appropriate recipient or recipients. Our Board has instructed our Secretary not to forward communications the Secretary deems unduly hostile, threatening, illegal or similarly inappropriate (such as surveys, spam, junk mail, resumes, service or product inquiries or complaints, solicitations or advertisements). Our Secretary will periodically provide our Board a summary of all communications received that were not forwarded to the intended recipient or recipients (other than surveys, spam, junk mail, resumes, service or product inquiries, complaints, solicitations or advertisements), and will make those communications available to any director upon request. The Lead Independent Director or other director in receipt of a communication for which he or she was the intended recipient will determine whether it will be sent to our full Board or a committee. If a communication is determined to be a complaint or concern pertaining to accounting, internal control or auditing matters, it will be handled in accordance with the procedures discussed below under “Accounting, Internal Control or Auditing Matters.”

Accounting, Internal Control or Auditing Matters. Our Audit Committee has established procedures for the receipt, retention and treatment of complaints and concerns regarding accounting, internal control or auditing matters. Any of our employees may communicate concerns about any of these matters to such employee’s supervisor, manager or business standards advisor, or to the Vice President, Internal Audit and Compliance or the Director of Business Conduct or certain other individuals, or on a confidential and anonymous basis by way of e-mail or our toll-free hotline numbers listed on our website and in our Standards of Business Conduct. Other persons with such complaints or concerns may contact our Vice President, Internal Audit and Compliance or Director of Business Conduct at 1025 West NASA Boulevard, Melbourne, Florida 32919. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal control or auditing matters and if it does, it will be handled in accordance with the procedures established by the Audit Committee.

Standards of Business Conduct

All Harris employees, including the Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and other senior financial officers, are required to abide by the Harris Standards of Business Conduct, originally adopted in 1987, to help ensure that our business is conducted in a consistently ethical and legal manner. All directors are required to abide by our Directors’ Standards of Business Conduct. These standards of business conduct form the foundation of a comprehensive business conduct program that includes compliance with all laws, corporate policies and procedures, an open relationship among employees that contributes to good business conduct, and an abiding belief that we should conduct all business dealings with integrity, honesty and responsibility. Our business conduct policies cover many topics, including employment issues, confidentiality, environmental, health and safety, insider trading, corporate opportunities, antitrust, export control, boycotts, government contracts, international business practices, entertainment and gifts, and use of company assets. Employees are required to report any conduct they believe in good faith to be a violation of any of our business conduct policies.

Our Standards of Business Conduct and our Directors’ Standards of Business Conduct are posted on our website at www.harris.com/business-conduct and also are available free of charge by written request to our Director of Business Conduct, Harris Corporation, 1025 West NASA Boulevard, Melbourne, Florida 32919. Any amendment to, or waiver from, our Standards of Business Conduct which is required to be disclosed to shareholders will be posted on our website within four business days following such amendment or waiver.

Director Nomination Process and Criteria,
and Board Diversity

Our Board is responsible for approving nominees to stand for election as directors. The Corporate Governance Committee assists the Board in this process and identifies individuals it believes to be qualified to become Board members and recommends nominees.

It is a long-standing policy of our Board to consider director nominees recommended by shareholders. A shareholder who wishes to recommend a nominee for the Corporate Governance Committee’s consideration must include at least the following information about the proposed nominee: the proposed nominee’s name, age, business or residence address, principal occupation or employment, and the written consent of the nominee to be named in the proxy statement as a nominee and to serve as a director if elected. The required information should be sent to our Secretary at 1025 West NASA Boulevard, Melbourne, Florida 32919. The Secretary will forward properly submitted shareholder-recommended nominations to the Chairperson of the Corporate Governance Committee for consideration at a future Corporate Governance Committee meeting. Individuals recommended by shareholders in accordance with these procedures will be evaluated and considered by the Corporate Governance Committee in the same manner as it evaluates other proposed nominees.

In addition to recommending nominees for consideration to the Corporate Governance Committee, shareholders also may directly propose nominees for consideration at an annual meeting of our shareholders. The requirements and procedures to be followed by shareholders for directly nominating directors are discussed on page 84 under “Shareholder Proposals for the 2011 Annual Meeting of Shareholders.”

The Corporate Governance Committee also has a process for considering, reviewing and evaluating incumbent directors up for re-election. Pursuant to this process, prior to the annual meeting of shareholders at which an individual director’s term will expire, such director meets with our Chairman to discuss participation on our Board and its committees and other relevant matters. Such director also is requested to discuss any concerns or issues regarding continued membership on our Board with the Chairperson of the Corporate Governance Committee. In addition, the Corporate Governance Committee reviews such director’s tenure, experience, contributions, other directorships, attendance record, any changes in employment status and other information it deems helpful in considering and evaluating the director for nomination.

Our Corporate Governance Principles contain Board membership criteria that apply to nominees for a position on our Board. Our Board, based upon the recommendation of the Corporate Governance Committee (which recommendation will be based on the criteria set forth below, regardless of whether the nominee is recommended by shareholders or is identified by the Corporate Governance Committee or otherwise), will select new nominees considering the following criteria:

•	Demonstrated ability and sound judgment that usually will be based on broad experience;

•	Personal qualities and characteristics, accomplishments and reputation in the business community, professional integrity, educational background, business experience and related experience;

•	Willingness to objectively appraise management performance;

•	Current knowledge and contacts in the businesses in which we participate and in our industry or other industries relevant to our businesses, giving due consideration to potential conflicts of interest;

•	Ability and willingness to commit adequate time to Board and committee matters, including attendance at Board, committee and annual shareholder meetings;

•	Compatibility of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of Harris and the interests of our shareholders; and

•	Diversity of viewpoints, background, experience and similar demographics.

Our Board values diversity as a factor in selecting nominees to serve on the Board. Although there is no specific policy on diversity, the Corporate Governance Committee considers the Board membership criteria in selecting nominees for directors, including “diversity of viewpoints, background, experience and similar demographics.” Such considerations may include personal characteristics, functional background, executive or professional experience, and international experience. As a general matter the Board considers diversity in the context of the Board as a whole and takes into account the personal characteristics and experience of current and prospective directors to facilitate Board deliberations and decisions that reflect a broad range of perspectives.

Our Corporate Governance Committee has as a general matter retained a third-party search firm to assist in identifying and evaluating potential nominees, and all of our current independent directors have been identified using this process.

Majority Voting for Directors

Pursuant to our By-Laws and Corporate Governance Principles, the voting standard applicable for the election of our directors in uncontested elections is a majority voting standard. An uncontested election for directors is an election where the number of properly nominated directors does not exceed the number of director positions to be filled. In contested director elections, the plurality standard will apply, which means the nominees receiving the greatest numbers of votes will be elected to serve as directors.

To be elected in an uncontested election under the majority voting standard, a director nominee must receive more “For” votes than “Against” votes. Abstentions and broker non-votes will have no effect in an uncontested election of directors since only votes cast “For” or “Against” a nominee will be counted. If an incumbent director nominee does not receive a greater number of “For” votes than “Against” votes, he or she must promptly tender his or her resignation following certification of the vote. The Corporate Governance Committee shall consider the resignation offer and shall recommend to our Board the action to be taken. Our Board shall take action within 90 days following certification of the vote, unless such action would cause us to fail to comply with NYSE independence or other legal requirements, in which event our Board shall take action as promptly as practicable while continuing to meet such requirements. Our Board also will promptly publicly disclose its decision and the reasons therefor. If our Board does not accept the resignation, the nominee will continue to serve until the next annual meeting for the year in which his or her term expires and until his or her successor shall be duly elected and qualified, or until his or her prior resignation, death or removal. If our Board accepts the resignation, then our Board, in its sole discretion, may fill any resulting vacancy or may chose not to fill the vacancy and to decrease the size of our Board.

The election of directors at the 2010 Annual Meeting of Shareholders is an uncontested election and thus the majority voting standard applies.

DIRECTOR COMPENSATION AND BENEFITS

Our Board compensation program is intended to attract and retain directors with demonstrated ability, integrity, judgment and experience to fulfill their responsibility to oversee management and to develop and oversee the implementation of strategies aimed at creating sustainable long-term value for our shareholders. The program also is intended to recognize the time commitments and liability associated with serving on the board of a public company.

The form and amount of director compensation is periodically reviewed and assessed by the Corporate Governance Committee. The Corporate Governance Committee reviews broad survey data concerning director compensation practices, levels and trends for companies comparable to us in revenue, businesses and complexity, which data is requested by or on behalf of the Corporate Governance Committee from compensation consultants, including Towers Watson & Co. Changes to director compensation, if any, are recommended by the Corporate Governance Committee to our Board for action. Employee directors are not separately compensated for service as a director.

Retainer and Attendance Fees

Directors who are not employees of Harris currently receive the following fees, as applicable, for their services on our Board:

•	$55,000 basic annual cash retainer, payable on a quarterly basis;

•	$10,000 annual cash retainer, payable on a quarterly basis, for service as Chairperson of the Audit Committee;

•	$5,000 annual cash retainer, payable on a quarterly basis, for service as the Chairperson of each standing committee of our Board other than the Audit Committee;

•	$2,000 attendance fee for each meeting or telephonic meeting of our Board; and

•	$2,000 attendance fee for each meeting or telephonic meeting of each standing committee of our Board and for attendance at any other event for or on our behalf.

The cash retainer payable for a quarter is pro-rated, based upon period of service, if a director does not serve on the Board for the entire quarter.

Equity Awards and Deferred Compensation

Under the Harris Corporation 2005 Directors’ Deferred Compensation Plan, as amended (the “Directors’ Deferred Compensation Plan”), on January 1, April 1, July 1 and October 1 of each year, we currently credit each non-employee director’s account with a number of Harris stock equivalent units having a fair market value equal to $26,500 (for an annual rate of $106,000), which amount may be changed from time to time by our Board.

In addition, under the Directors’ Deferred Compensation Plan, prior to the commencement of a calendar year, each non-employee director may make an irrevocable election to defer all or a portion of his or her cash compensation for the subsequent year or years. The Directors’ Deferred Compensation Plan replaced the 1997 Directors’ Deferred Compensation and Annual Stock Unit Award Plan (the “1997 Directors’ Plan”). Effective December 31, 2004 no further deferrals of director compensation were permitted and no further annual awards were made under the 1997 Directors’ Plan.

Amounts deferred at the election of a non-employee director under such plans are invested in investment alternatives that mirror those available under our Retirement Plan or in Harris stock equivalent units based upon the fair market value of Harris common stock on the date of deferral. Such Harris stock equivalent units are equivalent in value to shares of our common stock. A non-employee director may not transfer or reallocate amounts deferred into other investments into Harris stock equivalent units. Amounts credited in Harris stock equivalent units may be reallocated into any other investment alternatives provided director minimum stock ownership guidelines are satisfied. Deferred amounts and investment earnings on such amounts are payable in cash following the non-employee director’s resignation, retirement or death. Each Harris stock equivalent unit is credited with dividend equivalents equal to the dividends paid on our common stock, which are deemed reinvested in additional Harris stock equivalent units on the dividend payment date.

A non-employee director may elect to receive deferred amounts either in a cash lump sum on a date certain within five years after his or her resignation or retirement, or in annual substantially equal cash installments over a designated number of years beginning on a date certain within five years after a director’s resignation or retirement, provided that all amounts are fully paid within ten years after resignation or retirement.

Within 90 days of a change in control and to the extent permitted by Section 409A of the Internal Revenue Code, each non-employee director (or former non-employee director) will receive a lump sum cash payment equal to the then-remaining balance in his or her deferred accounts.

Amounts credited to directors’ accounts in the director deferred compensation plans may be partially or fully funded by a grantor trust, also known as a “rabbi trust.” Following a change in control, we are required to fund such “rabbi trust” in an amount equal to the amounts credited to the directors’ accounts. In all cases, the assets in such trust are subject to the claims of our creditors, and directors are treated as our unsecured general creditors.

Reimbursement, Insurance and Charitable
Gift Matching

We reimburse each non-employee director for travel and out-of-pocket expenses incurred in connection with attendance at Board and committee meetings and other meetings on our behalf and for the costs and expenses of attending director education programs. Spouses or guests are invited occasionally to accompany directors to Board-related events, for which we pay or reimburse travel and related expenses. In addition, we provide each non-employee director with accidental death and dismemberment insurance in the amount of up to $200,000 and business travel insurance of up to an additional $200,000 in the event that he or she is involved in an accident while traveling on business relating to our affairs. We pay the premiums for such insurance, and the total aggregate premiums for coverage for all non-employee directors during fiscal 2010 was $238. We also provide liability insurance coverage for all of our directors and officers.

Non-employee directors may participate in the Harris Foundation charitable gift matching program available to all employees, where the Harris Foundation matches contributions to eligible post-secondary educational institutions and charitable organizations up to an annual maximum of $10,000 per employee or director.

Fiscal 2010 Compensation of Non-Employee Directors

The following table sets forth information regarding compensation paid to each of our non-employee directors for fiscal 2010. We currently do not have a non-equity incentive plan or pension plan for directors.

				Change in
				Pension Value
				and
				Nonqualified
	Fees Earned			Deferred
	or Paid in	Stock	Option	Compensation	All Other
	Cash	Awards	Awards	Earnings	Compensation	Total
Name	$(1)	$(2)	$(3)	$(4)	$(5)	$
Thomas A. Dattilo	$87,000	$106,000	$0	$0	$0	$193,000

Terry D. Growcock	$81,000	$106,000	$0	$0	$9,971	$196,971

Lewis Hay III	$98,000	$106,000	$0	$0	$10,000	$214,000

Karen Katen	$75,000	$106,000	$0	$0	$0	$181,000

Stephen P. Kaufman	$88,000	$106,000	$0	$0	$10,000	$204,000

Leslie F. Kenne	$84,000	$106,000	$0	$0	$0	$190,000

David B. Rickard	$97,000	$106,000	$0	$0	$0	$203,000

Dr. James C. Stoffel	$81,000	$106,000	$0	$0	$1,000	$188,000

Gregory T. Swienton	$94,000	$106,000	$0	$0	$10,000	$210,000

Hansel E. Tookes II	$87,000	$106,000	$0	$0	$0	$193,000

(1)	Amounts shown in the “Fees Earned or Paid in Cash” column reflect total cash compensation paid to each director in respect of fiscal 2010 for Board and committee retainers and meeting fees and include amounts that may have been deferred at the director’s election and credited to accounts in our Directors’ Deferred Compensation Plan.

(2)	Amounts shown under the “Stock Awards” column reflect the aggregate grant date fair value computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC 718”), for fiscal 2010 with respect to the Harris stock equivalent units awarded to each director during fiscal 2010 and credited to each such director’s account under the Directors’ Deferred Compensation Plan as described above. Under ASC 718, the fair value of these stock awards is determined as of the grant date using the closing market price of Harris common stock on the date of grant. On October 1, 2009, January 1, 2010, April 1, 2010 and July 1, 2010, each non-employee director’s account under the Directors’ Deferred Compensation Plan was credited with Harris stock equivalent units having a grant date fair value of $26,500. These amounts reflect our accounting for these stock equivalent unit awards and do not correspond to the actual values that may be realized by the directors.

As of July 2, 2010, our non-employee directors had the following aggregate number of Harris stock equivalent units accumulated in their deferred accounts for all years of service as a director, from deferrals of cash compensation and awards of Harris stock equivalent units, including additional Harris stock equivalent units credited as a result of dividend equivalents earned with respect to such Harris stock equivalent units: Thomas A. Dattilo — 25,966 units; Terry D. Growcock — 12,636 units; Lewis Hay III — 42,549 units; Karen Katen — 63,065 units; Stephen P. Kaufman — 24,303 units; Leslie F. Kenne — 13,923 units; David B. Rickard — 38,774 units; Dr. James C. Stoffel — 16,191 units; Gregory T. Swienton — 51,404 units; and Hansel E. Tookes II — 12,908 units.

(3)	The use of stock options as an element of compensation for our directors was discontinued in December 2004. Options previously awarded to our non-employee directors are nonqualified for tax purposes. Such options were priced using the closing market price of our stock on the date of grant. All such options became fully vested in accordance with their terms on or prior to October 22, 2007. Options granted to non-employee directors expire no later than ten years after the date of grant.

As of July 2, 2010, the following directors held the following aggregate number of outstanding stock options: Thomas A. Dattilo — 5,285; Lewis Hay III — 16,912; Karen Katen — 21,140; Stephen P. Kaufman — 5,285; Leslie F. Kenne — 8,456; David B. Rickard — 16,912; and Dr. James C. Stoffel — 12,684.

(4)	There were no above-market or preferential earnings in our director deferred compensation plans.

(5)	As noted above, non-employee directors may participate in our charitable gift matching program up to an annual limit of $10,000 per director. While our directors participate on the same basis as our employees, SEC rules require that the amount of a director’s participation in a charitable matching program be disclosed. The amounts shown for Messrs. Growcock, Hay, Kaufman, Stoffel and Swienton represent the amount of charitable gift matching payments made during fiscal 2010.

Stock Ownership Guidelines for
Non-Employee Directors

To further align the interests of members of our Board and shareholders, our Board has previously approved stock ownership guidelines for our non-employee directors. In August 2008, on the recommendation of the Corporate Governance Committee, the Board increased the stock ownership guidelines from four times the basic annual cash retainer to five times the basic annual cash retainer. As a result, our directors are expected to own, within five years after election or appointment to our Board, Harris stock or stock equivalents having a minimum value of $275,000 (based upon the current $55,000 basic annual cash retainer). As of September 17, 2010, all of our non-employee directors met the stock ownership guidelines.

Indemnification

We have entered into indemnification agreements with each of our directors and Board-elected officers, including the executive officers named in the Summary Compensation Table on page 46. These agreements require us to indemnify these directors and officers with respect to their activities as a director, officer or employee of Harris, or when serving at our request as a director, officer or trustee of another corporation, trust or other enterprise, against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by them in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to which they are, or are threatened to be made, parties as a result of their service to us.

Under the indemnification agreements, each director or officer will continue to be indemnified with respect to suits or proceedings arising from his or her service to us, even after ceasing to occupy a position as an officer, director, employee or agent of Harris.

OUR LARGEST SHAREHOLDERS

The rules of the SEC require disclosure regarding any persons known to us to be a beneficial owner of more than five percent of our common stock. The following table sets forth as of July 30, 2010 the beneficial ownership of our common stock by each person who has reported to the SEC beneficial ownership of more than five percent of our common stock, based on the reports filed by these persons.

	Amount and
Name and Address of	Nature of	Percent
Beneficial Owner	Beneficial Ownership	of Class

Blackrock, Inc.	13,461,666 (1)	10.37% (1)
40 East 52nd Street New York, NY 10022

(1)	Beneficial and percentage ownership information is based on information contained in Amendment No. 1 to Schedule 13G filed with the SEC on May 10, 2010 by Blackrock, Inc. The schedule indicates that as of April 30, 2010, Blackrock, Inc. had sole voting power over 13,461,666 shares, shared voting power over 0 shares, sole dispositive power over 13,461,666 shares, and shared dispositive power over 0 shares.

SHARES HELD BY OUR DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of shares and equivalent units of our common stock, as of July 30, 2010, by (a) each director, including the nominees for election at the 2010 Annual Meeting, (b) our Chief Executive Officer and each other named executive officer, and (c) all of our directors and executive officers as a group. Except as otherwise noted, the named individual had sole voting and investment power with respect to the securities. As of July 30, 2010, no individual director, nominee for director or named executive officer beneficially owned 1% or more of our common stock. As of July 30, 2010, our directors and executive officers, as a group, beneficially owned 1.80% of our common stock.

	Shares Beneficially Owned
		Shares	Total
		Under	Shares	Stock
	Shares	Exercisable	Beneficially	Equivalent
Name	Owned(1)	Options(2)	Owned(3)	Units(4)

DIRECTORS:
Thomas A. Dattilo	0	5,285	5,285	25,966
Terry D. Growcock	1,021	0	1,021	12,636
Lewis Hay III	0	16,912	16,912	42,549
Karen Katen	10,000	21,140	31,140	63,065
Stephen P. Kaufman	4,000	5,285	9,285	24,303
Leslie F. Kenne	0	8,456	8,456	13,923
Howard L. Lance(5)*	367,391	639,804	1,007,195	6,675
David B. Rickard	0	16,912	16,912	38,774
James C. Stoffel	0	12,684	12,684	16,191
Gregory T. Swienton	0	0	0	51,404
Hansel E. Tookes II	1,000	0	1,000	12,908
NAMED EXECUTIVE OFFICERS:
Robert K. Henry(5)	62,921	176,439	239,360	0
Gary L. McArthur(5)	83,276	135,327	218,603	2,746
Dana A. Mehnert(5)	46,320	53,069	99,389	1,251
Daniel R. Pearson(5)	70,011	95,764	165,775	0
All Directors and Executive Officers, as a group (19 persons)(6)	803,847	1,511,459	2,315,306	313,495

*	Also a named executive officer.

(1)	Includes shares over which the person or members of his or her immediate family hold or share voting and/or investment power and excludes shares listed under the columns “Shares Under Exercisable Options” and “Stock Equivalent Units.” For named executive officers, includes shares owned through our Retirement Plan.

(2)	Includes shares underlying options granted by us that are exercisable as of July 30, 2010, and shares underlying options that become exercisable within 60 days thereafter.

(3)	Represents the total of shares listed under the columns “Shares Owned” and “Shares Under Exercisable Options.”

(4)	For the non-employee directors, this column represents stock equivalent units credited under our 1997 Directors’ Plan and our Directors’ Deferred Compensation Plan discussed above under “Director Compensation and Benefits.” Stock equivalent units deferred under our 1997 Directors’ Plan and Directors’ Deferred Compensation Plan are settled in cash following a director’s resignation, retirement or death, may not be voted and may be reallocated into other investment alternatives as discussed above under “Director Compensation and Benefits.” For the named executive officers, this column includes amounts deferred in the form of stock equivalent units under our Supplemental Executive Retirement Plan (“SERP”), which are settled in cash following, or under certain circumstances prior to, retirement. Stock equivalent units deferred under the SERP may not be voted and may be reallocated into other investment alternatives. Amounts in this column are not included in the “Total Shares Beneficially Owned” column.

(5)	The shares reported as beneficially owned by Mr. Lance and other named executive officers include performance shares and restricted shares for which the performance or restriction period had not expired and as to which the named individuals have sole voting power but no investment power, as follows: Mr. Lance — 149,600 performance shares; Mr. Henry — 9,800 performance shares; Mr. McArthur — 32,300 performance shares and 16,000 restricted shares; Mr. Mehnert — 20,850 performance shares and 12,000 restricted shares; and Mr. Pearson — 26,100 performance shares and 14,000 restricted shares.

(6)	The shares reported as beneficially owned by all directors and executive officers, as a group, include 363,900 performance shares and restricted shares awarded to the executive officers for which the performance or restriction period had not expired and as to which the executive officers have sole voting power but no investment power. No directors or executive officers have pledged any shares of our common stock.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by Harris under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent Harris specifically incorporates this Report by reference therein.

The role of the Audit Committee is, among other things, to assist the Board in its oversight of:

•	The integrity of the financial statements of Harris;

•	Harris’ compliance with applicable related legal and regulatory requirements;

•	The independence and qualifications of Harris’ independent registered public accounting firm; and

•	The performance of Harris’ independent registered public accounting firm and internal audit function.

The Board has determined that, in its business judgment, all members of the Audit Committee are independent within the meaning of the listing standards of the NYSE, the Sarbanes-Oxley Act of 2002 and related rules of the SEC and Harris’ Director Independence Standards.

Harris’ management is responsible for the preparation, presentation and integrity of Harris’ financial statements and the effectiveness of Harris’ system of internal control over financial reporting and disclosure controls and procedures. Management and the Internal Audit department are responsible for maintaining and evaluating appropriate accounting and financial reporting practices and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm for fiscal 2010, Ernst & Young LLP (“E&Y”), is responsible for auditing the consolidated financial statements and expressing an opinion as to whether such financial statements are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States. E&Y also is responsible for auditing the effectiveness of Harris’ internal control over financial reporting. Representatives of E&Y attended all regularly scheduled meetings of the Audit Committee during fiscal 2010. The Audit Committee has met and held discussions with management, the head of Internal Audit and E&Y. The Audit Committee discussed with the internal auditors and E&Y the overall scope of, and plans for, their respective audits and the identification of audit risks. The Audit Committee also met with E&Y, the head of Internal Audit, the Principal Accounting Officer and the Chief Financial Officer, with and without management present, to discuss the results of its examinations, the reasonableness of significant judgments, the evaluations of Harris’ internal control over financial reporting and the overall quality of Harris’ financial reporting. Management has represented to the Audit Committee that Harris’ consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.

In the performance of its oversight function, the Audit Committee has:

•	Reviewed and discussed with management and E&Y Harris’ internal control over financial reporting, including a review of management’s report on its assessment and E&Y’s audit of the effectiveness of Harris’ internal control over financial reporting and any significant deficiencies or material weaknesses;

•	Considered, reviewed and discussed the audited financial statements with management and E&Y, including a discussion of the quality of the accounting principles, the reasonableness thereof, significant adjustments, if any, and the clarity of disclosures in the financial statements, as well as critical accounting policies and other financial accounting and reporting principles and practices;

•	Discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•	Received, reviewed and discussed the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding E&Y’s communications with the Audit Committee concerning independence, and discussed E&Y’s independence with E&Y;

•	Reviewed the services provided by E&Y other than its audit services and considered whether the provision of such other services by E&Y is compatible with maintaining its independence, discussed with E&Y its independence, and concluded that E&Y is independent from Harris and its management; and

•	Reviewed the contents of SEC-required certification statements from the Chief Executive Officer and Chief Financial Officer and also discussed and reviewed the process and internal controls for providing reasonable assurances that the financial statements included in the Harris Annual Report on Form 10-K for the fiscal year ended July 2, 2010 are true in all important respects, and that the report contains all appropriate material information of which they are aware.

In reliance upon the reports, reviews and discussions described in this Report, the Audit Committee has recommended to the Board, and the Board has approved, that the audited financial statements be included in Harris’ Annual Report on Form 10-K for the fiscal year ended July 2, 2010, for filing with the SEC. The Audit Committee also has appointed, and has requested shareholder ratification of, the appointment of E&Y as Harris’ independent registered public accounting firm for the fiscal year ending July 1, 2011.

Submitted on August 27, 2010 by the Audit Committee of the Board of Directors.

David B. Rickard, Chairperson
Lewis Hay III
Gregory T. Swienton
Hansel E. Tookes II

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Compensation Discussion and Analysis section of our proxy statement is intended to help our shareholders understand our overall executive compensation program, objectives, framework and elements and to discuss and analyze the basis for the compensation paid with respect to fiscal 2010 to Howard L. Lance, our Chairman, President and Chief Executive Officer (“CEO”), Gary L. McArthur, our Chief Financial Officer, and Messrs. Henry, Mehnert and Pearson, our three other most highly compensated executive officers for fiscal 2010 (our “named executive officers”), detailed in the Summary Compensation Table on page 46 and in the other tables and narrative discussion that follow.

Overall Philosophy and Objectives of Our
Compensation Program

Harris is an international communications and information technology company serving government and commercial markets in more than 150 countries. We are dedicated to developing best-in-class assured communications® products, systems and services for global markets, including RF communications, government communications and broadcast communications. In fiscal 2010 our annual revenue was approximately $5.2 billion and we have more than 15,800 employees. Our common stock is listed on the New York Stock Exchange.

The overall objective of our executive compensation program is to encourage and reward the creation of sustainable, long-term shareholder value. The following principles provide a framework for our executive compensation program:

•	Alignment with Shareholders’ Interests — We believe executives’ interests are more directly aligned with the interests of our shareholders when compensation programs emphasize an appropriate balance of both short- and long-term financial performance, are impacted by the value of our stock and require ownership of our stock.

•	Competitiveness — To attract qualified executives, motivate performance and retain, develop and reward executives with the abilities and skills needed to build long-term shareholder value, we believe an executive’s total compensation should be competitive and reflect the value of such executive’s position in the market and within Harris.

•	Motivate Achievement of Financial Goals and Strategic Objectives — We believe an effective way to reach our short- and long-term financial goals and strategic objectives is to make a significant portion of an executive’s overall compensation dependent on the achievement of such goals and objectives and on the value of our stock. Additionally, we believe the portion of an executive’s total compensation that varies with performance should be a function of the executive’s responsibilities and ability to influence results. As an executive’s responsibility increases, so should the amount of performance-based, at-risk compensation.

•	Reward Superior Performance — We believe that while total compensation for an executive should be both competitive and tied to achievement of financial goals and strategic objectives, performance that exceeds target should be appropriately rewarded.

Fiscal 2010 Compensation Elements
Affected by Economic Conditions

The global economic crisis that commenced in the first half of our fiscal 2009 and continued to spread into our fiscal 2010 resulted in significant economic uncertainty for many of our businesses. As a result of this uncertainty, our management responded with initiatives, decisions and Company-wide actions intended to preserve our financial and competitive position. Such decisions included not increasing base salary levels for virtually all of our employees, including our named executive officers. In addition, fiscal 2010 annual incentive compensation targets for all manager-level employees and executive officers were also maintained at the fiscal 2009 levels. Based upon improvements in the outlook for our business as fiscal 2010 progressed, the base salary freeze for employees, other than senior management and executive officers, was lifted in January 2010. These decisions and actions also impacted our fiscal 2010 executive compensation process as further discussed below.

Our Executive Compensation Process

The philosophy, objectives, elements, policies and practices of compensation for our executive officers are set by the Management Development and Compensation Committee of our Board (the “Compensation Committee”). In approving compensation levels, individual objectives and financial targets for our named executive officers, the Compensation Committee reviews the relationship between our executive compensation program and the achievement of our financial goals and strategic objectives, with an emphasis on creating a “pay for profitable growth” environment.

The Compensation Committee has the authority to retain compensation consultants and other advisors to assist in fulfilling its duties and responsibilities. In recent fiscal years, the Compensation Committee has directly retained Pearl Meyer & Partners, an independent executive compensation consulting firm, to provide objective analysis, advice and information, including competitive market data, to the Compensation Committee related to CEO compensation and the compensation of other executive officers. Pearl Meyer & Partners performs services at the direction and under the supervision of the Compensation Committee and does not provide any other services to Harris. As a result of the business conditions and economic uncertainties noted above, at the start of fiscal 2010, the Compensation Committee, and in the case of Mr. Lance, the independent directors of our Board, determined that neither our CEO nor any of our other executive officers would receive a base salary increase or an increase in annual cash incentive compensation targets for fiscal 2010. In conjunction with that decision, the Committee did not engage Pearl Meyer & Partners with respect to compensation analysis or decisions relating to fiscal 2010 compensation for our CEO or any of our other executive officers. The Compensation Committee has again retained Pearl Meyer & Partners to provide analysis, advice and information, including competitive market data, to the Compensation Committee related to CEO compensation and the compensation of other executive officers for fiscal 2011.

For fiscal 2010, our management utilized the services of Hewitt Associates LLC to provide competitive market data and executive compensation plan analysis and advice.

The Compensation Committee considers recommendations from our CEO in making decisions regarding our executive compensation program and the compensation of our other executive officers. As part of the annual compensation planning process, our CEO recommends targets for our incentive compensation programs. Following an annual performance review process, our CEO also recommends specific compensation for our other executive officers, including base salary adjustments and incentive and equity awards. Our CEO also presents to the Compensation Committee his evaluation of each such executive officer’s contributions during the previous year, including strengths and development needs, and reviews succession plans for each of the executive positions.

After input from our CEO, as well as from Pearl Meyer & Partners and the assessment of compensation trends and competitive market data, the Compensation Committee determines what changes, if any, should be made to the executive compensation program and sets the level of compensation for our executive officers, other than our CEO. As part of this process, the Compensation Committee reviews each executive officer’s three-year compensation history, including base salary, annual cash incentive and equity awards and also reviews the types and levels of other benefits such as change in control severance agreements, retirement plans and perquisites. In the case of our CEO, the review and final compensation decisions are made by the independent directors of our Board, giving due consideration to the Compensation Committee’s recommendations.

In setting the levels of compensation at the start of the fiscal year, the Compensation Committee also establishes the short- and long-term financial measures, weighting and targets for performance-based, at-risk compensation. For our CEO, such measures, weighting and targets are established by the independent directors of our Board, giving due consideration to the Compensation Committee’s recommendations. The specific financial measures, weighting and targets are intended to encourage and reward the creation of sustainable, long-term value for our shareholders and are aligned with our Board-approved, long-term strategic growth plan and our annual operating plan.

At the end of each fiscal year, the independent directors of our Board meet in executive session without the CEO present under the leadership of the Chairperson of the Compensation Committee to conduct a performance review of our CEO. During such review, the directors evaluate the CEO’s achievement of agreed-upon objectives established at the start of the fiscal year, our overall performance, the CEO’s personal self-evaluation of his effectiveness over the past fiscal year and other accomplishments. At the end of the fiscal year, the Compensation Committee also receives a specific compensation recommendation from our CEO for the other executive officers, which recommendation is based upon an assessment of each executive’s performance, achievement of objectives established at the start of the fiscal year for the executive and his or her business unit or organization within the company, contribution to our performance and other accomplishments.

While compensation levels may differ among our named executive officers based upon competitive factors and the role, responsibilities and performance of each named executive officer, there are no material differences in our compensation policies or the manner in which total direct compensation opportunity is determined for any of our named executive officers. The material elements of our executive compensation program applicable to our named executive officers also apply to our other executive officers.

Competitive Considerations

Each element of our executive compensation program is addressed in the context of competitive practices. In general, the Compensation Committee sets total target compensation for our CEO and other executives to approximate the 40th to 60th percentile of our comparison group. While the Compensation Committee reviews survey data, it uses discretion in setting an executive’s compensation after considering experience, position, tenure and contributions. For fiscal 2009, the Compensation Committee engaged Pearl Meyer & Partners to assess the composition of our comparison group, median pay levels for our CEO and other executive officers, the competitive position of the compensation for our CEO and other executive officers and the mix and elements of such compensation. Given the decision not to increase base salary or annual incentive targets above fiscal 2009 levels, this analysis was not requested by the Compensation Committee in establishing fiscal 2010 target compensation levels. The comparison group used for our CEO and other executive officers consists of companies with one or more of the following attributes: business operations in the markets in which we participate; similar revenue and market capitalization; and businesses that compete with us for executive talent. For fiscal

2009, the comparison group consisted of the following 22 companies:

• Agilent Technologies, Inc.	• Molex Incorporated
• Alliant Techsystems Inc.	• NCR Corporation
• AMETEK, Inc.	• Oshkosh Corporation
• Amphenol Corporation	• Pitney Bowes Inc.
• Applied Materials, Inc.	• Precision Castparts Corp.
• Diebold, Incorporated	• Rockwell Automation, Inc.
• DRS Technologies, Inc.	• Rockwell Collins, Inc.
• Goodrich Corporation	• SAIC, Inc.
• ITT Corporation	• Spirit Aerosystems Holdings, Inc.
• Juniper Networks, Inc.	• Thomas & Betts Corporation
• L-3 Communications Holdings, Inc.	• Unisys Corporation

The Compensation Committee reviews the composition of the comparison group used for assessing the compensation for our CEO and other executive officers on an annual basis and makes changes it determines are appropriate based on changes to the attributes of each such company and whether it continues to make its compensation data available. Pearl Meyer & Partners, our CEO and management provide input to the Compensation Committee as to changes to the attributes of companies in the comparison group.

Elements of Our Compensation Program

During fiscal 2010, the compensation program for our executive officers consisted of the following elements:

•	base salary;

•	annual cash incentive opportunities;

•	equity-based long-term incentives, including stock options, performance shares, performance share units and in certain limited instances, restricted stock;

•	health, welfare and other personal benefits;

•	limited perquisites; and

•	change in control, severance, retirement and other post-employment pay and benefits.

The Compensation Committee believes that the elements of our executive compensation program are competitive and further our objectives of motivating achievement of our short- and long-term financial goals and strategic objectives, rewarding superior performance and aligning the interests of our executives and shareholders. We do not have a formal policy relating to the mix among the various elements of our compensation program. However, we believe the more responsibility an executive has, the greater the amount of overall compensation that should be performance-based, at-risk compensation.

Named Executive Officer Fiscal 2010 Target Direct Compensation Mix

The following bar graphs set forth, for our CEO and for our other named executive officers on average, respectively, the percentage of fiscal 2010 total target direct compensation represented by each major element of target direct compensation, indicating the percentage of fiscal 2010 target direct compensation that was at risk in the form of performance-based awards and equity awards. Total direct compensation does not include other benefits such as retirement benefits, severance benefits or perquisites. The percentages are based upon the fiscal 2010 target levels for each element at the time of approval. A description of the valuation and how each major element is determined is discussed below.

Base Salary and How Base Salary is
Determined

We provide executives with a base salary for services rendered during the year. The Compensation Committee reviews executive base salaries on an annual basis as well as any time there is a substantial change in an executive’s responsibilities or in market conditions. The Compensation Committee generally targets an executive officer’s base salary to be within ten percent below or ten percent above the median of the market for base salaries for comparable positions at companies in our comparison group. However, the specific base salary for an executive also is influenced by the executive’s experience, position, changes in responsibilities, tenure and contributions, individual performance, and by current market conditions and our outlook.

In general, executive officers with higher levels of responsibility have a lower percentage of their compensation fixed as base salary and a higher percentage of their compensation at risk. Information regarding base salaries in fiscal 2010 is set forth in the Summary Compensation Table on page 46 under the “Salary” column.

Annual Cash Incentive Pay and How Annual
Cash Incentive Pay is Determined

Annual Incentive Plan

Under the Harris Corporation 2005 Annual Incentive Plan, which was approved by our shareholders in October 2005, at the start of each fiscal year the Compensation Committee sets an annual cash incentive compensation target for each executive officer and recommends to the independent directors of our Board the target to set for our CEO. The Compensation Committee and independent directors of our Board, as applicable, also establish specific financial performance measures and targets at the start of each fiscal year, including the relative weighting and thresholds, as well as individual performance objectives for each executive officer for payouts under our Annual Incentive Plan. In certain instances, financial performance targets are adjusted by the Compensation Committee, and in the case of Mr. Lance, the independent directors of our Board, to take into account items determined not to be reflective of normal, ongoing business operations. The Compensation Committee believes the annual cash incentive motivates our executives to focus on achieving or exceeding the fiscal year financial performance targets and individual objectives.

Our CEO’s fiscal 2010 annual cash incentive compensation was subject to a maximum set by the independent directors of the Board at the start of the fiscal year based upon an earnings per share (“EPS”) target. The EPS target was used to assist in meeting the requirements of Section 162(m) of the Internal Revenue Code. The actual amount of Mr. Lance’s fiscal 2010 annual cash incentive compensation was based upon actual performance for the year compared with financial performance targets and individual objectives established at the start of the fiscal year.

•	Determination of Participant Incentive Compensation Targets — Annual cash incentive compensation targets are set for our named executive officers at the beginning of each fiscal year using the comparison group data as a reference point where available for a comparable position, or broad survey data. As discussed above, as a result of business conditions, the global recession and economic uncertainties, none of our executive officers received an increase in fiscal 2010 annual cash incentive targets from the fiscal 2009 levels. Annual cash incentive opportunities provide executives the potential to achieve total cash compensation above the target if our financial performance is above target. However, there is downside risk if our financial performance is below target. Annual payouts can range from zero to 200 percent of target compensation depending on our financial performance and named executive officer performance against individual objectives.

•	Financial Performance Measures, Targets and Weighting — Annual cash incentives for fiscal 2010 were based upon Harris’ overall revenue and operating income and, for operating segment executives, the applicable business segment’s revenue and operating income. Each such measure was equally weighted. As a general principle, we seek to establish financial performance targets that are both challenging and achievable. They are set at levels believed to require significant effort on the part of the executives, yet they also represent a reasonable expectation of performance based upon the markets in which we participate.

For each financial performance measure, there is no payout for performance below the threshold. For fiscal 2010, the threshold to receive a payment for the revenue performance measure was 80% of target performance. Based upon the economic uncertainty discussed above, the threshold to receive a payment for the applicable operating income performance measure was reduced by the Compensation Committee from 80% in fiscal 2009 to 50% in fiscal 2010. Payout calculations established at the start of fiscal 2010 were based upon the following table:

	Operating
	Income	Revenue
% of Target Financial Performance	Payout %	Payout %

Below 50%	0%	0%
50%	25%	0%
80%	50%	50%
90%	80%	80%
100%	100%	100%
110%	125%	125%
125% and above	200%	200%

2010 Annual Cash Incentive Awards for Named Executive Officers

Fiscal 2010 approved financial performance measures, targets and weighting, annual cash incentive compensation targets and actual annual cash payouts, which also reflect an assessment of individual objectives, for the named executive officers under our Annual Incentive Plan were as follows:

			Participant’s
			Annual		Actual
			Incentive	Actual Annual	Payout
Named	Fiscal 2010 Financial Performance		Plan	Cash Incentive	as a % of
Executive	Measures, Targets and		Compensation	Compensation	Compensation
Officer	Weighting		Target	Payment	Target
Howard L. Lance	• Revenue-$5,000 million	50%
Chairman, President and CEO	• Operating income-$770 million	50%	$1,155,000	$1,690,000	146%

Gary L. McArthur	• Revenue-$5,000 million	50%
Senior Vice President and Chief Financial Officer	• Operating income-$770 million	50%	$360,000	$527,000	146%

Robert K. Henry	• Revenue-$5,000 million	50%
Executive Vice President and Chief Operating Officer*	• Operating income-$770 million	50%	$505,000	$739,000	146%

Dana A. Mehnert	• RF Communications	50%
Group President, RF	Revenue-$1,873 million
Communications	• RF Communications Operating income-$502 million	50%	$250,000	$409,000	164%

Daniel R. Pearson	• GCS revenue-$2,827 million	50%
Group President, Government Communications Systems (“GCS”)*	• GCS operating income-$339 million	50%	$300,000	$335,000	112%

*	Mr. Henry relinquished his position as Chief Operating Officer on June 1, 2010 and retired from Harris in September 2010. Mr. Pearson became our Executive Vice President and Chief Operating Officer on June 1, 2010.

These financial performance measures and targets represent internal measurements of performance, and, while the calculations are based upon our financial results calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), our results may be adjusted by the Compensation Committee to take into account items determined not to be reflective of normal, ongoing business operations. The Compensation Committee has adopted guidelines in making specific decisions for these purposes on which items to include or exclude from our financial results, including that any adjustment must be objectively measurable under GAAP.

In addition to incentives payable under our Annual Incentive Plan, annual cash incentive opportunity also includes amounts payable under the broad-based Performance Reward Plan which is described on page 36. Under our Performance Reward Plan, the target payment was 3.5% of eligible compensation if we achieved operating income of $770 million.

For purposes of calculations under our Annual Incentive Plan and Performance Reward Plan, the Compensation Committee adjusted Harris’ fiscal 2010 operating income results to exclude charges and expenses related to acquisitions. In addition, the Compensation Committee adjusted Harris’ fiscal 2010 revenue results to also exclude the revenue from acquisitions completed during fiscal 2010.

Mr. Mehnert’s operating income performance measure target for our RF Communications segment was adjusted by the Compensation Committee to exclude charges and expenses related to the acquisition of the Public Safety and Professional Communications business from Tyco Electronics.

Mr. Pearson’s financial performance measure targets for our Government Communications Systems segment were adjusted by the Compensation Committee to exclude charges and expenses related to acquisitions and to exclude the revenue from acquisitions completed during fiscal 2010.

Results and adjusted fiscal 2010 financial performance measure results and targets were as follows:

Adjusted Financial Performance
Financial Performance Measures	GAAP Results	Measure Results	Target
Revenue	$5,206 million	$5,170 million	$5,000 million
Operating Income	$913 million	$937 million	$770 million
RF Communications Revenue	$2,067 million	$2,067 million	$1,873 million
RF Communications Operating Income	$707 million	$726 million	$502 million
Government Communications Systems Revenue	$2,688 million	$2,721 million	$2,827 million
Government Communications Systems Operating Income	$337 million	$366 million	$339 million

Annual incentive payouts under our Annual Incentive Plan for the named executive officers were subject to an upward or downward adjustment. For fiscal 2010, annual incentive payouts under our Annual Incentive Plan for the named executive officers, as calculated based upon the financial performance measures adjusted results, were adjusted from 0 to 5% higher. The adjustments made were approved by the Compensation Committee based upon an assessment of individual performance versus the pre-established individual objectives.

The annual cash incentive payouts under our Annual Incentive Plan in respect of fiscal 2010 are also set forth in the note to the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 46.

Broad-based Profit Sharing Plans

We maintain broad-based annual cash incentive plans, available to most of our U.S.-based employees who have at least one year of service on the last day of our fiscal year. Our executive officers participate in our broad-based “Performance Reward Plan.” Under this plan, if we are profitable, we will make a cash payment equal to a minimum of 2% up to a maximum of 6% of an employee’s eligible compensation. The actual payment is based upon our performance against financial targets. For fiscal 2010, the target payout was 3.5% of an employee’s eligible compensation if we achieved operating income of $770 million. For amounts of an employee’s eligible compensation above the social security wage base, the payment is increased up to an additional 5.7% of such eligible compensation above the social security wage base. Based upon the operating income results, as adjusted by the Compensation Committee in the same manner as discussed above regarding our Annual Incentive Plan, the maximum payout of 6.0% of eligible compensation plus an additional 5.7% of eligible compensation above the social security wage base was approved for fiscal 2010 under our Performance Reward Plan. Participants may elect to defer either half or all of the payment into the Retirement Plan or our SERP. The amounts earned by our named executive officers under our Performance Reward Plan in respect of fiscal 2010 are set forth in the note to the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 46.

Long-Term Compensation —
Equity Incentives and How Long-Term
Compensation is Determined

We provide long-term incentives through a combination of stock options and performance share awards. The long-term compensation elements of our executive compensation program are designed to motivate our executives to focus on achievement of our long-term financial goals and strategic objectives. The Compensation Committee awards different types of equity compensation because it believes that each type rewards shareholder value creation in a different way. Although the value of all forms of equity-based compensation is directly impacted by both increases and decreases in the price of our common stock, performance share grants motivate our executives to achieve our multi-year financial and operating goals because the number of shares ultimately earned depends upon the level of our performance over a three-year period. Under such grants, each new fiscal year begins a new three-year performance cycle for which the Compensation Committee establishes financial performance targets and award targets. Stock option grants motivate our executives to increase shareholder value because the options only have value to the extent the price of our common stock on the date of exercise exceeds the stock price on the grant date, and thus compensation is realized only if our stock price increases over the term of the award. Equity awards also are intended to retain executives, encourage share ownership and maintain a direct link between our executive compensation program and the value and appreciation in value of our stock.

Equity Compensation Mix

In determining the appropriate mix of equity compensation elements, the Compensation Committee considers the mix of such elements at competitors and our comparison group, the retention value of each element and other factors important to us, including tax and accounting treatment, and the recommendation of the Compensation Committee’s independent compensation consultant. The total value of long-term compensation for our executive officers is typically set by reference to a multiple of such executive officers’ base salaries, which equity-based multiple is assessed using our comparison group. For fiscal 2010, the Compensation Committee targeted that approximately 50% of the value of long-term equity incentive opportunity at the time of award would be allocated as stock options and 50% of the value would be allocated as performance shares. This was the same target mix that was approved by the Compensation Committee for fiscal 2009 long-term equity compensation. However, at the start of fiscal 2010, in anticipation of Mr. Henry’s possible retirement, the Compensation Committee determined to allocate 100% of Mr. Henry’s long-term equity compensation in the form of stock options. The number of stock options and performance shares awarded to the named executive officers in fiscal 2010 was determined based upon the 60-day average closing market price of our common stock prior to the grant date, which was $29.85 per share. This average price compares to the actual closing market price on the grant date of $35.04 per share, which serves as the basis for the calculation of amounts presented for 2010 in the Stock Awards and Options Awards columns of the Summary Compensation Table on page 46.

Stock Options

Stock options granted to our named executive officers and other employees during fiscal 2010 were made pursuant to our Harris Corporation 2005 Equity Incentive Plan, which was approved by our shareholders in October 2005. Stock option grants made in fiscal 2010 have the following terms:

•	An exercise price equal to or greater than the closing price of our stock on the date of grant;

•	Vest in equal installments of one-third on the first anniversary of the grant date, an additional one-third on the second anniversary and the final one-third on the third anniversary;

•	Expire 10 years from the grant date; and

•	Vesting accelerates upon a change in control or other events as discussed below.

A listing of the stock options granted to our named executive officers in fiscal 2010 and information relating to the terms and conditions of such stock options appears in the Grants of Plan-Based Awards in Fiscal 2010 Table on page 49 and the related notes. For additional information relating to the terms and conditions of stock options, see the notes to the Outstanding Equity Awards at 2010 Fiscal Year End Table on page 51.

Without the approval of a majority of the votes cast at a meeting of our shareholders, stock options granted by us may not be repriced, replaced, regranted through cancellation or modified by us, other than in connection with a change in our capitalization, including spin-offs, if the effect thereof would be to reduce the exercise price of such stock options.

Performance Share Awards

Financial performance measures for performance shares granted in fiscal 2010 covering the three-year performance period of fiscal 2010 through fiscal 2012 include the achievement of targets, weighted equally, for three-year cumulative operating income for the fiscal 2010-2012 period and average annual return on invested capital. The Compensation Committee also reviews our performance over the three-year period compared with the Standard and Poor’s 500 index and may adjust the payout based on this review of our relative performance. The actual performance share award payout with respect to fiscal 2010 grants can range from 0% to 200% of the target number of performance shares or units. The Compensation Committee believes that the focus on operating income and return on invested capital financial performance measures should improve earnings and capital management over the long term and that such measures motivate financial performance that management can influence directly. For additional information relating to the terms and conditions of performance shares, see the notes to the Grants of Plan-Based Awards in Fiscal 2010 Table on page 49 and the notes to the Outstanding Equity Awards at 2010 Fiscal Year End Table on page 51.

For fiscal 2010, the Compensation Committee, and with respect to Mr. Lance, the independent directors of our Board, approved the grant of performance shares to our named executive officers for the three-year performance period covering fiscal years 2010 through 2012 as set forth in the Grants of Plan-Based Awards in Fiscal 2010 Table on page 49 and related notes.

In August 2010, the Compensation Committee, and for Mr. Lance, the independent directors of our Board, determined the payout of performance shares for the three-year performance period covering fiscal years 2008 through 2010. Financial performance measures for awards made in fiscal 2008 for the fiscal 2008-2010 performance period were three-year cumulative Earnings Before Interest and Taxes (“EBIT”) and average return on invested capital for each fiscal year of such period. Such measures were equally weighted. In determining the performance share award payouts for the fiscal 2008-2010 performance period, the financial performance targets and our actual results were adjusted by the Compensation Committee, and in the case of Mr. Lance, the independent directors of our Board. The fiscal 2010 EBIT target was adjusted to exclude the financial impact of Harris Stratex Networks, our former majority-owned publicly-traded subsidiary that was spun-off on May 27, 2009, and to include acquisition related income based upon Harris management forecasts for the acquired businesses. The results were adjusted in substantially the same manner as the adjustments under our Annual Incentive Plan for our financial results for the fiscal years in the fiscal 2008-2010 performance cycle, except that the results were adjusted to eliminate 50% of the fiscal 2009 goodwill impairment charge for our Broadcast Communications segment. These adjustments were made in accordance with the same guidelines for annual cash incentive compensation awards adopted by the Compensation Committee as discussed above. As adjusted, the three-year cumulative EBIT financial performance measure result on which performance was measured for purposes of the fiscal 2010 performance share payout was $2.375 billion, or approximately 99% of the $2.389 billion adjusted target. Also, as adjusted, the average return on invested capital financial measure result on which performance was measured for purposes of the fiscal 2010 performance share payout was 19.2%, which was higher than the 13.0% target set at the start of fiscal 2008. Our average EBIT growth and return on invested capital performance approximated the 67th and 71st percentile compared to the Standard and Poor’s 500 and Midcap 400 indices. The Compensation Committee determined that such results warranted a payout at 125% of target. See the Option Exercises and Stock Vested in Fiscal 2010 Table on page 53 and related notes for additional information regarding these payouts for our named executive officers.

Restricted Stock

As part of long-term incentive compensation, the Compensation Committee also may grant shares of restricted stock primarily to facilitate retention and succession planning and as a mechanism to replace the value of equity awards that may have been forfeited as a result of leaving a former employer. The restrictions typically expire at the end of a three year period. The restrictions provide that the shares may not be sold or otherwise transferred, and the shares will be immediately forfeited in the event of the recipient’s termination of employment for any reason other than death, disability or retirement; provided that for restricted shares granted after June 28, 2008 the Compensation Committee may determine otherwise in its discretion in the event of involuntary termination for other than misconduct. In fiscal 2010, the Compensation Committee approved the grant of restricted shares to Messrs. Mehnert and Pearson primarily for retention purposes. For further information related to restricted stock granted to our named executive officers in fiscal 2010, see the Grants of Plan-Based Awards in Fiscal 2010 Table on page 49 and Outstanding Equity Awards at 2010 Fiscal Year End Table on page 51 and related notes.

Recovery of Executive Compensation
(“Clawback”)

Our executive compensation program permits us to recover all or a portion of any performance-based compensation if our financial statements are restated as a result of errors, omissions or fraud. The amount which may be recovered shall be the amount by which the affected compensation exceeded the amount that would have been payable had the financial statements been initially filed as restated, or any greater or lesser amount that the Compensation Committee or our Board shall determine. In no case shall the amount to be recovered by us be less than the amount required to be repaid or recovered as a matter of law. Recovery of such amounts by us would be in addition to any actions imposed by law, enforcement agencies, regulators or other authorities.

Treatment of Incentive Awards Upon
Change in Control

Under our Annual Incentive Plan and equity incentive plans, upon a change in control and irrespective of employment status:

•	Annual incentive awards are fully earned to be paid out promptly following the change in control or, in certain instances following the end of the fiscal year, in each case at not less than the target level;

•	All options immediately vest and become exercisable;

•	All performance shares and performance share units are deemed fully earned and fully vested immediately and are to be paid out at the end of the applicable performance period at not less than the target level, subject to accelerated pay-out or forfeiture in certain circumstances;

•	All restricted shares immediately vest; and

•	All restricted stock units immediately vest and will be paid as soon as practicable but no later than 60 days following the change in control, or in certain events, promptly following the expiration of the initial restriction period.

Information regarding severance payments and obligations to named executive officers for termination of employment following a change in control is set forth below in the “Change in Control Severance Agreements” section of this Compensation Discussion and Analysis and the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 58.

Post-Employment Compensation

Severance Arrangements

As a general matter, most of our employees are “employees at-will” and only a limited number of our executive officers have contracts requiring us to pay amounts to them upon termination of employment. Mr. Lance’s employment and payments upon termination of employment are governed by an employment letter agreement discussed below. While Messrs. McArthur, Henry, Mehnert and Pearson do not have severance agreements, we have a long-standing practice of providing severance compensation for terminating an executive’s employment other than for cause. The specific amount may be based upon the relevant circumstances, including the reason for termination, length of employment and other factors.

We also have a severance plan for all full-time, U.S.-based employees who are terminated as a result of a reduction-in-force. Amounts payable under this plan are based upon length of service.

Employment Agreement with our CEO

We are party to a letter agreement with Mr. Lance that provides for his continued employment as our CEO and President and his continued service as a director and as Chairman of the Board. The agreement provides for certain benefits in the event Mr. Lance’s employment is terminated by us without “cause” or by Mr. Lance for “good reason” (as defined in the agreement). Obligations in the event of a termination following a change in control will be governed by Mr. Lance’s change in control severance agreement. The Compensation Committee and the independent directors of our Board approved Mr. Lance’s employment agreement in the belief that such agreement assists in retaining Mr. Lance’s valued service. In addition, Mr. Lance’s agreement also binds Mr. Lance to certain non-compete and non-solicitation undertakings which are valuable to us.

Change in Control Severance Agreements

Each of our Board-elected corporate officers, including the named executive officers, is party to a change in control severance agreement with us. We believe that such agreements align the interests of our officers and shareholders during the period of an actual or rumored change in control and also are necessary in some cases to attract and retain executives. Under these agreements, our officers are provided with severance benefits in the event the officer’s employment is terminated without “cause,” or by the officer for “good reason,” within two years following a change in control. These agreements are designed so that benefits are provided only if there is both a change in control and a termination of employment, a “double-trigger.” Such severance benefits are designed to preserve the focus and productivity of our officers, avoid disruption and prevent attrition during a period of uncertainty. These agreements also are believed to facilitate the objectiveness of an executive’s assessment of a potential transaction that may be in our shareholders’ best interests notwithstanding the potential negative impact of a transaction on an executive’s future employment.

If triggered, the lump-sum severance benefit payable under the change in control severance agreement equals the sum of: (a) the executive’s unpaid base salary through the date of termination, a pro-rated annual bonus (as determined under the change in control severance agreement), any unpaid accrued vacation pay and, to the extent permitted under Section 409A of the Internal Revenue Code, any other benefits or awards which have been earned or become payable pursuant to the terms of any compensation plan but which have not been paid to the executive; and (b) a multiple of one to three times the executive’s highest annual rate of base salary during the 12-month period prior to the date of termination plus a multiple of one to three times the greatest of the executive’s highest annual bonus in the three fiscal years prior to the change in control, the executive’s target bonus for the year during which the change in control occurs or the executive’s target bonus for the year in which the executive’s employment is terminated. Payment multiples are three times salary and bonus for Messrs. Lance and Henry, which for Mr. Lance was agreed upon in his employment letter agreement, and two times salary and bonus for Messrs. McArthur, Mehnert and Pearson. The change in control severance agreements entered into by our executive officers prior to April 22, 2010, including the change in control severance agreement with each of our named executive officers, also provide for a tax gross-up payment to the executive in the event that payment of any severance benefits is subject to excise taxes imposed by the IRS on “parachute payments” under Section 4999 of the Internal Revenue Code. All other applicable taxes remain the responsibility of the officer.

The Compensation Committee annually reviews the terms of the change in control severance agreements and potential compensation and payouts resulting from a potential change in control in light of competitive practices and market trends. In April 2010, our Compensation Committee determined that any new or materially modified change in control severance agreements entered into with executive officers will not provide for any tax gross-ups of excise taxes. The Compensation Committee has determined, in its business judgment, that the substantive terms of these severance agreements are competitive and reasonable.

A description of the material terms of the change in control severance agreements and Mr. Lance’s employment letter agreement, as well as a summary of potential payments upon termination or a change in control for our named executive officers, is set forth in the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 58.

Retirement Programs

Retirement Plan

We maintain a Retirement Plan, which is a tax-qualified, defined contribution retirement plan available to most of our U.S.-based employees. Subject to applicable Internal Revenue Code limits, employees may generally contribute up to 25% of eligible compensation, with named executive officers and other highly compensated employees limited to contributing 12% of eligible compensation. After one year (or, in certain cases, six months) of service we will make a matching contribution of up to 6% of eligible compensation. In addition, employees generally may contribute into the Retirement Plan up to 100% of cash payments made under our Performance Reward Plan, subject to Internal Revenue Code limits.

Supplemental Executive Retirement Plan

To the extent contributions to our Retirement Plan are limited by the Internal Revenue Code, certain of our salaried employees, including the named executive officers, are eligible to participate in our nonqualified SERP. In addition, the Compensation Committee may, in its discretion, provide for the deferral of other compensation under our SERP, including equity awards.

The value of our contributions to our named executive officers under our Retirement Plan and SERP are set forth in the Summary Compensation Table on page 46 under the “All Other Compensation” column and related notes. Additional information regarding our SERP and credits to accounts under our SERP are set forth in the “Nonqualified Deferred Compensation” section of this proxy statement beginning on page 55.

Supplemental Pension Plan for Mr. Lance

In October 2006, we entered into an agreement to provide Mr. Lance with a defined retirement benefit. The Compensation Committee and independent directors of the Board determined in their business judgment to provide a supplemental retirement benefit to Mr. Lance because of the stage of his career during which he joined us and because he did not have a retirement benefit believed to be competitive with those of other chief executive officers. In December 2008, the Compensation Committee and independent directors of our Board approved changes to Mr. Lance’s supplemental pension plan to comply with Section 409A of the Internal Revenue Code and certain clarifying and other changes. The intent of the plan is to provide sufficient funds so that Mr. Lance’s annual retirement benefit in the aggregate, including our presumed level of additional contributions to our Retirement Plan and SERP and benefits under the Social Security Act and retirement benefits from prior employment, equals 50% of his final annual base salary and annual cash incentive target at retirement following age 60. The terms of Mr. Lance’s supplemental pension plan are believed to be competitive and result in a retirement benefit consistent with those provided to chief executive officers of our comparison group. Additional information regarding Mr. Lance’s supplemental pension plan is set forth in the Pension Benefits in Fiscal 2010 Table and related discussion on page 54.

Health, Welfare and Other Benefits

We maintain health and welfare benefit programs for our U.S.-based employees, including medical and prescription coverage, dental and vision programs, short-term disability insurance, group life insurance, supplemental life insurance and dependent life insurance as well as customary vacation, leave of absence and other similar policies. Our executive officers are eligible to participate in these programs on the same basis as our other salaried employees. We also offer a long-term disability plan to all U.S.-based employees. The plan is self-insured and funded through employee contributions. The plan provides a benefit of 60% of eligible compensation before offsets for Social Security and other company or government provided disability benefits. Eligible compensation for the purposes of the long-term disability plan is currently limited to $245,000 per year. For employees with eligible compensation in excess of $245,000, we provide an additional long-term disability benefit of 50% of eligible compensation above $245,000 up to $800,000, for a maximum annual additional disability benefit of up to $277,500. We provide Mr. Lance a life insurance benefit at two and one-half times eligible compensation, subject to a limit of $10 million in coverage.

Perquisites

In fiscal 2010 and recent years we have provided a limited number of perquisites to our Board-elected officers, including our named executive officers. Such perquisites consisted of the following: reimbursement of the costs of tax preparation and financial planning services; annual physical examinations; reimbursement of the costs of the initiation fees and ongoing dues in one approved social or country club; and personal use of company-owned aircraft for the CEO, and in very limited instances as approved by the CEO, other executives.

The Compensation Committee annually reviews the types and values of the perquisites provided to our Board-elected officers. Based upon an assessment of competitive trends, at the end of fiscal 2010 management recommended, and the Compensation Committee approved, the elimination of the reimbursement of costs of tax preparation and financial planning services, and reimbursement of the costs of the initiation fees and ongoing dues for an approved social or country club, such change to be effective July 3, 2010, the start of our fiscal 2011.

During fiscal 2010, we also revised our executive officer compensation policies such that we will no longer provide tax reimbursement or gross-up payments with respect to any perquisites provided to executive officers. Tax gross-up payments made pursuant to a plan, policy or arrangement applicable to a broad base of management employees, such as a relocation or tax equalization policy, are not affected by such revision to our executive officer compensation policies.

In consideration of the time demands on our CEO and to minimize and more effectively utilize his travel time, the Compensation Committee has authorized the personal use of the company aircraft by our CEO and his family when traveling with him. Such personal usage is subject to limits on the number of hours for personal usage which are set by the Compensation Committee and reviewed annually. Personal use of aircraft includes travel undertaken by our CEO to participate in outside board meetings, which is considered personal use under SEC rules, but which we view as having a useful business purpose. For fiscal 2010, Mr. Lance’s personal use of company aircraft was below the guidelines set by the Compensation Committee. In addition, our CEO is responsible for paying the tax on income imputed to him for personal use of the aircraft.

Perquisites provided in fiscal 2010 represent a small portion of the total compensation of each named executive officer. The dollar values ascribed to these perquisites are set forth in the Summary Compensation Table on page 46 under the “All Other Compensation” column and related notes.

Policies Relating to Our Common Stock

Stock Ownership Guidelines

To further promote ownership of shares by management and to more closely align management and shareholder interests, the Compensation Committee has established stock ownership guidelines for our Board-elected officers. Executives are expected to own Harris stock having a minimum value, denominated as a multiple of their annual base salaries, which can be accumulated over a five-year period from the date of hire or promotion into a covered position. The Compensation Committee annually reviews the stock ownership guidelines, including reviewing the stock ownership guidelines of our comparison group.

The current stock ownership guidelines, are as follows:

•	CEO — five times base salary;

•	Senior Corporate Officers, Group and Division Presidents (including the other named executive officers) — three times base salary; and

•	Other corporate officers — two times base salary.

Shares that count toward the stock ownership guidelines include shares owned outright or jointly by the executive, shares owned in our Retirement Plan, share equivalents represented by amounts deferred in the Harris stock fund account of our SERP, and restricted stock and restricted stock unit awards (on an after-tax basis). Stock options and unearned performance shares and performance share units do not count for the purpose of measuring compliance with the ownership guidelines. Executives age 62 or older are not subject to the guidelines. An annual review is conducted by the Compensation Committee to assess compliance with the guidelines. As of September 17, 2010, the named executive officers met their applicable ownership guidelines, or were on track to achieve their ownership guidelines within the applicable compliance timeframe.

Our Equity-Based Compensation Award Practices

As described above, the annual grant cycle for executive officer stock option grants and other equity awards typically occurs at the same time as decisions relating to salary increases and other annual cash incentive awards. This occurs at the start of each fiscal year, typically in late August, following the release of our financial results for the preceding fiscal year and the completion of the audit of our financial statements. The dates for the meetings at which such grants are typically made are set well in advance of such meetings, typically one year or more. For the past several years, the annual equity grant date for our eligible employees has occurred on the same date as the grant to executive officers. The Compensation Committee may also make grants of equity awards to executive officers at other times during the year due to special circumstances, such as new hires or promotions. We have not repriced options and if our stock price declined after the grant date, we have not replaced options. The exercise price of stock options is the closing market price of our common stock on the date of grant or, if the grant is made on a weekend or holiday, the closing market price of our common stock on the prior business day. Our Compensation Committee or Board also has the discretion to set the exercise price of stock options higher than the closing market price of our common stock on the date of grant.

In June 2007, the Compensation Committee approved a formal policy on equity grant practices. The policy re-affirmed many of our equity grant practices and also provides that the grant date of equity awards made outside of the annual grant cycle, whether for promotions, recognition or for new hires, shall be the first trading day of the month following the promotion, recognition or hire date, provided if such trading day is during a “quiet period” under our insider trading policy, the grant will be made on the first trading day following the end of such period. We do not time equity grants to take advantage of information, either positive or negative, about Harris that has not been publicly disclosed.

As permitted by the terms of our 2005 Equity Incentive Plan, our Board has delegated to our Chairman, President and CEO the authority to make equity grants under our 2005 Equity Incentive Plan to employees who are not executive officers. Such grants are subject to our equity grant policy. The maximum number of shares that can be awarded pursuant to this delegation is set by the Compensation Committee, which reviews these awards annually.

Insider Trading Policy and Policy Against Hedging

Our insider trading policy prohibits directors, employees and certain of their family members from purchasing or selling any type of security, whether issued by us or another company, while such person is aware of material non-public information relating to the issuer of the security or from providing such material non-public information to any person who may trade while aware of such information. This policy also prohibits directors and employees from engaging in short sales with respect to our securities, or entering into puts, calls or other “derivative” transactions with respect to our securities. We also have procedures that require trades by directors and executive officers to be pre-cleared by appropriate Harris personnel.

Tax and Accounting Considerations

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), generally prohibits a public company from deducting compensation paid in any year to any named executive officer in excess of $1 million. Certain compensation is specifically exempt from the deduction limit to the extent it is “performance-based.” In evaluating whether to structure executive compensation components as performance-based and thus, tax deductible, the Compensation Committee considers the net cost to us, and its ability to effectively administer executive compensation in the long-term interest of shareholders. Stock option grants and performance share or performance share unit awards made to executive officers under our equity incentive plans, and cash payments under our Annual Incentive Plan and Performance Reward Plan, are structured generally to be fully deductible under Section 162(m). The Compensation Committee believes, however, that it is important to preserve flexibility in administering compensation programs in a manner designed to promote corporate goals. Accordingly, the Compensation Committee from time to time has approved elements of compensation that were consistent with the objectives of our executive compensation program, but that may not be fully deductible. For example, grants of restricted stock or restricted stock units are not performance-based under Section 162(m) and, in certain instances, deductibility of such compensation may be limited. Additionally, in fiscal 2010 a small portion of Mr. Lance’s base salary was non-deductible.

Nonqualified Deferred Compensation

Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the law with respect to the timing of deferral elections, timing of payments and certain other matters. If such requirements are not complied with, amounts that are deferred under compensation arrangements will be currently includable in income and subject to an excise tax. In general, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees so that they are either exempt from, or satisfy the requirements of, Section 409A. We believe we are currently operating such plans in compliance with Section 409A.

Accounting for Share-Based Compensation

Before we grant share-based compensation awards, we consider the accounting impact of the award as structured and other scenarios in order to analyze the expected impact of the award.

MANAGEMENT DEVELOPMENT AND
COMPENSATION COMMITTEE REPORT

The following Report of the Management Development and Compensation Committee does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by Harris under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Harris specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this proxy statement. Based on its review and discussion, the Compensation Committee has recommended to the Board, and the Board has approved, that this Compensation Discussion and Analysis be included in this proxy statement for the 2010 Annual Meeting of Shareholders and incorporated by reference in Harris’ Annual Report on Form 10-K for the fiscal year ended July 2, 2010.

Submitted on September 14, 2010 by the Management Development and Compensation Committee of the Board of Directors.

Stephen P. Kaufman, Chairperson
Thomas A. Dattilo
Terry D. Growcock
Dr. James C. Stoffel

RELATIONSHIP BETWEEN COMPENSATION
PLANS AND RISK

In 2010, in response to the heightened focus on risk in incentive plans, management and the Compensation Committee, with the assistance of Hewitt Associates LLC, conducted a comprehensive review of our compensation programs, policies and practices, including executive compensation and major broad-based compensation programs in which salaried and hourly employees at various levels of our organization participate. The goal of this review was to assess whether any of our compensation programs, policies or practices, either individually or in the aggregate, would encourage executives or employees to undertake unnecessary or excessive risks that were reasonably likely to have a material adverse impact on Harris.

We reviewed our variable pay, sales commission plans and other compensation plans and considered the number of participants in each plan, the participants’ level within the organization, the target and maximum payment potential and the performance criteria under each plan, and the type of plan. Management and the Compensation Committee also applied a risk assessment to those plans that were identified as having the potential to deliver a material amount of compensation, which for fiscal 2010 were the annual and long-term incentive plans that are described in the “Compensation Discussion and Analysis” section of this proxy statement. Management and the Compensation Committee concluded that our executive compensation strategy, programs, policies and practices do not pose material risk due to a variety of mitigating factors. These factors include:

•	An emphasis on long-term compensation that utilizes a balanced portfolio of compensation elements, such as cash and equity and delivers rewards based on sustained performance over time;

•	The Compensation Committee’s power to set short- and long-term performance objectives for our incentive plans, which we believe are appropriately correlated with shareholder value and which use multiple financial metrics to measure performance;

•	Our performance share awards focus on cumulative EBIT or operating income and return on invested capital over overlapping three-year award periods. This creates a focus on driving sustained performance over multiple award periods, which mitigates the potential for executives to take excessive risks to drive one-time, short-term performance spikes in any one award period;

•	The use of equity awards with vesting periods to foster retention and align our executive’s interests with those of our shareholders;

•	Capping the potential payouts under both short- and long-term incentive plans to eliminate the potential for any windfalls;

•	A “clawback” policy that allows us to recover all or a portion of any performance-based compensation if our financial statements are restated as a result of errors, omissions or fraud;

•	Share ownership guidelines; and

•	A broad array of competitive health and welfare benefit programs that offer employees and executives an opportunity to build meaningful retirement assets and benefit protections throughout their career.

As a result of this review, both management and the Compensation Committee concluded that our compensation plans, programs, policies and practices are not reasonably likely to have a material adverse effect on Harris.

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation paid to, or accrued on behalf of, our named executive officers for the fiscal years ended July 2, 2010, July 3, 2009 and June 27, 2008. The named executive officers are our CEO, our Chief Financial Officer, and our three other most highly compensated executive officers based upon their total compensation as reflected in the table below for the fiscal year ended July 2, 2010 (not including amounts, if any, in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column).

							Change in
							Pension Value
							and Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	$ (1)	$	$ (2)	$ (3)	$ (4)	$ (5)	$ (6)	$
Howard L. Lance	2010	$1,050,000	$0	$2,642,016	$2,830,612	$2,004,492	$1,787,000	$393,265	$10,707,385
Chairman, President and	2009	$1,061,539	$0	$2,256,300	$2,476,751	$1,372,478	$1,004,000	$531,702	$8,702,770
Chief Executive Officer	2008	$972,115	$0	$1,789,488	$2,237,992	$1,422,777	$807,000	$556,406	$7,785,778

Gary L. McArthur	2010	$500,000	$0	$588,672	$629,140	$641,071	$0	$83,678	$2,442,561
Senior Vice President and	2009	$492,308	$0	$1,019,475	$550,864	$472,328	$0	$113,241	$2,648,216
Chief Financial Officer	2008	$388,846	$0	$695,610	$429,748	$367,347	$0	$128,630	$2,010,181

Robert K. Henry	2010	$560,000	$0	$0	$881,209	$884,895	$0	$98,456	$2,424,560
Executive Vice President and	2009	$568,173	$0	$0	$1,542,987	$603,272	$0	$113,426	$2,827,858
Chief Operating Officer*	2008	$526,731	$0	$577,710	$731,168	$623,261	$0	$165,840	$2,624,710

Dana A. Mehnert	2010	$400,000	$0	$784,896	$503,105	$497,565	$0	$54,093	$2,239,659
Group President, RF	2009	$308,654	$0	$269,100	$294,648	$249,124	$0	$56,520	$1,178,046
Communications	2008	$239,127	$0	$309,488	$167,870	$248,813	$0	$61,389	$1,026,687

Daniel R. Pearson	2010	$415,000	$0	$662,256	$521,700	$416,662	$0	$46,158	$2,061,776
Group President, Government	2009	$409,135	$0	$879,750	$456,918	$503,188	$0	$84,133	$2,333,124
Communications Systems*	2008	$323,750	$0	$247,590	$314,850	$429,027	$0	$76,322	$1,391,539

*	Mr. Henry relinquished his position as Chief Operating Officer on June 1, 2010 and retired from Harris in September 2010. Mr. Pearson became Executive Vice President and Chief Operating Officer on June 1, 2010.

(1)	The “Salary” column reflects the base salary for each of our named executive officers for the fiscal year. Fiscal 2010 includes 52 weeks; fiscal 2009 includes 53 weeks. The amounts shown include any portion of base salary deferred and contributed by the named executive officers to our Retirement Plan or our SERP. See the Nonqualified Deferred Compensation Table on page 57 and related notes for information regarding contributions by the named executive officers to the SERP.

(2)	Amounts shown under the “Stock Awards” column reflect the aggregate grant date fair value computed in accordance with ASC 718 for fiscal 2010, fiscal 2009 and fiscal 2008, respectively, with respect to performance shares or restricted stock granted to named executive officers. Under ASC 718, the fair value of such stock awards is determined as of the date of grant using the closing market price of Harris common stock on the date of grant. The amounts reported for fiscal 2008 and fiscal 2009 do not match the amounts disclosed in last year’s proxy statement, due to the new reporting requirements adopted by the SEC, which require the new grant date fair value methodology. The assumptions used for the valuations are set forth in Note 14 to our audited consolidated financial statements in our Annual Report on Form 10-K for the respective fiscal year end. Pursuant to SEC rules, we disregarded the estimates of forfeitures related to service-based vesting conditions. The grant date fair value of performance share awards included in this column is computed based upon the probable outcome of the performance conditions as of the grant date of such awards. See the Grants of Plan-Based Awards in Fiscal 2010 Table on page 49 and related notes and the “Compensation Discussion and Analysis” for information with respect to stock awards made in fiscal 2010 and the Outstanding Equity Awards at 2010 Fiscal Year End Table on page 51 and related notes for information with respect to stock awards made prior to fiscal 2010. Amounts reflect our accounting for these awards and do not correspond to the actual values that may be realized by the named executive officers.

The respective grant date fair values of the performance share awards in fiscal 2010 with a fiscal 2010-2012 performance period, in fiscal 2009 with a fiscal 2009-2011 performance period and in fiscal 2008 with a fiscal 2008-2010 performance period, assuming at such grant date the maximum payment of 200% of target, are as follows: Mr. Lance — $5,284,032, $4,512,600 and $3,578,976; Mr. McArthur — $1,177,344, $1,003,950 and $683,820; Mr. Mehnert — $939,072, $538,200 and $265,275; and Mr. Pearson — $974,112, $828,000 and $495,180. The grant date fair value of the performance share award in fiscal 2008 with a fiscal 2008-2010 performance period, assuming at such grant date the maximum payment of 200% of target, for Mr. Henry is $1,155,420. We did not grant Mr. Henry performance share awards in fiscal 2009 or 2010.

(3)	Amounts shown under the “Option Awards” column reflect the aggregate grant date fair value computed in accordance with ASC 718 for fiscal 2010, fiscal 2009 and fiscal 2008, respectively, with respect to stock options granted to named executive officers. The amounts reported for fiscal 2008 and fiscal 2009 do not match the amounts disclosed in last year’s proxy statement, due to the new reporting requirements adopted by the SEC, which require the new grant date fair value methodology. The assumptions used for the valuations are set forth in Note 14 to our audited consolidated financial statements in our Annual Report on Form 10-K for the respective fiscal year end. Pursuant to SEC rules, we disregarded the estimates of forfeitures related to service-based vesting conditions. See the Grants of Plan-Based Awards in Fiscal 2010 Table on page 49 and related notes and the “Compensation Discussion and Analysis” section of this proxy statement for information with respect to stock options granted in fiscal 2010 and the Outstanding

Equity Awards at 2010 Fiscal Year End Table on page 51 and related notes for information with respect to stock options granted prior to fiscal 2010. Amounts reflect our accounting for these stock option grants and do not correspond to the actual values that may be realized by the named executive officers.

(4)	Amounts shown under the “Non-Equity Incentive Plan Compensation” column reflect (a) cash amounts earned under our Annual Incentive Plan for services performed in fiscal 2010, fiscal 2009 and fiscal 2008, respectively, and (b) amounts earned under our Performance Reward Plan in fiscal 2010, fiscal 2009 and fiscal 2008, respectively. Payouts were determined by our independent directors, in the case of Mr. Lance, and the Compensation Committee, in the case of the other named executive officers, in August 2010, August 2009 and August 2008, respectively, and paid shortly thereafter. The amounts shown include any portion of such payments deferred and contributed by our named executive officers to our Retirement Plan or our SERP. The amounts shown for fiscal 2010 are comprised of the following amounts: Mr. Lance — $1,690,000 under the Annual Incentive Plan and $314,492 under the Performance Reward Plan; Mr. McArthur — $527,000 under the Annual Incentive Plan and $114,071 under the Performance Reward Plan; Mr. Henry — $739,000 under the Annual Incentive Plan and $145,895 under the Performance Reward Plan; Mr. Mehnert — $409,000 under the Annual Incentive Plan and $88,565 under the Performance Reward Plan; and Mr. Pearson — $335,000 under the Annual Incentive Plan and $81,662 under the Performance Reward Plan. For additional information about our Annual Incentive Plan and Performance Reward Plan and these payouts, see the “Compensation Discussion and Analysis” section of this proxy statement and the Grants of Plan-Based Awards in Fiscal 2010 Table on page 49 and related notes.

The amounts shown for fiscal 2009 are comprised of the following amounts: Mr. Lance — $1,225,000 under the Annual Incentive Plan and $147,478 under the Performance Reward Plan; Mr. McArthur — $416,000 under the Annual Incentive Plan and $56,328 under the Performance Reward Plan; Mr. Henry — $534,000 under the Annual Incentive Plan and $69,272 under the Performance Reward Plan; Mr. Mehnert — $213,000 under the Annual Incentive Plan and $36,124 under the Performance Reward Plan; and Mr. Pearson — $450,000 under the Annual Incentive Plan and $53,188 under the Performance Reward Plan.

The amounts shown for fiscal 2008 are comprised of the following amounts: Mr. Lance — $1,286,000 under the Annual Incentive Plan and $136,777 under the Performance Reward Plan; Mr. McArthur — $326,000 under the Annual Incentive Plan and $41,347 under the Performance Reward Plan; Mr. Henry — $559,000 under the Annual Incentive Plan and $64,261 under the Performance Reward Plan; Mr. Mehnert — $223,000 under the Annual Incentive Plan and $25,813 under the Performance Reward Plan; and Mr. Pearson — $388,000 under the Annual Incentive Plan and $41,027 under the Performance Reward Plan.

(5)	Represents an estimate of the fiscal year change in the present value of Mr. Lance’s accumulated benefit for fiscal 2010, fiscal 2009 and fiscal 2008, respectively, under his Supplemental Pension Plan. These amounts were determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. The increase in Mr. Lance’s change in pension value in fiscal 2010 as compared to fiscal 2009 primarily resulted from the reduction of the applicable discount rate used to value pension plan liabilities from 6.19% to 5.05%, consistent with the overall decline in interest rates. No changes were made in the method of calculating benefits under the plan, and no additional benefits were awarded. For additional information regarding Mr. Lance’s Supplemental Pension Plan, see the Pension Benefits in Fiscal 2010 Table on page 54 and related notes and the “Compensation Discussion and Analysis” section of this proxy statement. There were no preferential or above-market earnings on amounts of compensation deferred by our named executive officers.

(6)	The following table describes the components of the “All Other Compensation” column for fiscal 2010:

Fiscal 2010 All Other Compensation Table

		Company	Company	Perquisites
		Contributions	Credits	and Other
	Insurance	to Retirement	to SERP	Personal
	Premiums	Plan	(nonqualified)	Benefits
Name	(a)	(b)	(c)	(d)	Total
Howard L. Lance	$5,954	$16,500	$147,900	$222,911	$393,265

Gary L. McArthur	$1,393	$8,423	$53,197	$20,665	$83,678

Robert K. Henry	$1,725	$8,746	$69,194	$18,791	$98,456

Dana A. Mehnert	$1,053	$8,308	$40,232	$4,500	$54,093

Daniel R. Pearson	$1,158	$8,619	$36,381	$0	$46,158

(a)	Amounts shown reflect the dollar value of the premiums paid by us on life insurance for the named executive officers under our broad-based group basic life insurance benefit. For Mr. Lance, it also reflects the premiums paid for his life insurance benefit which is two and one-half times his eligible compensation. Eligible compensation consists of annual base salary plus his then-current Annual Incentive Plan award at target.

(b)	Amounts shown reflect company contributions under our Retirement Plan, which is a tax-qualified, defined contribution plan.

(c)	Amounts shown reflect company credits to the named executive officer’s account under the SERP, which is a nonqualified, defined contribution retirement plan. For additional information regarding the SERP, see the Nonqualified Deferred Compensation Table on page 57 and related notes.

(d)	Perquisites and other personal benefits provided to the named executive officers for fiscal 2010 were as follows: Mr. Lance — $201,108 for personal use of company aircraft (including $91,178 for use associated with attendance at outside board meetings), $14,425 for tax and financial counseling services, $5,277 for club membership dues and $2,101 for an annual physical; Mr. McArthur — $4,000 for tax and financial counseling services, $8,491 for club membership dues, $1,766 for personal use of company aircraft and $6,408 for an annual physical; Mr. Henry — $7,000 for tax and financial counseling services, $7,856 for club membership dues, $2,589 for an annual physical and $1,346 for personal use of company aircraft; and Mr. Mehnert — $4,500 for tax and financial counseling services. Commencing at the start of our fiscal 2011, we will no longer reimburse executive officers for costs of tax and financial counseling services or for club membership dues.

The incremental cost to Harris of personal use of the company aircraft is calculated based on the average variable operating costs to Harris. Variable operating costs include fuel, maintenance, weather-monitoring, on-board catering, trip-related hangar/parking, landing/ramp fees and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of miles the Harris aircraft flew to derive an average variable cost per mile. This average variable cost per mile is then multiplied by the miles flown for personal use to derive the incremental cost. The methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase costs of the aircraft and non-trip related hangar expenses. The taxable benefit associated with personal use of the Harris aircraft is imputed to our named executive officers at “Standard Industry Level” rates and named executive officers do not receive any gross-up for payment of taxes for such imputed income.

As noted above, we also offer an additional long-term disability benefit to employees with eligible compensation in excess of $245,000. Because we self-insure this benefit, there is no incremental cost reflected for the named executive officers.

Certain Harris-related events may include meetings and receptions with our customers, executive management or Board attended by the named executive officer and a spouse or guest. If the company aircraft is used and a spouse or guest travels with the named executive officer, no amounts are included because there is no incremental cost to Harris. We also have Harris-purchased tickets to athletic or other events generally for business purposes. In limited instances, executives, including our named executive officers, may have personal use of Harris-purchased event tickets. No amounts are included because there is no incremental cost to Harris of such personal use. For a discussion of perquisites and other personal benefits provided to our named executive officers, see the “Compensation Discussion and Analysis” section of this proxy statement.

Salary and Bonus as a Proportion of 2010 Total Compensation

Using the amounts shown under the “Salary” and “Bonus” columns and the amounts shown under the “Total” column in the Summary Compensation Table, the salary and bonus of each of our named executive officers as a proportion of their respective 2010 total compensation was as follows: Mr. Lance-9.8%; Mr. McArthur-20.5%; Mr. Henry-23.1%; Mr. Mehnert-17.9%; and Mr. Pearson-20.1%.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2010

The following table provides information about cash (non-equity) and equity incentive compensation awarded to our named executive officers in fiscal 2010, including: (1) the grant date of equity awards; (2) the range of possible cash payouts under our Annual Incentive Plan and Performance Reward Plan for fiscal 2010 performance; (3) the range of performance shares that may be earned in respect of the performance share grants for the three-year performance period covering fiscal 2010 through fiscal 2012; (4) restricted shares granted to Messrs. Mehnert and Pearson; (5) the number and exercise price of stock option grants; and (6) the grant date fair value of the grants of performance shares, restricted stock and stock options computed under ASC 718.

									All Other	All Other		Grant
									Stock	Option	Exercise	Date
			Estimated Possible Payouts			Estimated Future Payouts			Awards:	Awards:	or Base	Fair
			Under Non-Equity Incentive Plan			Under Equity Incentive Plan			Number of	Number of	Price of	Value of
			Awards (1)			Awards (2)			Shares of	Securities	Option	Stock and
									Stock or	Underlying	Awards	Option
	Type of	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	($/Share)	Awards
Name	Award	Date	($)	($)	($)	(#)	(#)	(#)	(#) (3)	(#) (4)	(5)	($) (6)
Howard L. Lance	Annual Incentive Plan	—	$144,375	$1,155,000	$2,310,000	—	—	—	—	—	—	—
	Performance Reward Plan	—	$45,639	$150,612	$387,032	—	—	—	—	—	—	—
	Performance shares	8/28/2009				—	75,400	150,800	—	—	—	$2,642,016
	Options	8/28/2009								274,000	$35.04	$2,830,612

Gary L. McArthur	Annual Incentive Plan	—	$45,000	$360,000	$720,000	—	—	—	—	—	—	—
	Performance Reward Plan	—	$19,664	$56,462	$136,652	—	—	—	—	—	—	—
	Performance shares	8/28/2009				—	16,800	33,600	—	—	—	$588,672
	Options	8/28/2009								60,900	$35.04	$629,140

Robert K. Henry	Annual Incentive Plan	—	$63,125	$505,000	$1,010,000	—	—	—	—	—	—	—
	Performance Reward Plan	—	$22,789	$70,812	$177,602	—	—	—	—	—	—	—
	Options	8/28/2009								85,300	$35.04	$881,209

Dana A. Mehnert	Annual Incentive Plan	—	$31,250	$250,000	$500,000	—	—	—	—	—	—	—
	Performance Reward Plan	—	$15,114	$41,762	$99,212	—	—	—	—	—	—	—
	Performance shares	8/28/2009				—	13,400	26,800	—	—	—	$469,536
	Restricted shares	8/28/2009							9,000	—	—	$315,360
	Options	8/28/2009								48,700	$35.04	$503,105

Daniel R. Pearson	Annual Incentive Plan	—	$37,500	$300,000	$600,000	—	—	—	—	—	—	—
	Performance Reward Plan	—	$15,964	$46,312	$112,667	—	—	—	—	—	—	—
	Performance shares	8/28/2009				—	13,900	27,800	—	—	—	$487,056
	Restricted shares	8/28/2009							5,000	—	—	$175,200
	Options	8/28/2009								50,500	$35.04	$521,700

(1)	The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column shows the range of possible cash payouts under our Annual Incentive Plan and our Performance Reward Plan in respect of fiscal 2010 performance. If performance is below threshold then no amounts will be paid. Amounts actually earned in respect of fiscal 2010 were determined by our independent directors, in the case of Mr. Lance, and the Compensation Committee, in the case of the other named executive officers, in August 2010 and paid shortly thereafter and are reported under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 46. For additional information related to our Annual Incentive Plan and the Performance Reward Plan, including performance targets, measures and weighting, see the “Compensation Discussion and Analysis” section of this proxy statement.

(2)	The “Estimated Future Payouts Under Equity Incentive Plan Awards” column shows the range of performance shares that may be earned in respect of performance shares granted under our 2005 Equity Incentive Plan in fiscal 2010 for the three-year performance period covering fiscal years 2010 through 2012. The number of shares that will be earned by each named executive will range from 0% to a maximum of 200% of the target number of performance shares and will be based upon the achievement of three-year cumulative operating income for the fiscal 2010-2012 period and average annual return on invested capital against targets. There is no threshold level for a payout of performance shares. For additional information related to the performance measures, targets and weighting, see the “Compensation Discussion and Analysis” section of this proxy statement. During the performance period, cash dividend equivalent payments are paid on these performance shares in an amount equal to dividends paid on our common stock. An executive must remain employed with us through the last day of the performance period to earn an award, although a pro-rata portion of the award will be earned if employment terminates in the case of death, disability or retirement after age 55 with ten or more years of full-time service, or involuntary termination of the executive other than for misconduct or cause. See the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 58 for the treatment of performance shares in these situations and upon a change in control.

(3)	The “All Other Stock Awards: Number of Shares of Stock or Units” column shows restricted shares granted to Messrs. Mehnert and Pearson on August 28, 2009 that will vest on August 28, 2012, provided each such named executive officer is still employed by us on such date. Cash dividend equivalent payments are paid in cash on these shares of restricted stock in an amount equal to dividends paid on our common stock. In the case of death or disability or upon a change in control, these shares of restricted stock will immediately vest. In the case of retirement after age 55 with ten or more years of full-time service, the number of restricted shares, if any, that will vest shall be determined by the Compensation Committee. In the case of involuntary termination of employment other than for misconduct or cause, unvested restricted shares are automatically forfeited, provided that the Compensation Committee may determine otherwise in its discretion.

(4)	The “All Other Option Awards: Number of Securities Underlying Options” column shows the number of stock options granted to our named executive officers during fiscal 2010. These options vest one-third on the first anniversary of the grant date, an additional one-third on the second anniversary and the final one-third on the third anniversary. In the event of a change in control, these options will immediately vest and become exercisable. These stock options expire no later than ten years from the date of grant. For additional information related to the terms and conditions of the stock options granted by us, see the Outstanding Equity Awards at 2010 Fiscal Year End Table on page 51 and related notes.

(5)	The “Exercise or Base Price of Option Awards” column shows the exercise price for the stock options at the time of grant, which was the closing market price per share of Harris common stock on Friday, August 28, 2009.

(6)	The “Grant Date Fair Value of Stock and Option Awards” column shows the aggregate grant date fair value computed in accordance with ASC 718 of the performance shares (at target), shares of restricted stock and stock options granted to the named executive officers in fiscal 2010. In accordance with SEC rules, the amounts in this column reflect the grant date fair value without reduction for estimates of forfeitures related to service-based vesting conditions. The grant date fair value of performance shares shown in this column is computed based upon the probable outcome of the performance conditions as of the grant date of such awards, which is at target. The grant date fair value for performance shares and shares of restricted stock is based on a grant price of $35.04, the closing market price per share of Harris common stock on Friday, August 28, 2009. The assumptions used for the valuations are set forth in Note 14 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended July 2, 2010. These amounts reflect our accounting for these grants and do not correspond to the actual values that may be realized by the named executive officers.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR END

The following table provides information regarding outstanding unexercised stock options and unvested stock awards held by each of our named executive officers as of July 2, 2010. Each grant of outstanding unexercised stock options or unvested stock awards is shown separately for each named executive officer. The vesting schedule for each grant of outstanding unexercised stock options is shown in the footnotes following this table.

	Option Awards						Stock Awards
Equity Incentive Plan Awards:
Equity
				Incentive						Market or
			Number of	Plan Awards:			Number	Market	Number of	Payout Value
		Number of	Securities	Number of			of Shares	Value of	Unearned	of Unearned
		Securities	Underlying	Securities			or Units	Shares	Shares,	Shares, Units
		Underlying	Unexercised	Underlying			of Stock	or Units	Units or	or Other
	Option	Unexercised	Options	Unexercised	Option		That	of Stock	Other Rights	Rights that
	Grant	Options	(#)	Unearned	Exercise	Option	Have Not	That Have	that Have	Have Not
	Date	(#)	Unexercisable	Options	Price	Expiration	Vested	Not Vested	Not Vested	Vested
Name	(1)	Exercisable	(2)	(#)	($)	Date	(#) (3)	($) (4)	(#) (5)	($) (6)
Howard L. Lance	8/27/2005 8/26/2006 8/27/2007 8/23/2008 8/28/2009	84,975 163,835 121,291 91,960 0 462,061	0 0 40,430 91,958 274,000 406,388	—	$35.19 $41.46 $55.78 $48.96 $35.04	8/27/2012 8/26/2013 8/27/2014 8/23/2015 8/28/2019	—	—	87,200 150,800 238,000	$3,590,896 $6,209,944 $9,800,840

Gary L. McArthur	8/26/2005 8/25/2006 8/24/2007 8/22/2008 8/28/2009	21,140 32,767 22,831 20,453 0 97,191	0 0 7,610 20,452 60,900 88,962	—	$35.19 $41.46 $55.78 $48.96 $35.04	8/26/2012 8/25/2013 8/24/2014 8/22/2015 8/28/2019	6,000 10,000 16,000	$247,080 $411,800 $658,880	19,400 33,600 53,000	$ 798,892 $1,383,648 $2,182,540

Robert K. Henry	8/25/2006 8/24/2007 8/22/2008 8/28/2009	10,278 38,845 57,290 0 106,413	0 12,948 57,288 85,300 155,536	—	$41.46 $55.78 $48.96 $35.04	8/25/2013 8/24/2014 8/22/2015 8/28/2019	—	—	—	—

Dana A. Mehnert	8/26/2005 8/25/2006 8/24/2007 8/22/2008 8/28/2009	2,351 6,183 8,919 10,940 0 28,393	0 0 2,972 10,939 48,700 62,611	—	$35.19 $41.46 $55.78 $48.96 $35.04	8/26/2012 8/25/2013 8/24/2014 8/22/2015 8/28/2019	3,000 9,000 12,000	$123,540 $370,620 $494,160	10,400 26,800 37,200	$ 428,272 $1,103,624 $1,531,896

Daniel R. Pearson	8/26/2005 8/25/2006 8/24/2007 8/22/2008 8/28/2009	13,741 17,440 16,727 16,965 0 64,873	0 0 5,575 16,964 50,500 73,039	—	$35.19 $41.46 $55.78 $48.96 $35.04	8/26/2012 8/25/2013 8/24/2014 8/22/2015 8/28/2019	9,000 5,000 14,000	$370,620 $205,900 $576,520	16,000 27,800 43,800	$ 658,880 $1,144,804 $1,803,684

(1)	All options granted are nonqualified stock options. The exercise price at the time of grant for all stock option grants is the closing market price of a share of our common stock on the date of grant except that grants made to Mr. Lance by the independent directors of the Board on 8/27/2005, 8/26/2006 and 8/23/2008 are annual grants made on a Saturday using the closing market price on the prior business day in accordance with the terms of our equity incentive plans and the grant made by the independent directors of the Board on 8/27/2007 is the annual grant made to Mr. Lance using an exercise price higher than the closing market price on the date of grant. The exercise price may be paid in cash and/or shares of our common stock, or an option holder may use “broker assisted cashless exercise” procedures. In the event of death while employed, options shall immediately become fully vested and shall be exercisable for up to twelve months following the date of death but not later than the regularly scheduled expiration date. In the event of disability while employed, options granted prior to July 4, 2009 shall continue to vest in accordance with the vesting schedule and be exercisable until the regularly scheduled expiration date and options granted on or after July 4, 2009 shall immediately fully vest and be exercisable until the regularly scheduled expiration date. In the event of retirement after age 62 with ten or more years of full-time service, options shall continue to vest and be exercisable until the regularly scheduled expiration date. In the event of retirement before age 62, but after age 55 with ten or more years of full-time service, options shall cease vesting and options exercisable at the time of such retirement will continue to be exercisable until the regularly scheduled expiration date, but unvested options are forfeited. In the event of termination of employment of an option holder by us other than for misconduct or cause, unvested options are forfeited and vested options may be exercised until the sooner of 90 days following such termination or the regularly scheduled expiration date. If an option holder’s employment is terminated by us for misconduct or cause all vested and unvested options are automatically forfeited. In the event of resignation or voluntary termination of employment by the option holder, unvested options are automatically forfeited and vested options that were granted prior to June 30, 2007 are automatically forfeited and vested options that were granted on or after June 30, 2007 may be exercised until the sooner of 30 days following such resignation or voluntary termination or the regularly scheduled expiration date. In the event of a change in control, outstanding options immediately vest and become exercisable.

(2)	The following table details the regular vesting schedule for all unvested stock option grants for each named executive officer. In general, options granted on or after August 27, 2004 expire seven years from the date of grant and options granted on or after August 28, 2009 expire ten years from the date of grant.

Name	Grant Date	Option Vesting Date	Number of Options

Howard L. Lance	8/27/2007	8/27/2010	40,430
	8/23/2008	8/23/2010	45,979
		8/23/2011	45,979
	8/28/2009	8/28/2010	91,334
		8/28/2011	91,333
		8/28/2012	91,333

Gary L. McArthur	8/24/2007	8/24/2010	7,610
	8/22/2008	8/22/2010	10,226
		8/22/2011	10,226
	8/28/2009	8/28/2010	20,300
		8/28/2011	20,300
		8/28/2012	20,300

Robert K. Henry	8/24/2007	8/24/2010	12,948
	8/22/2008	8/22/2010	28,644
		8/22/2011	28,644
	8/28/2009	8/28/2010	28,434
		8/28/2011	28,433
		8/28/2012	28,433

Dana A. Mehnert	8/24/2007	8/24/2010	2,972
	8/22/2008	8/22/2010	5,470
		8/22/2011	5,469
	8/28/2009	8/28/2010	16,234
		8/28/2011	16,233
		8/28/2012	16,233

Daniel R. Pearson	8/24/2007	8/24/2010	5,575
	8/22/2008	8/22/2010	8,482
		8/22/2011	8,482
	8/28/2009	8/28/2010	16,834
		8/28/2011	16,833
		8/28/2012	16,833

(3)	For Messrs. McArthur, Mehnert and Pearson, these are grants of restricted stock. We granted Mr. McArthur an award of 6,000 restricted shares on August 24, 2007, which award vested on August 24, 2010. We granted Mr. McArthur an award of 10,000 restricted shares on August 22, 2008, which award vests on August 22, 2011, provided Mr. McArthur is still employed by us on such date. We granted Mr. Mehnert an award of 3,000 restricted shares on August 24, 2007, which award vested on August 24, 2010. We granted Mr. Mehnert 9,000 restricted shares on August 28, 2009, which award vests on August 28, 2012, provided Mr. Mehnert is still employed by us on such date. We granted Mr. Pearson an award of 9,000 restricted shares on August 22, 2008, which award vests on August 22, 2011, provided Mr. Pearson is still employed by us on such date. We granted Mr. Pearson 5,000 restricted shares on August 28, 2009, which award vests on August 28, 2012, provided Mr. Pearson is still employed by us on such date. During the restricted period of restricted stock, the holder may exercise full voting rights, but may not sell, exchange, assign, transfer, pledge or otherwise dispose of such shares. Cash dividend equivalent payments are paid on shares of restricted stock in an amount equal to the dividend payments on our common stock. In the event of retirement after age 55 with ten or more years of full-time service prior to full vesting, awards of restricted stock granted prior to June 28, 2008 will be pro-rated based upon the period worked during the restricted period and awards of restricted stock granted on or after June 28, 2008, will become vested and payable as determined by the Compensation Committee. In the event of death or disability prior to full vesting, awards of restricted stock granted prior to June 30, 2007 will be pro-rated based upon the period worked during the restricted period and awards of restricted stock granted after June 30, 2007 will immediately fully vest. Upon a change in control, restricted stock will immediately vest.

(4)	The market value shown was determined by multiplying the number of shares of restricted stock that have not vested by the $41.18 closing market price per share of Harris common stock on July 2, 2010, the last trading day of our fiscal year end.

(5)	These are the number of performance shares granted (a) in fiscal 2009 with a three-year performance period covering fiscal years 2009 through 2011 and (b) granted in fiscal 2010 with a three-year performance period covering fiscal years 2010 through 2012. Because the end of the performance period for performance share awards granted to the named executive officers in fiscal 2008 was July 2, 2010, the date on which these awards became fully vested, these performance shares are not included in this Outstanding Equity Awards at 2010 Fiscal Year End Table but are included in the Option Exercises and Stock Vested in Fiscal 2010 Table on page 53 under the “Stock Awards” column. The number of performance shares and related values as of July 2, 2010 represent the maximum possible award payout, not the award that was granted at target. We are required by SEC rules to report these amounts in this manner if the previous fiscal year’s performance exceeded the target performance. The maximum represents 200% of the target award for such performance shares. Actual results may cause our named executive officers to earn fewer performance shares. All performance shares granted in fiscal 2010 and in prior fiscal years provide for the payment of cash dividend equivalents in an amount equal to the dividend payments on our common stock. In the event of retirement after age 55 with ten or more years of full-time service prior to vesting, or death or disability, awards of performance shares will be pro-rated based upon the period worked during the performance period, with such shares paid at the end of the three-year performance period based upon our performance. Upon a change in control, performance shares are deemed fully earned and vested immediately and will be paid at the end of the three-year performance period at not less than the target level, subject to accelerated payout or forfeiture in certain circumstances. For more information regarding performance shares, see the Grants of Plan-Based Awards in Fiscal 2010 Table on page 49 and related notes and the “Compensation Discussion and Analysis” section of this proxy statement.

(6)	The market value shown was determined by multiplying the number of unearned performance shares (at maximum) by the $41.18 closing market price per share of Harris common stock on July 2, 2010, the last trading day of our fiscal year end.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2010

The following table provides information for each of our named executive officers regarding (1) stock option exercises during fiscal 2010, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired upon the vesting of stock awards during fiscal 2010.

	Option Awards		Stock Awards
			Number of Shares
	Number of Shares	Value Realized on	Acquired on	Value Realized on
	Acquired on Exercise	Exercise	Vesting	Vesting
Name	(#) (1)	($) (1)	(#) (2)	($) (2)
Howard L. Lance	171,587	$3,589,646	38,250	$1,575,135

Gary L. McArthur	0	$0	7,250	$298,555

Robert K. Henry	56,207	$672,972	12,250	$504,455

Dana A. Mehnert	0	$0	2,813	$115,839

Daniel R. Pearson	0	$0	5,250	$216,195

(1)	The value realized upon the exercise of stock options is the number of options exercised multiplied by the difference between the exercise price and the average selling price of the shares of our common stock sold on the date of exercise or the closing market price in the situation where shares were surrendered to pay the exercise price and taxes. The value realized was determined without considering any taxes that were owed upon exercise. Messrs. Lance and Henry surrendered 127,745 and 47,988 shares of our common stock, respectively, to pay the exercise price of exercised stock options and the related tax withholding obligations.

(2)	The value realized on the vesting of performance shares was determined by multiplying the number of performance shares that vested by the $41.18 closing market price of Harris common stock on July 2, 2010, the last trading day of our fiscal year end. Upon the vesting and release of performance shares, shares are surrendered to satisfy income tax withholding requirements. The amounts shown and value realized do not give effect to the surrender of shares to cover such tax withholding obligations. The number of performance shares earned in fiscal 2010 was 125% of the target number of performance shares originally granted in fiscal 2008 and was earned based upon three-year cumulative EBIT and average return on invested capital for the performance period of fiscal 2008 through fiscal 2010. For additional information with respect to the payout for performance share awards with a performance period of fiscal 2008 through fiscal 2010, see the “Compensation Discussion and Analysis” section of this proxy statement.

PENSION BENEFITS IN FISCAL 2010

As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, in October 2006 we entered into a Supplemental Pension Plan for Mr. Lance and in December 2008 our independent directors approved changes to such plan to comply with Section 409A of the Internal Revenue Code and certain clarifying and other changes. The following table sets forth information about Mr. Lance’s Supplemental Pension Plan, including the estimated present value of the accumulated benefit. We do not provide any other defined benefit plans to our U.S.-based employees or to any of our other named executive officers.

Number of
		Years of	Present Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefits	Fiscal Year
Name	Plan Name	(#)	($) (1)	($)
Howard L. Lance	Supplemental Pension Plan
	for Howard L. Lance	7.4	$4,238,000	$0
(Amended and Restated Effective January 1, 2009)

(1)	The present value of Mr. Lance’s accumulated Supplemental Pension Plan benefit is estimated as of July 2, 2010, and is based on the assumptions set forth in the following sentences of this note (1). No pre-retirement mortality is assumed nor is expected future salary growth reflected. Benefits are assumed to accumulate ratably from the October 27, 2006 effective date of the Supplemental Pension Plan to the date Mr. Lance becomes eligible for an early retirement benefit, which is January 5, 2013. Benefit payments are assumed to commence at the earliest unreduced retirement age, which is age 60. The present value of benefits is discounted with interest only using a 5.05% discount rate for periods before Mr. Lance’s age 60, and with interest (at 5.05%) and assumed mortality for periods after Mr. Lance’s age 60. The assumed mortality for all of these calculations is the table promulgated by the IRS for determining lump sum payments under qualified pension plans for 2009.

Additional Information Related To
Mr. Lance’s Supplemental Pension Plan

The Supplemental Pension Plan for Mr. Lance is intended to provide sufficient funds so that Mr. Lance’s annual retirement benefit in the aggregate, including our presumed levels of additional contributions to the Retirement Plan and SERP, benefits under the Social Security Act and retirement benefits from prior employment, equals 50% of his final annual base salary and annual cash incentive target at retirement following age 60. To reach the 50% target, the Supplemental Pension Plan provides that if Mr. Lance retires at the date he attains age 60 (December 15, 2015), then he will be entitled to receive from Harris a benefit, calculated as a single life annuity for his life, equal to 32% of the sum of his base salary paid during the one-year period ending with the last day he held the position of CEO of Harris, plus his annual cash incentive (exclusive of any amounts under the Performance Reward Plan) payable at target (such amount is referred to as his “Final Pay”). Mr. Lance will become eligible for an early retirement benefit on the date he attains age 55 and accrues ten years of credited service (which date is January 5, 2013). If Mr. Lance retires on or after January 5, 2013, but before he attains age 60 (December 15, 2015) then he will be entitled to receive from Harris a benefit, calculated as a single life annuity for his life, equal to the product of (i) 32% and (ii) his Final Pay, with the result reduced by five-twelfths of 1% for each month by which age 60 exceeds Mr. Lance’s age as of his retirement date. If Mr. Lance retires after the date he attains age 60 (December 15, 2015), then he will be entitled to receive from Harris a benefit, calculated as a single life annuity for his life, equal to the product of: (i) 32%, reduced by two-twelfths of 1% for each month by which Mr. Lance’s age as of the last day he held the position of CEO of Harris exceeds age 60 (for example, 30% at age 61), and (ii) his Final Pay. All benefits are expressed as single life annuities payable at age 60 (or later retirement date), although other actuarially equivalent annuity forms can be elected.

If Mr. Lance (1) voluntarily terminates his employment or is terminated for cause before January 5, 2013, (2) dies before payment of his benefit under the Supplemental Pension Plan actually commences, or (3) does not comply with the non-compete and non-solicitation provisions, then no benefits (or no further benefits, as the case may be) will be payable under the Supplemental Pension Plan.

If, prior to January 5, 2013, Mr. Lance’s employment is terminated by Harris without “cause” or by Mr. Lance for “good reason,” or Mr. Lance becomes disabled, then he will be entitled to receive from Harris a benefit, calculated as a single life annuity for his life, equal to his Final Pay times the product of 2.5% and his years of credited service as of his termination (or disability date, as applicable), with the result reduced by six-twelfths of 1% for each month by which age 57 exceeds Mr. Lance’s age as of his termination date (or disability date, as applicable). If Harris undergoes a change of control and Mr. Lance terminates employment before January 5, 2013 under circumstances pursuant to which he will be paid a lump sum under his change in control severance agreement described below under “Executive Change in Control Severance Agreements,” then he will be entitled to receive from Harris a benefit, calculated as a single life annuity for his life, equal to his Final Pay times the product of 2.5% and his years of credited service as of his termination date plus two additional years of credited service, with the result reduced by six-twelfths of 1% for each month by which age 57 exceeds Mr. Lance’s age as of his termination date. However, under no circumstances will Mr. Lance’s benefit under the Supplemental Pension Plan upon such a change in control and termination of Mr. Lance’s employment exceed the benefit payable in the case of early retirement had he attained age 55 and accrued ten years of credited service as of the termination date. If we undergo a change in control on or after January 5, 2013 under circumstances pursuant to which Mr. Lance will be paid a lump sum under his change in control severance agreement, then Mr. Lance will not receive any additional benefit under the Supplemental Pension Plan as a result of the change in control and the benefit payable to Mr. Lance under the Supplemental Pension Plan in such event will be the benefit payable upon retirement based upon Mr. Lance’s age at retirement. If Mr. Lance receives any benefit under the Supplemental Pension Plan, then during the period from the commencement of payment of such benefit to the date Mr. Lance attains age 65, there will be deducted from such benefit the amount of payments made to Mr. Lance under any and all long-term disability plans sponsored by us.

The Supplemental Pension Plan shall at all times be unfunded such that the benefit payable shall be paid solely from our general assets and/or an irrevocable “rabbi trust” to be established by us, and Mr. Lance and/or his surviving spouse shall have only the rights of a general unsecured creditor of Harris with respect to any rights under the Supplemental Pension Plan. On the earlier of Mr. Lance’s employment termination date or the date we undergo a change in control, we are required to establish an irrevocable “rabbi trust” and contribute to the trust cash or other liquid assets in an amount equal to the actuarially equivalent present value of (1) the total benefits expected to be paid to Mr. Lance and his surviving spouse under the Supplemental Pension Plan plus (2) the trust administration and trustee fees and expenses which the trustee reasonably expects to incur over the life of the trust.

NONQUALIFIED DEFERRED
COMPENSATION

Retirement Plan

We maintain a Retirement Plan, which is a tax-qualified, 401(k) defined contribution retirement plan available to our U.S.-based employees. Under the Retirement Plan, participants may contribute from 1% to 25% of eligible compensation, which generally is base salary and annual incentive, with contributions by named executive officers and other highly compensated employees limited to 12% of eligible compensation. Following one year (or, in certain cases, six months) of service, we also match up to the first 6% of eligible compensation that is contributed by a participant. In addition, participants receive incentive payments under our Performance Reward Plan in cash unless they elect to defer either half or all of such payments to the Retirement Plan, subject to Internal Revenue Code limitations. The Internal Revenue Code currently caps certain contributions to a participant’s Retirement Plan accounts, such as company matching contributions, before-tax contributions, after-tax contributions and profit-sharing contributions. The Internal Revenue Code also caps the amount of compensation that may be considered when determining benefits under the Retirement Plan.

Supplemental Executive Retirement Plan

To the extent contributions to the Retirement Plan are limited by the Internal Revenue Code, certain of our salaried employees, including the named executive officers, are eligible to participate in our SERP, provided such participant makes the election to participate prior to the beginning of the year. The SERP is an unfunded, nonqualified plan intended to make up the difference between the amount actually allocated to a participant’s accounts under the Retirement Plan and the amount that, in the absence of Internal Revenue Code limits, would have been allocated to a participant’s accounts as before-tax contributions plus company-matching contributions. In addition, the Compensation Committee may, in its discretion, provide for the deferral of other compensation under the SERP, including equity awards.

Deferred compensation will be paid to a participant in January of the calendar year following the later of the year in which such participant reaches age 55 and the year in which such participant’s employment is terminated. Participants are required to select the form in which payment will be made, typically a lump sum or annual payments over a three-, five-, seven-, ten- or fifteen-year period. Deferred amounts generally may not be withdrawn prior to their payment start date, except to meet an “unforeseeable financial emergency” as defined under Section 409A of the Internal Revenue Code or in the event of a change in control of Harris. Payments to “key employees” as defined under the Federal tax laws are delayed at least six months after termination of employment (although this six-month delay generally does not apply to amounts deferred prior to 2005).

Participants in the SERP are immediately vested in contributions they make and are fully vested in the remainder of their accounts upon termination of employment on or after their normal retirement date, disability or death. Participants also become fully vested when they have provided four years of service to us. The vesting provisions of the SERP are generally the same as the vesting provisions of our Retirement Plan.

Earnings on amounts credited to participants’ accounts in our SERP are based upon participant selections among investment choices which mirror the investment choices available to participants in our Retirement Plan. Participants may elect to invest in the Harris stock fund account. Amounts invested in the Harris stock fund account are credited with dividend equivalents equal to the dividends paid on our common stock, which are deemed reinvested in additional Harris stock equivalent units on the dividend payment date. No above-market or preferential earnings are paid or guaranteed on investment choices.

Amounts credited to participants’ accounts in the SERP may be partially or fully funded by a grantor trust, also known as a “rabbi trust,” but the assets in such trust are subject to the claims of our creditors and participants are treated as our unsecured general creditors.

Nonqualified Deferred Compensation Table

The following table provides summary information with respect to amounts credited, earnings or losses and account balances for our named executive officers under our SERP, which, with the exception of Mr. Lance’s Supplemental Pension Plan, is our only defined contribution or other plan that provides for the deferral of compensation to our executive officers on a basis that is not tax-qualified.

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance
	in Last	in Last	in Last	Withdrawals/	at Last
	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Fiscal Year End
Name	($) (1)	($) (2)	($) (3)	($)	($) (4)
Howard L. Lance	$370,340	$120,000	$453,387	$0	$3,901,907

Gary L. McArthur	$148,931	$46,537	$94,245	$0	$858,959

Robert K. Henry	$183,047	$56,894	$1,345,532	$0	$4,645,940

Dana A. Mehnert	$92,660	$28,472	$64,961	$0	$528,135

Daniel R. Pearson	$159,486	$43,281	$102,861	$0	$1,105,975

(1)	The amounts in this column represent contributions by the named executive officers to our SERP in respect of the portion of salary or annual cash incentive that has been deferred and credited during fiscal 2010. The portion representing deferral of base salary is included in the Summary Compensation Table on page 46 in the “Salary” column for fiscal 2010. The portion representing deferral of annual cash incentives is the deferral during fiscal 2010 of Annual Incentive Plan payments and Performance Reward Plan payments in respect of fiscal 2009 performance, the amount of which is included in the Summary Compensation Table on page 46 in the “Non-Equity Incentive Plan Compensation” column for fiscal 2009. Any contributions by the named executive officers to our SERP of deferred Annual Incentive Plan payments and Performance Reward Plan payments in respect of fiscal 2010 performance will be contributions in fiscal 2011.

(2)	The amounts in this column represent contributions by us to the SERP that were credited during fiscal 2010. These amounts are included in the Summary Compensation Table on page 46 in the “All Other Compensation” column.

(3)	None of the earnings in this column are included in the Summary Compensation Table on page 46 as no preferential or above-market amounts are paid on balances in our SERP.

(4)	The amounts in this column include, for each named executive officer, amounts reported as compensation in the Summary Compensation Table for fiscal 2009 and fiscal 2008 as follows: Mr. Lance — $1,155,157; Mr. McArthur — $306,564; Mr. Henry — $460,104; Mr. Mehnert — $155,568; and Mr. Pearson — $255,210.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

This section of the proxy statement sets forth information regarding compensation and benefits that each of the named executive officers would receive in the event of a change in control without termination of employment or in the event of termination of employment under several different circumstances, including: (1) termination by Harris for cause; (2) a voluntary termination by the named executive officer; (3) termination by the named executive officer for good reason; (4) involuntary termination by Harris without cause; (5) death; (6) disability; or (7) termination by Harris without cause or by the named executive officer for good reason following a change in control.

Employment Agreement — Howard L. Lance

In December 2004, our Board approved, and Harris and Mr. Lance entered into, a letter agreement providing for Mr. Lance’s continued employment as Harris’ CEO and President, and his continued service as a director and Chairman. In December 2008, the Compensation Committee and independent directors of the Board approved changes to Mr. Lance’s agreement to comply with Section 409A of the Internal Revenue Code and certain other changes. Mr. Lance’s agreement provides for an indefinite term of employment ending on termination of Mr. Lance’s employment either by Harris with or without “cause,” or upon Mr. Lance’s resignation for “good reason” (as such terms are defined in the agreement), other resignation, death, disability or retirement.

Under Mr. Lance’s letter agreement, “cause” generally means a material breach by Mr. Lance of his duties and responsibilities as CEO or the conviction of, or plea to, a felony involving willful misconduct which is materially injurious to Harris. In addition, “good reason” generally means, without Mr. Lance’s consent: (a) a reduction in his annual base salary or current annual cash incentive target award, other than a reduction also applicable to our other senior executive officers; (b) the removal of, or failure to elect or reelect Mr. Lance as President or CEO or Chairman of the Board, provided, however, that the failure to elect Mr. Lance as Chairman of the Board shall not constitute “good reason” if such failure results from any law, regulation or listing requirement to the effect that the positions of Chairman of the Board and CEO shall not be held by the same individual or that the chairman of a company shall be independent, and the failure to elect Mr. Lance as President shall not constitute “good reason” if necessary for purposes of succession planning for Mr. Lance’s successor; (c) the assignment to Mr. Lance of duties or responsibilities that are materially inconsistent with Mr. Lance’s position with Harris; (d) any requirement that Mr. Lance relocate to a location more than fifty miles from where our principal place of business is currently located; and (e) an amendment of the provisions of the letter agreement regarding termination by Harris without “cause” or by Mr. Lance for “good reason” or regarding the definition of “good reason,” or termination by the Board of Mr. Lance’s letter agreement without his prior written consent.

In the event Mr. Lance’s employment is terminated by Harris without cause, which Harris is entitled to do upon 30 days’ prior written notice, or by Mr. Lance for good reason, then, provided that Mr. Lance has executed and delivered a release of claims against us and resignations of all officer and director positions held with us, Mr. Lance would be entitled to receive from Harris (i) a lump sum cash amount, payable within sixty days following termination, but subject generally to a six-month delay if required by Section 409A of the Internal Revenue Code, equal to two times the aggregate of (A) his then-current base salary and (B) his target cash incentive compensation under the Annual Incentive Plan (or any successor plan) for the fiscal year prior to the fiscal year in which his employment terminates; (ii) his pro-rated annual cash incentive bonus for the year of termination; (iii) without duplication, his accrued but unpaid base salary through the date of termination, his earned but unpaid annual cash incentive bonus under the Annual Incentive Plan (or any successor plan) for the prior fiscal year, reimbursement of reasonable business expenses incurred prior to the date of termination, and other or additional compensation benefits in accordance with the terms of applicable Harris plans or employee benefit programs for terminated employees; (iv) continued participation in the medical, dental, hospitalization, short-term and long-term disability, and group life insurance coverage plans of Harris in which he was participating on the date of termination of his employment until 24 months following such date of termination (or, if earlier, until the date or dates on which he receives comparable coverage and benefits under the plans and programs of a subsequent employer); (v) during the two-year period following termination and notwithstanding the terms and conditions of his stock option and restricted stock agreements, continued vesting of his unvested restricted stock and/or stock options (but subject to Mr. Lance’s continued compliance with his non-competition and non-solicitation obligations as a condition to such continued vesting), and as to vested stock options, continued exercisability until the date that is three months after the end of such two-year period (but in no event beyond the original term of the stock options); (vi) pro-rated vesting of his outstanding performance share awards pursuant to Harris’ performance targets and resulting performance, provided, however, that for purposes of determining the pro-rated vesting of any such awards, Mr. Lance’s employment will be deemed to have terminated as of the second annual anniversary of the date he actually terminates employment; and (vii) outplacement services at Harris’ expense for up to one year following the date of termination in accordance with the practices of Harris as in effect from time to time for senior executives.

In the event Mr. Lance’s employment is terminated by Harris for cause or due to Mr. Lance’s disability, or upon Mr. Lance’s retirement, resignation other than for good reason, or death, then Mr. Lance (or his estate or legal representative, as appropriate) shall be entitled to receive from Harris his accrued but unpaid base salary through the date of termination, his earned but unpaid annual cash incentive bonus under the Annual Incentive Plan (or any successor plan) for the prior fiscal year, reimbursement of reasonable business expenses incurred prior to the date of termination, and other or additional compensation benefits, if any, in accordance with the terms of applicable Harris plans or employee benefit programs for terminated employees. We may, at our option, terminate Mr. Lance’s employment in the event of his disability. In the event Mr. Lance’s employment is terminated as a result of his death or disability, he (or his estate or legal representative, as appropriate) shall also be entitled to other compensation benefits in accordance with the terms of applicable Harris plans for employees who die or become disabled, as appropriate.

Mr. Lance also is entitled to the benefits under his Supplemental Pension Plan in the event Mr. Lance’s employment is terminated by Harris without cause, by Mr. Lance for good reason or as a result of disability or eligible retirement. For additional information regarding Mr. Lance’s Supplemental Pension Plan, see the “Pension Benefits in Fiscal 2010” section of this proxy statement.

Mr. Lance’s agreement also provides that he may not during his employment and for a one-year period following termination of his employment for any reason (or a two-year period if he received severance from Harris), without Harris’ prior written consent, directly or indirectly associate with an enterprise that competes with Harris, and, during his employment with Harris and for a two-year period following termination of his employment for any reason, directly or indirectly solicit any customer or any employee of Harris to leave Harris.

In the event of a change in control of Harris, and if Mr. Lance’s employment terminates under circumstances provided under his change in control severance agreement discussed below under “Executive Change in Control Severance Agreements,” then Mr. Lance shall be entitled to the compensation and benefits provided under such change in control severance agreement in lieu of any compensation or benefits receivable under his letter agreement.

     Executive Change in Control Severance
Agreements

To provide continuity of management and dedication of our executives in the event of a threatened or actual change in control of Harris, our Board has approved change in control severance agreements for our Board-elected or appointed officers. Under these agreements, our Board-elected or appointed officers, including the named executive officers, are provided with severance benefits in the event (a) an executive terminates his employment for good reason within two years of a change in control, or (b) Harris terminates the executive’s employment within two years of a change in control of Harris for any reason other than for cause (all terms as defined in the severance agreement). Under the change in control severance agreement entered into with our named executive officers, the executive agrees not to voluntarily terminate his or her employment with us during the six-month period following a change in control.

Under the change in control severance agreements entered into with our named executive officers, a “change in control” generally means the occurrence of any one of the following events:

•	any person becomes the beneficial owner of 20% or more of the combined voting power of our outstanding common stock;

•	a change in the majority of our Board not approved by two-thirds of our incumbent directors;

•	the consummation of a merger, consolidation or reorganization unless immediately following such transaction: (i) more than 80% of the total voting power of Harris resulting from the transaction is represented by shares that were voting securities of Harris immediately prior to the transaction; (ii) no person becomes the beneficial owner of 20% or more of the total voting power of the outstanding voting securities as a result of the transaction; and (iii) at least a majority of the members of the board of directors of the company resulting from the transaction were incumbent directors of Harris at the time of the Board’s approval of the execution of the initial agreement providing for the transaction; or

•	our shareholders approve a plan of complete liquidation or dissolution of Harris or the sale or disposition of all or substantially all of our assets.

Also, under these agreements, “good reason” generally means:

•	a reduction in the executive’s annual base salary or current annual incentive target award;

•	the assignment of duties or responsibilities that are inconsistent in any material adverse respect with the executive’s position immediately prior to a change in control;

•	a material adverse change in the executive’s reporting responsibilities, titles or offices with Harris as in effect immediately prior to a change in control;

•	any requirement that the executive: (i) be based more than fifty miles from the facility where the executive was located at the time of the change in control or (ii) travel on company business to an extent substantially greater than the travel obligations of the executive immediately prior to the change in control; or

•	failure of Harris to continue in effect any employee benefit or compensation plans or provide the executive with employee benefits as in effect for the executive immediately prior to a change in control.

In addition, the term “cause” generally means a material breach by the executive of the duties and responsibilities of the executive’s position or the conviction of, or plea to, a felony involving willful misconduct which is materially injurious to Harris.

If triggered, the lump-sum cash severance benefit payable under the change in control severance agreement equals the sum of: (a) the executive’s unpaid base salary through the date of termination, a pro-rated annual bonus (as determined under the severance agreement), any unpaid accrued vacation pay, and, to the extent permitted under Section 409A of the Internal Revenue Code, any other benefits or awards that have been earned or became payable but that have not yet been paid to the executive; and (b) from one to three times the executive’s highest annual rate of base salary during the 12-month period prior to the date of termination plus from one to three times the greatest of the executive’s highest annual bonus in the three years prior to the change in control, the executive’s target bonus for the year during which the change in control occurred or the executive’s target bonus for the year in which the executive’s employment is terminated. Payment amounts are three times salary and bonus for Messrs. Lance and Henry, which for Mr. Lance was agreed upon in his employment letter agreement, and two times salary and bonus for Messrs. McArthur, Mehnert and Pearson. In addition, for the two years following the date of termination, but in no event later than age 65, the executive receives the same level of medical, dental, accident, disability, life insurance and any similar benefits as are in effect on the date of termination (or the highest level of coverage provided to active executives immediately prior to the change in control, if more favorable). The executive also receives reimbursement for any relocation expense related to the pursuit of other business opportunities incurred within two years following the date of termination, for recruitment or placement services of up to $4,000 and for professional financial or tax planning services of up to $5,000 per year. The change in control severance agreements with our named executive officers also provide for a tax gross-up payment to the executive in the event that payment of any severance benefits is subject to excise taxes imposed under Section 4999 of the Internal Revenue Code. In addition, pursuant to the change in control severance agreement, we will reimburse the executive for any legal fees and costs with respect to any dispute arising under such severance agreement. Not later than the date on which a change in control occurs, Harris is required to contribute to an irrevocable “rabbi” trust in cash or other liquid assets, an amount equal to the total payments expected to be paid under the change in control severance agreement plus the amount of trust administrative and trustee fees reasonably expected to be incurred. This required funding recognizes that in certain situations payments under the change in control severance agreement will be required to be deferred for up to six months following the trigger event to comply with Section 409A of the Internal Revenue Code.

In April 2010, our Compensation Committee determined that any new or materially modified change in control severance agreements entered into with executive officers will not provide for any tax gross-ups of excise taxes.

Payments and Benefits Upon
Any Termination

Our salaried employees, including the named executive officers, are entitled to receive certain elements of compensation on a non-discretionary basis upon termination of employment for any reason. Subject to the exceptions noted below, these include: (a) accrued salary and pay for unused vacation; (b) distributions of vested plan balances under our Retirement Plan or SERP; and (c) earned but unpaid bonuses. For a description of the SERP and the account balances credited to the named executive officers in the SERP as of July 2, 2010, see the Nonqualified Deferred Compensation Table on page 57. The amounts shown in the “Tables of Potential Payments Upon Termination or Change in Control” section beginning on page 63 do not include these elements of compensation or benefits.

Termination for Cause

A named executive officer whose employment is terminated by Harris for cause is not entitled to any compensation or benefits other than those paid to all of our salaried employees upon any termination of employment as described above. In addition, as noted under “Recovery of Executive Compensation (“Clawback”)” in the “Compensation Discussion and Analysis” section of this proxy statement, depending upon the circumstances giving rise to such termination, we may be entitled to recover all or a portion of any performance-based compensation if our financial statements are restated as a result of errors, omissions or fraud. Annual incentive awards, vested and unvested options, performance shares, performance share units, restricted shares and restricted stock units are automatically forfeited following a termination for cause or misconduct.

Involuntary Termination Without Cause

In the case of termination of employment other than for cause, Messrs. McArthur, Henry, Mehnert and Pearson are not contractually entitled to any compensation or benefits other than those that are paid to all salaried employees upon any termination of employment as described above. However, as discussed in the “Compensation Discussion and Analysis” section of this proxy statement, we have a long-standing practice of providing reasonable severance compensation for involuntary termination of an executive’s employment without cause. The specific amount may be based upon the relevant circumstances, including the reason for termination, length of employment and other factors. Following an involuntary termination without cause, annual incentive awards will be paid pro-rata after the end of the relevant fiscal year based upon the period worked during such fiscal year. Following an involuntary termination for other than misconduct, unvested restricted shares and restricted stock units are automatically forfeited, provided that in the case of unvested restricted shares or restricted stock units granted after June 28, 2008, the Compensation Committee may determine otherwise in its discretion. Following an involuntary termination other than for misconduct, unvested options are forfeited and vested options may be exercised until the sooner of 90 days following such termination or the regularly scheduled expiration date, and performance shares and performance share units will be paid out pro-rata after the end of the relevant performance period based upon the period worked during such performance period.

Compensation and benefits payable to Mr. Lance in the case of termination of employment other than for cause are described above under the description of his employment letter agreement.

Voluntary Termination

A named executive officer who voluntarily terminates employment other than due to retirement or for good reason is not entitled to any benefits other than those that are paid to all of our salaried employees upon any termination of employment as described above. Annual incentive awards, unvested options, restricted shares, restricted stock units, performance shares and performance share units are automatically forfeited following a voluntary termination. For options granted prior to June 30, 2007, vested options are automatically forfeited following a voluntary termination and, for options granted on or after June 30, 2007, vested options may be exercised until the sooner of 30 days following a voluntary termination or the regularly scheduled expiration date.

Death

In the event of termination of employment as a result of death, the beneficiaries of named executive officers are eligible for benefits under the death benefit programs generally available to our U.S.-based employees, including basic group life insurance paid by Harris and supplemental group life insurance elected and paid for by employees. Mr. Lance also has additional life insurance coverage as discussed above in the “Compensation Discussion and Analysis” section of this proxy statement. In the event of death:

•	account balances in our Retirement Plan and SERP become fully vested;

•	annual incentive awards are paid pro-rata based upon the period worked during the fiscal year and are paid following the fiscal year end based upon our performance;

•	restricted shares and restricted stock units immediately fully vest;

•	performance shares and performance share units are paid to the beneficiary pro-rata based upon the period worked during the performance period with performance shares and performance share units paid at the end of the three-year performance period based upon our performance; and

•	options immediately fully vest and shall be exercisable by the beneficiaries for up to 12 months following the date of death but not later than the regularly scheduled expiration date.

Disability

In the event of termination of employment as a result of disability, named executive officers are eligible for benefits in disability programs generally available to our U.S.-based employees. These include a long-term disability income benefit and, in most cases, continuation of medical and life insurance coverage applicable to active employees while disabled. In the event of disability:

•	account balances in our Retirement Plan and SERP become fully vested;

•	annual incentive awards are paid pro-rata based upon the period worked during the fiscal year and are paid following the fiscal year end based upon our performance;

•	restricted shares and restricted stock units immediately fully vest;

•	performance shares and performance share units are paid pro-rata based upon the period worked during the performance period with performance shares and performance share units paid at the end of the three-year performance period based upon our performance; and

•	options granted prior to July 4, 2009 continue to vest in accordance with the vesting schedule and shall be exercisable until the regularly scheduled expiration date and options granted on or after July 4, 2009 immediately fully vest and shall be exercisable until the regularly scheduled expiration date.

Retirement

As of July 2, 2010, none of our named executive officers other than Mr. Henry was retirement-eligible except that for purposes of our equity incentive plans, Mr. Pearson also satisfied the retirement after age 55 with ten or more years of full-time service requirements. In the event of termination of employment as a result of retirement, a named executive officer would receive retirement benefits generally available to our salaried employees. These include the benefits under our Retirement Plan, SERP and, in certain cases, retiree medical, dental and vision coverage. In the event of retirement:

•	account balances in our Retirement Plan and SERP become fully vested;

•	annual incentive awards are paid pro-rata based upon the period worked during the fiscal year and are paid following the fiscal year end based upon our performance;

•	after age 62 with ten or more years of full-time service, options continue to vest in accordance with the vesting schedule and continue to be exercisable until the regularly scheduled expiration date;

•	before age 62, but after age 55 with ten or more years of full-time service, options cease vesting and options exercisable at the time of such retirement continue to be exercisable until the regularly scheduled expiration date, but unvested options are forfeited;

•	after age 55 with ten or more years of full-time service, restricted shares and restricted stock units granted prior to June 28, 2008 are paid pro-rata based upon the period worked during the restricted period and restricted shares and restricted stock units granted on or after June 28, 2008 will become vested and payable as determined by the Compensation Committee; and

•	after age 55 with ten or more years of full-time service, performance shares and performance share units are paid pro-rata based upon the period worked during the performance period with performance shares and performance share units paid at the end of the three-year performance period based upon our performance.

Change in Control

Each of our named executive officers is party to a change in control severance agreement providing for benefits only upon both a change in control and the subsequent termination of employment of or by the executive in accordance with the terms of the agreement. For additional information regarding the terms of such agreements, see “Executive Change in Control Severance Agreements” starting on page 59. In addition, upon a change in control and irrespective of employment status:

•	annual cash incentive awards are fully earned and paid out promptly following the change in control or, in certain instances following the end of the fiscal year, in each case at not less than the target level;

•	all options immediately vest and become exercisable;

•	all restricted shares immediately vest;

•	all restricted stock units immediately vest and will be paid as soon as practicable but not later than 60 days following the change in control, or in certain events, promptly following the expiration of the initial restriction period; and

•	all performance shares and performance share units are deemed fully earned and fully vested immediately and will be paid at the end of the three-year performance period at not less than the target level, subject to accelerated pay-out or forfeiture in certain circumstances.

Tables of Potential Payments Upon
Termination or Change in Control

The following tables set forth the details, on an executive-by-executive basis, of the estimated compensation and benefits that would be provided to each named executive officer in the event that such executive’s employment with us is terminated for any reason, including termination by us for cause, voluntary termination, termination by the executive for good reason, involuntary termination by us without cause, death, retirement, disability or termination by us without cause or by the executive for good reason following a change in control. The tables also set forth the amount of potential payments to each of our named executive officers in the event of a change in control without a termination of employment. These amounts are estimates of the amounts that would be paid to the named executive officer upon such termination of employment or change in control. The actual amounts to be paid can only be determined at the time of a named executive officer’s termination of employment or a change in control. The amounts included in the tables are also based on the following:

•	The applicable provisions in the agreements and other arrangements between the named executive officer and Harris, which are summarized in the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 58;

•	We have assumed that the termination event occurred effective as of July 2, 2010, the last day of our fiscal year 2010;

•	We have assumed that the value of our common stock was $41.18 per share based on the closing market price on July 2, 2010, the last trading day of our fiscal year 2010, and that all unvested options not automatically forfeited were exercised on such day;

•	The designation of an event as a resignation or retirement is dependent upon an individual’s age. We have assumed that an individual over the age of 55 and who has completed at least ten years of full-time service has retired, and an individual who does not satisfy these criteria has resigned;

•	Cash compensation includes multiples of salary and annual incentive, and does not include paid or unpaid salary or annual incentive compensation or cash incentives earned in respect of fiscal 2010 because a named executive officer is entitled to annual incentive compensation if employed on July 2, 2010;

•	The value of accelerated performance shares is based upon the target number of performance shares previously granted and does not include performance shares for the three-year performance period ended July 2, 2010, which performance shares for such three-year performance period are set forth in the Option Exercises and Stock Vested in Fiscal 2010 Table on page 53 of this proxy statement;

•	We have not included in the tables the value of any options that were vested prior to July 2, 2010;

•	We have not included in the tables any payment of the aggregate balance shown in the Nonqualified Deferred Compensation Table on page 57 of this proxy statement;

•	Health and welfare benefits are included, where applicable, at the estimated value of continuation of this benefit;

•	In the event of termination by Harris without cause or by the named executive officer for good reason following a change in control, “Other Benefits” includes $4,000 for placement services and $10,000 for financial or tax planning services as set forth in the change in control severance agreement and also estimates relocation assistance of $220,000; and

•	Amounts shown in the “Reimbursement of Excise Tax” line reflect the amount payable to the named executive officer to offset any excise tax imposed under the Internal Revenue Code on payments received under the change in control severance agreement and any other taxes imposed on this additional amount. The amount shown assumes the “base amount” is the five-year average W-2 earnings for the period of 2005 through 2009. The benefit amount in excess of a named executive officer’s “base amount” is considered an “excess parachute payment” and if the “parachute payment” is greater than three times the average base amount, it is subject to an excise tax.

Howard L. Lance

											Termination by
											Harris without
					Involuntary					Change in	Cause/by Executive
	Termination		Termination By		Termination by					Control	for Good Reason
Executive Benefits and	by Harris	Voluntary	Executive for		Harris without					without	Following a
Payment Upon Termination	for Cause	Termination	Good Reason		Cause		Death	Disability		Termination	Change in Control

Cash Severance	$0	$0	$4,410,000		$4,410,000		$0	$0		$0	$8,220,000
Value of Accelerated or Continued Vesting of Unvested Options	$0	$0	$1,121,575	*	$1,121,575	*	$1,682,360	$1,682,360	(1)	$1,682,360	$1,682,360
Value of Accelerated or Continued Vesting of Unvested Performance Shares	$0	$0	$4,900,420	*	$4,900,420	*	$2,237,527	$2,237,527		$4,900,420	$4,900,420
Health and Welfare Benefits	$0	$0	$46,332		$46,332		$0	$0		$0	$46,332
Other Benefits	$0	$0	$4,000		$4,000		$0	$0		$0	$234,000
Supplemental Pension Plan**	$0	$0	$347,533		$347,533		$0	$347,533		$0	$441,245
Reimbursement of Excise Tax	$0	$0	$0		$0		$0	$0		$0	$0

TOTAL***	$0	$0	$10,482,327		$10,482,327		$3,919,887	$3,919,887		$6,582,780	$15,083,112

*	Under the terms of Mr. Lance’s employment letter agreement, if his employment is terminated by Harris without cause or by Mr. Lance for good reason, stock options and performance shares continue to vest for 24 months. The amounts shown represents the value of such unvested options and unvested performance shares that would vest during such 24-month period based upon the $41.18 closing market price of our common stock on July 2, 2010, the last trading day of our fiscal 2010.
**	The Supplemental Pension Plan benefit payments shown above are annual amounts and are paid in monthly installments for Mr. Lance’s remaining lifetime. For termination for good reason, without cause or following a change in control, payments commence immediately. For disability, payments commence immediately, offset by long-term disability benefits.
***	Excludes annuity benefits payable from the Supplemental Pension Plan.

Gary L. McArthur

											Termination by
											Harris without
					Involuntary					Change in	Cause/by Executive
	Termination		Termination By		Termination by					Control	for Good Reason
Executive Benefits and	by Harris	Voluntary	Executive for		Harris without					without	Following a
Payment Upon Termination	for Cause	Termination	Good Reason		Cause		Death	Disability		Termination	Change in Control

Cash Severance	$0	$0	$0		$0		$0	$0		$0	$2,054,000
Value of Accelerated or Continued Vesting of Unvested Options	$0	$0	$0		$0		$373,926	$373,926	(1)	$373,926	$373,926
Value of Accelerated Unvested Restricted Shares	$0	$0	$411,800	(2)	$411,800	(2)	$658,880	$658,880		$658,880	$658,880
Value of Accelerated Unvested Performance Shares	$0	$0	$498,146		$498,146		$498,146	$498,146		$1,091,270	$1,091,270
Health and Welfare Benefits	$0	$0	$0		$0		$0	$0		$0	$38,610
Other Benefits	$0	$0	$0		$0		$0	$0		$0	$234,000
Reimbursement of Excise Tax	$0	$0	$0		$0		$0	$0		$0	$0

TOTAL	$0	$0	$909,946		$909,946		$1,530,952	$1,530,952		$2,124,076	$4,450,686

Robert K. Henry

									Termination by
									Harris without
		Termination	Involuntary					Change in	Cause/by Executive
	Termination	By Executive	Termination					Control	for Good Reason
Executive Benefits and	by Harris	for Good	by Harris					without	Following a Change
Payment Upon Termination	for Cause	Reason	without Cause	Death	Disability		Retirement	Termination	in Control

Cash Severance	$0	$0	$0	$0	$0		$0	$0	$3,897,000
Value of Accelerated or Continued Vesting of Unvested Options	$0	$0	$0	$523,742	$523,742	(1)	$523,742	$523,742	$523,742
Health and Welfare Benefits	$0	$0	$0	$0	$0		$0	$0	$27,374
Other Benefits	$0	$0	$0	$0	$0		$0	$0	$234,000
Reimbursement of Excise Tax	$0	$0	$0	$0	$0		$0	$0	$0

TOTAL	$0	$0	$0	$523,742	$523,742		$523,742	$523,742	$4,682,116

Dana A. Mehnert

											Termination by
											Harris without
			Termination		Involuntary					Change in	Cause/by Executive
	Termination		By Executive		Termination					Control	for Good Reason
Executive Benefits and	by Harris	Voluntary	for Good		by Harris					without	Following a Change
Payment Upon Termination	for Cause	Termination	Reason		without Cause		Death	Disability		Termination	in Control

Cash Severance	$0	$0	$0		$0		$0	$0		$0	$1,618,000
Value of Accelerated or Continued Vesting of Unvested Options	$0	$0	$0		$0		$299,018	$299,018	(1)	$299,018	$299,018
Value of Accelerated Unvested Restricted Shares	$0	$0	$370,620	(2)	$370,620	(2)	$494,160	$494,160		$494,160	$494,160
Value of Accelerated Unvested Performance Shares	$0	$0	$327,525		$327,525		$327,525	$327,525		$765,948	$765,948
Health and Welfare Benefits	$0	$0	$0		$0		$0	$0		$0	$31,016
Other Benefits	$0	$0	$0		$0		$0	$0		$0	$234,000
Reimbursement of Excise Tax	$0	$0	$0		$0		$0	$0		$0	$1,126,234

TOTAL	$0	$0	$698,145		$698,145		$1,120,703	$1,120,703		$1,559,126	$4,568,376

Daniel R. Pearson

													Termination by
													Harris without
			Termination		Involuntary							Change in	Cause/by Executive
	Termination		By Executive		Termination							Control	for Good Reason
Executive Benefits and	by Harris	Voluntary	for Good		by Harris							without	Following a Change
Payment Upon Termination	for Cause	Termination	Reason		without Cause		Death	Disability		Retirement		Termination	in Control

Cash Severance	$0	$0	$0		$0		$0	$0		$0		$0	$1,730,000
Value of Accelerated or Continued Vesting of Unvested Options	$0	$0	$0		$0		$310,070	$310,070	(1)	$0		$310,070	$310,070
Value of Accelerated Unvested Restricted Shares	$0	$0	$576,520	(2)	$576,520	(2)	$576,520	$576,520		$576,520	(2)	$576,520	$576,520
Value of Accelerated Unvested Performance Shares	$0	$0	$411,452		$411,452		$411,452	$411,452		$411,452		$901,842	$901,842
Health and Welfare Benefits	$0	$0	$0		$0		$0	$0		$0		$0	$29,396
Other Benefits	$0	$0	$0		$0		$0	$0		$0		$0	$234,000
Reimbursement of Excise Tax	$0	$0	$0		$0		$0	$0		$0		$0	$0

TOTAL	$0	$0	$987,972		$987,972		$1,298,042	$1,298,042		$987,972		$1,788,432	$3,781,828

(1)	In the event of termination of employment as a result of disability, stock options granted prior to July 4, 2009 continue to vest in accordance with the vesting schedule and are exercisable until the regularly scheduled expiration date and stock options granted on or after July 4, 2009 immediately fully vest and shall be exercisable until the regularly scheduled expiration date. The amount shown represents the intrinsic value of such unvested options that would vest during such vesting period based upon the $41.18 closing market price of our common stock on July 2, 2010.

(2)	Unvested restricted shares granted after June 28, 2008 may be accelerated at the discretion of the Compensation Committee following an involuntary termination for other than misconduct or upon retirement after age 55 with ten or more years of service. The value of accelerated unvested restricted shares upon termination by executive for good reason, retirement or for involuntary termination by Harris without cause assumes the full vesting of unvested restricted shares granted after June 28, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, as well as persons who own more than ten percent of our outstanding shares of common stock, to file reports of ownership and changes in ownership of our securities with the SEC and the NYSE. We have procedures in place to assist our directors and executive officers in preparing and filing these reports on a timely basis.

Based solely upon a review of the forms furnished to us, or written representations from certain persons that no Forms 5 were required, we believe that all required forms have been timely filed for fiscal 2010.

PROPOSAL 2:  RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to Independent Registered
Public Accounting Firm

E&Y served as our independent registered public accounting firm for the fiscal year ended July 2, 2010. In addition to the engagement to audit our financial statements and internal control over financial reporting and to review the financial statements included in our quarterly reports on Form 10-Q, E&Y also was engaged by us during fiscal 2010 to perform certain audit-related services.

The following table presents fees for professional audit services rendered by E&Y for the audit of our annual financial statements for the fiscal years ended July 2, 2010 and July 3, 2009 and fees for other services rendered by E&Y during those periods.

	Fiscal 2010	Fiscal 2009

Audit Fees	$4,002,000	$3,972,000
Audit-Related Fees	75,800	38,300
Tax Fees	0	0
All Other Fees	0	0

Total	$4,077,800	$4,010,300

Audit Fees.  Audit services include fees associated with the annual audit and the audit of internal control over financial reporting, as well as reviews of our quarterly reports on Form 10-Q, SEC registration statements and other filings, accounting and reporting consultations and statutory audits required internationally for our subsidiaries.

Audit-Related Fees.  Services within audit-related fees include the audit of the Harris Retirement Plan financial statements and associated filings.

Tax Fees.  No tax-related services were rendered or fees billed for the fiscal years ended July 2, 2010 and July 3, 2009.

All Other Fees.  For the fiscal years ended July 2, 2010 and July 3, 2009, no professional services were rendered or fees billed for other services not included within Audit Fees or Audit-Related Fees.

E&Y did not perform any professional services related to financial information systems design and implementation for Harris in fiscal 2010 or 2009.

The Audit Committee has determined in its business judgment that the provision of non-audit services described above is compatible with maintaining E&Y’s independence.

In fiscal 2009, E&Y served as the independent registered public accounting firm for Aviat Networks, Inc. (formerly known as Harris Stratex Networks, Inc.), a publicly-traded company of which we owned approximately 56% of the outstanding shares until we completed the spin-off to our shareholders of our ownership interest on May 27, 2009. The audit committee of Aviat Networks, Inc. is responsible for reviewing and pre-approving the scope and cost of services provided by its independent registered public accounting firm. The fees set forth for fiscal 2009 above do not include the fees paid by Aviat Networks, Inc. to E&Y for services rendered to Aviat Networks, Inc. for the period its financial results were consolidated with our results.

Pre-Approval of Audit
and Non-Audit Services

Under the Audit Committee Pre-Approval Policy and Procedures, as adopted by the Audit Committee, the Audit Committee must pre-approve all audit and non-audit services provided by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the firm’s independence. The policy utilizes a framework of both general pre-approval for certain specified services and specific pre-approval for all other services.

At the start of each fiscal year, the Audit Committee pre-approves the audit services, audit-related services and tax services, if any, together with specific details regarding such services anticipated to be required for such fiscal year including, when available, estimated fees. The Audit Committee reviews and, as it deems appropriate, pre-approves those services. The Audit Committee periodically reviews the services provided to date and actual fees against the estimates, and such fee amounts may be updated to the extent appropriate at the regularly scheduled meetings of the Audit Committee. Additional pre-approval is required before actual fees for any service can exceed the originally pre-approved amount. The Audit Committee may also revise the list of pre-approved services and related fees from time to time. All of the services described above under the captions “Audit Fees” and “Audit-Related Fees” with respect to fiscal 2010 were pre-approved in accordance with this policy.

If we seek to engage the independent registered public accounting firm for other services that are not considered subject to general pre-approval as described above, then the Audit Committee must approve such specific engagement as well as the estimated fees. Such engagement will be presented to the Audit Committee for pre-approval at its next regularly scheduled meeting. If the timing of the project requires an expedited decision, then we may ask the Chairperson of the Audit Committee to pre-approve such engagement. Any such pre-approval by the Chairperson is then presented to the full Audit Committee for ratification at the next Audit Committee meeting. In any event, pre-approval of any engagement by the Audit Committee or the Chairperson of the Audit Committee is required before our independent registered public accounting firm may commence any engagement. Additional pre-approval is required before any fees can exceed approved fees for any such specifically-approved services.

Appointment of Independent Registered
Public Accounting Firm for Fiscal 2011

The Audit Committee has appointed E&Y to audit our books and accounts for the fiscal year ending July 1, 2011.

Although applicable law does not require shareholder ratification of the appointment, our Board has decided to ascertain the position of our shareholders on the appointment. If our shareholders do not ratify the appointment of E&Y, the Audit Committee will reconsider whether to retain E&Y and may retain E&Y or hire another firm without resubmitting the matter to shareholders for approval. We expect that a representative of E&Y will be present at the 2010 Annual Meeting to respond to appropriate questions from shareholders and to make a statement if he or she desires to do so.

As provided in the Audit Committee’s Charter and as discussed above, the Audit Committee is responsible for directly appointing, retaining, terminating and overseeing our independent registered public accounting firm. While Harris has a very long-standing relationship with E&Y, the Audit Committee frequently evaluates the independence and effectiveness of the independent registered public accounting firm and its personnel, and the cost and quality of its audit and audit-related services. In accordance with sound corporate governance practices and in order to ensure that the Audit Committee and our shareholders are receiving the best and most cost-effective audit services available, the Audit Committee periodically considers issuing a request for proposal from E&Y and other large nationally recognized accounting firms with regard to our audit engagement. A determination to use a request for proposal process could result in a firm other than E&Y providing audit engagement services to us in later years.

Recommendation Regarding Proposal 2

The affirmative vote of a majority of the shares represented at the 2010 Annual Meeting of Shareholders and entitled to vote on this proposal will be required to ratify our Audit Committee’s appointment of our independent registered public accounting firm. Abstentions will have the effect of a vote against ratification of the appointment of our independent registered public accounting firm. Any broker non-votes will have no effect on the ratification of the appointment of our independent registered public accounting firm.

Our Board of Directors unanimously recommends that you vote “FOR” ratification of the Audit Committee’s appointment of E&Y as our independent registered public accounting firm for the fiscal year ending July 1, 2011. If not otherwise specified, proxies will be voted “FOR” approval of this proposal.

PROPOSAL 3:  APPROVAL OF THE HARRIS CORPORATION ANNUAL INCENTIVE PLAN

At the Annual Meeting, our shareholders will be asked to approve the Harris Corporation Annual Incentive Plan (the “Annual Incentive Plan”). Upon the recommendation of our Management Development and Compensation Committee, our Board approved the Annual Incentive Plan on August 28, 2010, with an effective date of July 3, 2010, subject to its approval by shareholders.

The purpose of the Annual Incentive Plan is to promote our growth and performance by linking a portion of the total annual compensation for certain key employees to attainment of those corporate and/or business unit objectives that are approved for each fiscal year of Harris. The Annual Incentive Plan has the further purpose of assisting in the attraction, retention and motivation of certain key employees. The Annual Incentive Plan is very similar to our predecessor plan, the Harris Corporation 2005 Annual Incentive Plan, which was approved by our shareholders in 2005.

The Annual Incentive Plan also is designed to preserve our ability to deduct in full, for Federal income tax purposes, the compensation paid to certain executive officers in connection with certain awards granted under the Annual Incentive Plan under Section 162(m) of the Internal Revenue Code. To enable compensation received in connection with cash awards granted under the Annual Incentive Plan to qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, Harris shareholders are being asked to approve the Annual Incentive Plan.

Summary of the Harris Corporation Annual Incentive Plan

The following summary of the principal features of the Annual Incentive Plan is subject to the complete terms of the Annual Incentive Plan, a copy of which is attached to this proxy statement as Appendix A.

Administration.  The Annual Incentive Plan will be administered by a committee of the Board (the “Committee”) appointed to administer the Annual Incentive Plan, except that with respect to participation in the Annual Incentive Plan by our CEO or any other executive officer who is also a member of the Board, the Annual Incentive Plan will be administered by the Committee together with the independent directors of the Board. The Committee will be composed of not fewer than three non-employee directors, each of whom will be an independent director. Initially, the Board has designated the Management Development and Compensation Committee to administer the Annual Incentive Plan. The Committee may delegate to one or more of our officers the authority to grant awards (other than grants to an executive officer or any person covered by Section 162(m) of the Internal Revenue Code) under the Annual Incentive Plan. The Committee shall have the power to interpret the Annual Incentive Plan and awards granted thereunder, and all determinations of the Committee will be final, conclusive and binding on all persons having an interest in the Annual Incentive Plan or any award.

Eligibility.  Awards may be granted to salaried employees of Harris or any subsidiary or affiliate of Harris who are selected by the Board, the Committee or our CEO. Employees intended to receive “qualified performance-based compensation” shall be designated as participants under the Annual Incentive Plan no later than 90 calendar days after the beginning of a fiscal year of Harris. As of August 28, 2010, we had approximately 11,700 salaried employees, including 9 executive officers, who would be eligible to receive awards under the Annual Incentive Plan.

Participation by Executive Officers.  For any participant in the Annual Incentive Plan who is a Harris executive officer covered by Section 162(m) of the Internal Revenue Code:

•	such participant’s annual incentive award payable under the Annual Incentive Plan for a fiscal year of Harris will be based solely on achievement of one or more of the performance objectives established by the Committee and the Committee shall not have the discretion to increase the amount of the award payable under the Annual Incentive Plan but the Committee may reduce the amount of any award so payable; and

•	no annual incentive award intended to be a “qualified performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code will be payable to that participant under the Annual Incentive Plan unless the Committee certifies such participant’s performance objectives have been satisfied to a particular extent and that any other material terms and conditions to payment of an award to such participant under the Annual Incentive Plan have been satisfied.

Further, the maximum award payable under the Annual Incentive Plan to any participant who is an executive officer of Harris for any fiscal year of Harris will be $6,000,000, provided that if a participant is not a participant for the entire fiscal year, the maximum amount payable shall be pro-rated based on the number of days the individual was a participant.

Awards; Performance Objectives.  Participants will have the payout of their annual incentive awards, if any, determined on the basis of the degree of achievement of performance objectives that will be established by the Committee and will be stated in terms of the attainment of specified levels of or percentage changes (as compared to a prior measurement period) in any one or more of the performance objectives. The Committee will, for each fiscal year, establish the performance objectives to apply to each participant and a formula or matrix prescribing the extent to which that participant’s “target” annual incentive award will be earned based upon the degree of achievement of those performance objectives. In no event, however, will the maximum payout to that participant exceed 200% of that target annual incentive award. With respect to awards intended to be “qualified performance-based compensation,” the Committee will determine the target annual incentive award, performance objectives and any related formula or matrix for each participant not later than 90 calendar days after the beginning of a fiscal year of Harris. Payouts will, subject to any deferral required or permitted by the Committee, be made after the end of the applicable fiscal year.

The provisions of the Annual Incentive Plan with respect to the description of the potential business criteria on which the performance objectives may be based, and measurement of, and limitations on the use of, performance objectives are the same as those described under “Proposal 4: Re-Approval of the Performance Measures for the Harris Corporation 2005 Equity Incentive Plan.”

The Committee may, in its sole discretion, award or increase the amount of an annual incentive award payable to a participant (other than an executive officer covered by Section 162(m) of the Internal Revenue Code) even though not earned in accordance with the performance objectives established for such participant, or, in the event of any unusual or nonrecurring events affecting Harris or its financial statements or changes in applicable laws, regulations or accounting principles, decrease the amount of an annual incentive award otherwise payable to a participant even though earned in accordance with the performance goals established for such participant.

Termination of Employment.  Except to the extent otherwise provided by the Committee or as provided below under “Change in Control,” if a participant’s employment with Harris, or any subsidiary or affiliate of Harris, is terminated for any reason prior to the last day of a fiscal year of Harris, then, except in the case of death, disability, normal retirement, or an involuntary termination without cause, the participant shall forfeit the award and shall not be entitled to a payment of the annual incentive award. If a participant’s employment is terminated during a fiscal year of Harris due to death, disability, normal retirement or involuntary termination without cause, the participant will be entitled to a payment, pro-rated based on the number of days the individual was a participant in the Annual Incentive Plan for such fiscal year, of the annual incentive award that would have been payable if the participant had been a participant on the last day of the fiscal year. A leave of absence, approved by the Committee, will not be deemed to be a termination of employment for purposes of the Annual Incentive Plan.

Change in Control.  Upon the occurrence of a “Change in Control” (as defined below under “Proposal 4: Re-Approval of the Performance Measures for the Harris Corporation 2005 Equity Incentive Plan”) that qualifies as a “change in control event” within the meaning of regulations adopted under Section 409A of the Internal Revenue Code, we will pay any awards payable to participants as promptly as practicable following the effective date of the Change in Control but in no event later than the earlier of (1) the 90th day following the effective date of the Change in Control and (2) the 15th day of the third month following the end of the fiscal year during which the Change in Control is effective. In the event the Change in Control does not qualify as a “change in control event” under such regulations, the payment to participants will be made no earlier than the end of the fiscal year during which the Change in Control is effective and no later than the 15th day of the third month following the end of such fiscal year. A participant who remains employed by Harris or any subsidiary or affiliate of Harris as of the time the Change in Control is effective shall be entitled to receive a payment notwithstanding any subsequent termination of employment for any reason. The payment to each participant will be an amount not less than the target award as originally approved for the fiscal year of Harris, notwithstanding actual results or any changes or modifications occurring after any such Change in Control.

Termination or Amendment.  The Annual Incentive Plan will continue in effect until its termination by the Board or the Committee. Prior to a Change in Control, the Board or the Committee may amend, suspend or terminate the Annual Incentive Plan from time to time, subject to any requirement for shareholder approval imposed by applicable law or regulation, including Section 162(m) of the Internal Revenue Code, and the listing standards of the NYSE, except that no such amendment or termination may be made which would alter a participant’s right to receive a distribution as previously earned.

Impact of Restatement of Financial Statements upon Previous Awards (“Clawback”).  If any of our financial statements are restated as a result of errors, omissions or fraud, the Committee may direct that we recover all or a portion of any such award or payment made to any, all or any class of participants with respect to any fiscal year of Harris the financial results of which are negatively affected by such restatement.

Summary of U.S. Federal Income Tax Consequences

Payments made under the Annual Incentive Plan will be taxable to the recipients when paid. As described above, we generally intend payments under the Annual Incentive Plan to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code. As a result, we will generally be entitled to a U.S. Federal income tax deduction corresponding to the amount of income recognized by the participant.

New Plan Benefits

Because the Annual Incentive Plan gives the Committee discretion in establishing target annual cash incentives (subject to the dollar limit for executive officers noted above) and the Committee has discretion to reduce the amount of benefits that will be payable under the Annual Incentive Plan, it is not possible to determine the amount of the benefits that may become payable under the Annual Incentive Plan. For fiscal year 2011, the target annual cash incentive amounts for the named executive officers under the Annual Incentive Plan, assuming that actual performance against the performance objectives established by the Committee results in an annual cash incentive at 100% of the target cash incentive, would be as follows: Howard L. Lance: $1,260,000; Gary L. McArthur: $395,000; Robert K. Henry: $505,000; Dana A. Mehnert: $290,000; and Daniel R. Pearson: $345,000. Actual cash incentive amounts could be more or less than the target cash incentive amounts described above, depending on the actual performance against the performance objectives and subject to the Committee’s discretion to reduce the amount of the annual cash incentive earned under the Annual Incentive Plan. Because Mr. Henry retired in September 2010, his payout in respect of fiscal 2011 will be pro rated.

Vote Required and Related Matters

The affirmative vote of a majority of the shares represented at the 2010 Annual Meeting of Shareholders and entitled to vote on this proposal will be required to approve the adoption of the Harris Corporation Annual Incentive Plan. Abstentions will have the effect of a vote against approval of the Annual Incentive Plan. Any broker non-votes will have no effect on the approval of the Harris Corporation Annual Incentive Plan. If the Annual Incentive Plan is not so approved, no annual incentives will be paid under the Annual Incentive Plan. However, we may otherwise grant annual cash bonuses and in that event, these bonuses would not qualify as qualified performance-based compensation under Section 162(m) of the Internal Revenue Code, and accordingly, all or a portion of such bonuses might not be deductible by us for federal income tax purposes.

Recommendation Regarding Proposal 3

Our Board of Directors unanimously recommends that you vote “FOR” approval of the Harris Corporation Annual Incentive Plan. If not otherwise specified, proxies will be voted “FOR” approval of this proposal.

PROPOSAL 4:  RE-APPROVAL OF THE PERFORMANCE MEASURES FOR THE HARRIS CORPORATION 2005 EQUITY INCENTIVE PLAN

At the Annual Meeting, our shareholders will be asked to re-approve the Harris Corporation 2005 Equity Incentive Plan (As Amended and Restated Effective August 27, 2010) (the “2005 Equity Plan”), for purposes of compliance with Section 162(m) of the Internal Revenue Code.

Section 162(m) of the Internal Revenue Code generally denies a corporate tax deduction for annual compensation exceeding $1 million paid by a publicly held company to its chief executive officer or to the three most highly compensated executive officers (other than the chief financial officer). However, compensation that is deemed to be “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code is generally excluded from this limit. To qualify as “qualified performance-based compensation,” Section 162(m) of the Internal Revenue Code requires the material terms of the 2005 Equity Plan to be approved by our shareholders once every five years.

The Harris Corporation 2005 Equity Incentive Plan was originally adopted by our Board on August 27, 2005 and approved by our shareholders on October 28, 2005 (the “Effective Date”). It was amended by the Board on October 24, 2008 primarily to reflect changes necessary to comply with Section 409A of the Internal Revenue Code. On August 28, 2010, our Board approved an amendment and restatement of the Harris Corporation 2005 Equity Incentive Plan, as amended, which included, among other things, the following amendments, as set forth in the 2005 Equity Plan:

•	The addition of six new performance measures to serve as additional bases for “Qualified Performance-Based Awards” under the 2005 Equity Plan (namely: return on invested capital; earnings before interest, taxes, depreciation and amortization; margins; new product introduction; business efficiency measures; and sustainability, including energy or materials utilization);

•	Changes in the definition of “Change in Control.” Prior to the amendments, a change in control would be deemed to occur upon, among other events or circumstances, consummation of a merger, consolidation, share exchange or similar form of corporate reorganization (“business combination”) unless, among other things, immediately following such business combination more than 80% of the total voting power of the corporation resulting from such business combination eligible to elect directors of such corporation is represented by shares that were voting securities of Harris immediately prior to such business combination, and such voting power is in substantially the same proportion as the voting power of such voting securities of Harris immediately prior to the business combination. The amendment lowers the 80% threshold for business combinations to 60% with respect to awards granted on or after August 27, 2010 under the 2005 Equity Plan. Also, prior to the amendments, a change in control would be deemed to occur upon the approval by our shareholders of a direct or indirect sale or other disposition of all or substantially all of the assets of Harris and its subsidiaries, and the amendments require the consummation (as opposed to mere shareholder approval) of such a transaction;

•	Clarification of the ability of our CEO, if also a member of our Board, to grant awards in his or her capacity as a Board committee comprised of one director, as permitted by our By-Laws;

•	Clarification and expansion of the definition of “repricing” of options and stock appreciation rights that are subject to shareholder approval; and

•	Prohibition of the payment of dividends or dividend equivalents on unvested performance shares or performance share units.

The amendments to the 2005 Equity Plan as described above are effective with respect to equity awards granted on or after August 27, 2010.

The portion of the amendment and restatement to add six new performance measures was adopted by our Board subject to shareholder approval. If our stockholders approve this proposal, any performance measure related to an award or portion of an award under the 2005 Equity Plan that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code will be based on one or more, or a combination of, the following criteria: return on equity; diluted earnings per share; total earnings; earnings growth; return on capital; return on invested capital; return on assets; return on sales; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; revenue; revenue growth; gross margin; return on investment; increase in the fair market value of shares; share price (including, but not limited to, growth measures and total stockholder return); operating profit; net earnings; margins; new product introduction; business efficiency measures; sustainability, including energy or materials utilization; cash flow (including, but not limited to, operating cash flow and free cash flow); inventory turns; financial return ratios; market share; earnings measures/ratios; economic value added; balance sheet measurements (such as receivable turnover); internal rate of return; customer satisfaction surveys; or productivity.

Shareholders are not being asked to increase the number of shares available for awards under the 2005 Equity Plan. If our stockholders approve this proposal, the 2005 Equity Plan will govern awards after the Annual Meeting. If the requisite shareholder approval of the performance measures is not obtained, we may continue to grant awards under the 2005 Equity Plan under its current terms. However, certain performance-based awards under the 2005 Equity Plan may no longer constitute “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code.

Summary of Certain Terms of the Harris Corporation 2005 Equity Incentive Plan

The following summary of the principal features of the 2005 Equity Plan is subject to the complete terms of the 2005 Equity Plan, a copy of which is attached to this proxy statement as Appendix B.

General.  The purpose of the 2005 Equity Plan is to promote our long-term growth and performance and to increase shareholder value by providing long-term incentive awards to employees and directors. The 2005 Equity Plan is intended to: (i) further align the interests of employees and directors with those of the shareholders by providing incentive compensation opportunities which may be tied to the performance of our common stock and by encouraging common stock ownership by our officers, employees and directors; and (ii) assist in the attraction, retention and motivation of selected individuals.

Administration.  The 2005 Equity Plan will be administered by a committee of the Board (the “Committee”) appointed to administer the 2005 Equity Plan. The Committee will be composed of not fewer than three non-employee directors, each of whom will be a “Non-Employee Director” for purposes of Section 16 of the Exchange Act and Rule 16b-3 thereunder, an “outside director” within the meaning of Section 162(m) and the regulations promulgated under the Internal Revenue Code and an independent director as defined by the listing standards of the NYSE. The Board has initially designated the Management Development and Compensation Committee to administer the 2005 Equity Plan. Subject to the provisions of the 2005 Equity Plan, the Committee has the discretion to determine the terms of each award and the persons to whom awards are granted. The Committee may delegate to one or more of our officers or to a committee of the Board consisting of one or more directors who also serve as officers of Harris the authority to grant awards (other than grants to any director, executive officer or person subject to Section 162(m) of the Internal Revenue Code) under the 2005 Equity Plan. The Committee shall have the power to interpret the 2005 Equity Plan and awards granted thereunder, and all determinations of the Committee will be final, conclusive and binding on all persons having an interest in the 2005 Equity Plan or any award.

Shares Available For Award.  The number of shares with respect to which awards may be issued or delivered under the 2005 Equity Plan (subject to adjustment as set forth below) is 20,000,000. Subject to adjustment as set forth below, no more than 7,000,000 of these shares shall be available for issuance pursuant to incentive stock options, no more than 1,000,000 shares may be issued or delivered as “other share-based awards” and no more than 1,000,000 shares may be issued or delivered to non-employee directors in respect of deferred units. Any shares issued or delivered as a result of “full-value awards” shall be counted as 1.60 shares for the purpose of the overall share limit under the 2005 Equity Plan. “Full-Value Awards” include cash-based units, deferred units, performance shares, performance share units, restricted stock, restricted units and all other share-based awards, but does not include options or stock appreciation rights. Shares issued or delivered under the 2005 Equity Plan may be authorized but unissued or reacquired shares of our common stock.

Shares issued by us as substitute awards granted in connection with the assumption of outstanding awards previously granted by a company acquired by us, or with which we combine, do not reduce the number of shares available for awards under the 2005 Equity Plan.

Individual Participant Limits.  Subject to adjustment as set forth below, the maximum number of shares with respect to which options and stock appreciation rights (“SARs”) may be granted to any one participant during any fiscal year will be 1,000,000 shares. The initial target number of shares subject to awards of performance shares, performance share units or other Full-Value Awards intended to qualify as performance-based compensation granted to any one participant in any fiscal year shall not exceed 500,000 shares and in no event shall the number of shares ultimately issued exceed 200% of the initial target number of shares. In no event will any participant in any fiscal year receive awards of cash-based units having an aggregate maximum value on their respective grant dates in excess of $6,000,000.

Share Counting and Adjustments.  The maximum number of shares with respect to which awards may be granted under the 2005 Equity Plan will be increased by the number of shares with respect to which options or other awards were granted under the Harris Corporation 2000 Stock Incentive Plan and the Harris Corporation Stock Incentive Plan (collectively, the “Predecessor Plans”) as of the Effective Date, but which terminate, expire or terminate unexercised, or are forfeited or cancelled without delivery of the shares under the terms of either Predecessor Plan after the Effective Date. Further, to the extent that any award granted under the 2005 Equity Plan is forfeited or otherwise terminates without delivery of shares or terminates without having been exercised, any shares underlying such award will again be available for grant under the 2005 Equity Plan to the extent of such forfeiture or termination. Shares will not be treated as having been issued under the 2005 Equity Plan and will therefore not reduce the number of shares available for grant to the extent an award is settled in cash. Shares tendered to us as full or partial payment of the exercise or purchase price of any award or withheld by us in satisfaction of a tax withholding obligation will not again become available under the 2005 Equity Plan. The number of shares available under the 2005 Equity Plan will be reduced upon the exercise of an SAR by the gross number of shares subject to that SAR.

The number of shares authorized under the 2005 Equity Plan, the maximum award limitations set forth in the 2005 Equity Plan, the number of shares subject to outstanding awards and the exercise price, base price, purchase price or option price and other relevant provisions of the 2005 Equity Plan and outstanding awards shall be adjusted by the Committee or the Board, in its discretion, to reflect a change in our capitalization. Such adjustments may include a substitution for alternative consideration (including cash) and may be made as a result of a recapitalization, repurchase, rights offering, reorganization, merger, consolidation, combination, exchange of shares, spin-off, spin-out, extraordinary cash dividends or other distribution of assets to shareholders or other similar corporate transaction or event.

In the event of a stock dividend, stock split, reverse stock split, share combination or similar events, the maximum number of shares authorized under the 2005 Equity Plan, the maximum award limitations, the number of shares subject to outstanding awards, the exercise price, base price, purchase or option price and other relevant provisions of the 2005 Equity Plan and outstanding awards will be proportionately and automatically adjusted to reflect such event.

Prohibition of Option and SAR Repricing.  Without the prior approval of our shareholders, options or SARs may not be repriced.

Eligibility.  Awards may be granted to employees or non-employee directors of Harris or any subsidiary or affiliate of Harris. As of August 28, 2010, we had approximately 15,800 employees and we had 10 non-employee directors, all of whom would be eligible to receive awards under the 2005 Equity Plan.

Types of Awards.  Awards under the 2005 Equity Plan may be in the form of performance shares, performance share units, cash-based units, restricted stock, restricted units, options, SARs, deferred units (which may only be awarded to non-employee directors) or other share-based awards.

Performance Share, Performance Share Unit, and Cash-Based Unit Awards.  The Committee may grant performance share, performance share unit, and cash-based unit awards, subject to such forfeiture and other conditions and the attainment of such performance measures over such periods (not less than one year) as the Committee may determine. The Committee may determine performance levels under which the number of performance shares, performance share units or cash-based units earned based on actual performance may be less than, equal to or greater than, the number stated in the award. To the extent earned, performance shares will be released to participants without restriction on transfer and performance share unit and cash-based unit awards will be settled, in the discretion of the Committee, in cash, shares of common stock or any combination of these. Payout of performance share units in cash and cash-based units in common stock will be made based upon the fair market value of the common stock, determined on such date or over such time period as determined by the Committee.

Performance measures may be described in terms of company-wide objectives or, with respect to participants who are employees, objectives that are related to the performance of the individual participant or the subsidiary, division, business unit, department or function with Harris in which the participant is employed. Performance measures may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index.

Subject to the applicable performance share award agreement and unless otherwise provided or determined by the Committee, during the performance period participants may exercise full voting rights with respect to all performance shares. Subject to the applicable performance share unit award agreement or cash-based unit award agreement and unless otherwise provided or determined by the Committee, a participant will not have any rights as a shareholder with respect to shares underlying a performance share unit or cash-based unit until such time, if any, as such underlying shares are actually issued to the participant.

Dividend Equivalents.  No dividends or dividend equivalents shall be paid on outstanding unvested or unearned performance shares or performance share units. However, the Committee may specify that a performance share or performance share unit will accrue dividend equivalents in an amount equal to the cash dividends or other distribution, if any, which are paid with respect to issued and outstanding shares of common stock during the performance period. If dividend equivalents are included with a performance share award or performance share unit award, the dividend equivalents will be paid in cash or shares of common stock at the time of vesting of such performance shares and at the time of payout of such performance share units. Dividend equivalents will, in such case, be paid with respect to all performance shares that have vested or performance share units that are paid out. No dividend equivalents will be paid on performance shares or performance share units that are forfeited or cancelled. The Committee may also specify that dividend equivalents will be deemed to be reinvested in our common stock. Dividend equivalents which are deemed reinvested in our common stock will be converted into additional performance shares or performance share units and payment of the performance shares or performance share units shall include the value of such additional performance shares or performance share units. No interest shall be paid on a dividend equivalents or any part thereof.

Restricted Stock and Restricted Unit Awards.  Restricted stock awards are shares of common stock subject to transfer restrictions as well as forfeiture upon certain terminations of employment or service prior to the end of a restricted period or other conditions specified by the Committee in the award agreement. The Committee may grant restricted stock and restricted unit awards subject to such restrictions as to vesting and to such other terms as the Committee may determine. If the restricted stock or restricted units vest by the passage of time, such awards will be subject to restriction for at least three years, as determined by the Committee at the date of grant. To the extent permitted by Section 409A of the Internal Revenue Code, the Committee may, in its sole discretion, at the time of the grant of the award of restricted stock or restricted units or at any time thereafter, provide for the early vesting of such award prior to the expiration of the restriction period. Upon expiration of the restriction period and satisfaction of any other terms or conditions, restricted stock will immediately become nonforfeitable and the shares underlying such restricted stock will be released to the participant, and restricted units will become payable to a participant. Payout of a restricted unit may be made, at the discretion of the Committee, in shares or in cash, or in a combination thereof. Any cash payout of a restricted unit will be made based upon the fair market value of the common stock, determined on such date or over such time period as determined by the Committee. Subject to the applicable award agreement and unless otherwise provided or determined by the Committee, during the restriction period participants may exercise full voting rights with respect to restricted shares and will be entitled to receive dividend equivalents (rather than dividends) paid with respect to those shares but will not have any rights as a shareholder with respect to shares underlying a restricted unit until such time, if any, as such underlying shares are actually issued to the participant. The Committee may provide for the payment of dividend equivalents to the participants holding restricted units at such times as paid to shareholders generally or at the time of vesting or other payout of the restricted unit.

Stock Options.  A stock option is the right to purchase shares of our common stock at a fixed exercise price for a fixed period of time. The Committee may grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code, non-qualified stock options or any combination of these. The Committee establishes the exercise price of options, provided that incentive and non-qualified stock options must have an exercise price that is not less than the fair market value of a share of our common stock on the date of grant. The closing sale price of our common stock, as reported on the NYSE on September 13, 2010, was $43.61 per share. To the extent the aggregate exercise price of the shares with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year exceeds $100,000 (or such other amount as determined under the Internal Revenue Code), such options will be treated as non-qualified stock options.

The 2005 Equity Plan provides that the option exercise price may be paid in cash or its equivalent, by tender of shares of common stock owned by the participant having a fair market value not less than the exercise price or, if permitted by the Committee and to the extent permitted by applicable law, by means of a net-exercise procedure or a broker-assisted cashless exercise.

Options will become vested and exercisable at such times and subject to such conditions and restrictions as may be specified by the Committee. The maximum term of an option granted under the 2005 Equity Plan is ten years. A participant may not exercise an option after its expiration date.

Stock Appreciation Rights.  The Committee may grant SARs either in tandem with a related option or on a freestanding basis, independent of any option. A tandem SAR is exercisable only at the time and only to the extent that the related stock option is exercisable. A freestanding SAR is exercisable at such times and subject to such terms as specified by the Committee. The exercise price of a tandem SAR will be the same as the exercise price of the related option, and the exercise price of a freestanding SAR may not be less than the fair market value on the date of grant of the number of shares of our common stock subject to the freestanding SAR. In no event will any SAR be exercisable any later than ten years from the date of its grant. Upon the exercise of any SAR, the participant is entitled to receive an amount equal to the excess of the fair market value of the underlying shares of common stock as to which the SAR is exercised over the aggregate exercise price for such shares.

Upon exercise of a tandem SAR granted as to all or some of the shares subject to that tandem SAR, the related option will be automatically canceled to the extent of the number of shares subject of the exercise of the tandem SAR, and such shares will no longer be available for grant under the 2005 Equity Plan. If the related option is exercised as to some or all of the shares underlying such option, the related tandem SAR will automatically be canceled to the extent of the number of shares subject to the exercise of the option, and such shares will no longer be available for grant under the 2005 Equity Plan. A participant may not exercise an SAR after its expiration date.

Deferred Units.  The Committee may grant deferred unit awards to participants who are non-employee directors upon such terms as the Committee may determine. Each deferred unit will be credited to the applicable non-employee director’s deferred unit account. Awards in the form of deferred units are not required to be subject to any vesting or other restriction period.

Subject to the provisions of the applicable deferred unit award agreement and unless otherwise provided or determined by the Committee, a non-employee director will have no rights to transfer any rights under the deferred units and will not have any rights as a shareholder with respect to shares underlying a deferred unit until such time, if any, as such underlying shares are actually issued to the non-employee director. The Committee may provide in a deferred unit award agreement for the payment of dividend equivalents to the non-employee director at such times as paid to shareholders generally or at the time of payout of the deferred unit. The Committee may grant to a non-employee director holding deferred units the right to reallocate the deferred units to subaccounts that are invested in investment funds other than a Harris stock fund.

Other Share-Based Awards.  The Committee may grant, subject to the limits set forth in the 2005 Equity Plan, awards of shares and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares (including bonus stock, shares that are subject to restrictions on transfer, or similar securities or rights). The Committee may, in its sole discretion, determine the terms of any such share-based award. Share-based awards in the form of restricted shares or units are not required to be subject to any minimum vesting period.

Change in Control.  Unless the Committee determines otherwise at the time of grant of a particular award, and as set forth in the applicable award agreement, and subject to certain limitations imposed by Section 409A of the Internal Revenue Code, upon the occurrence of a “Change in Control” (as defined below): (i) any awards outstanding as of the date of such Change in Control that are subject to vesting requirements and are not then vested, will become fully vested; (ii) all then-outstanding options and SARs will be fully vested and immediately exercisable, except that no option or SAR will be exercisable beyond its original expiration date; and (iii) all restrictions regarding the restriction period and any other conditions prescribed by the Committee with respect to grants of performance shares, performance share units, restricted stock, restricted units or other share-based awards, shall automatically lapse, expire and terminate and all such awards will be deemed to be fully earned.

Further, within 90 days after a Change in Control (or such other number of days as is required under Section 409A of the Internal Revenue Code in connection with the Change in Control), Harris must pay to each non-employee director, in a lump sum, any deferred units that have been credited to that non-employee director’s account.

A “Change in Control” generally is deemed to occur if (i) any person is or becomes the owner, directly or indirectly, of at least 20% of Harris’ voting securities; (ii) individuals who, on July 3, 2010, constituted the Board of Directors (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board of Directors (provided that any person who subsequently becomes a director and is approved by a vote of at least two-thirds of the directors then constituting the Incumbent Directors will be considered as though such person were an Incumbent Director); (iii) a merger, consolidation, share exchange or similar form of corporate reorganization is consummated, unless immediately after such transaction (a) more than 60% of the total voting power of the company resulting therefrom is represented by shares that were Harris voting securities immediately prior thereto and such voting power is in substantially the same proportion as the Harris voting securities immediately prior to such transaction, (b) no person becomes the owner, directly or indirectly, of 20% of the voting securities of the corporation resulting from such transaction, and (c) at least a majority of the members of the board of directors of the corporation resulting from such transaction were Incumbent Directors at the time of the Board’s approval of such transaction; (iv) the shareholders of Harris approve a plan of complete liquidation or dissolution of Harris; or (v) Harris consummates a sale or other disposition of all or substantially all of the assets of Harris.

Termination or Amendment.  The 2005 Equity Plan will continue in effect until its termination by the Committee, except that all awards must be granted within 10 years from the Effective Date. Until such time as a Change in Control has occurred, the Board may, to the extent permitted by Section 409A of the Internal Revenue Code, amend, suspend or terminate the 2005 Equity Plan or any part thereof from time to time, provided that no change may be made which would adversely impair the rights of a participant who has received an award without the consent of said participant, and provided that if an amendment to the 2005 Equity Plan (i) would materially increase the benefits accruing to participants under the 2005 Equity Plan, (ii) would increase the number of shares which may be issued under the 2005 Equity Plan, (iii) would materially modify the requirements for participation in the 2005 Equity Plan or (iv) must otherwise be approved by our shareholders in order to comply with applicable law or the rules of the NYSE or, if the common stock is not traded on the NYSE, the principal national securities exchange upon which the common stock is traded or quoted, then such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained. After a Change in Control, the Board will no longer have the power to amend, suspend or terminate the 2005 Equity Plan or any part thereof.

Limits on Transferability.  Except as described in the following, no award granted under the 2005 Equity Plan may be sold, encumbered or otherwise transferred by a participant except by will or the laws of descent and distribution in the event of the participant’s death (to the extent such award, by its terms, survives the participant’s death). The Committee may, in its discretion, expressly authorize transfer by a participant of options (other than incentive stock options) or SARs on certain conditions.

Impact of Restatement of Financial Statements upon Previous Awards (“Clawback”).  If any of our financial statements are restated as a result of errors, omissions or fraud, the Committee may (in its sole discretion, but acting in good faith) direct that we recover all or a portion of any such award or payment made to any, all or any class of participants with respect to any fiscal year of Harris the financial results of which are negatively affected by such restatement.

Other Terms of Awards.  We will have the authority to withhold, or to require a participant to remit to us, prior to issuance or delivery of any shares or cash under the 2005 Equity Plan, an amount sufficient to satisfy Federal, state, local or foreign tax or withholding requirements associated with any award. In addition, we may, in our sole discretion, permit or require a participant to satisfy any tax withholding requirements, in whole or in part, by (i) delivering to us shares held by such participant having a fair market value equal to the amount of the tax or (ii) directing us to retain shares otherwise issuable or cash otherwise to be delivered to the participant under the 2005 Equity Plan.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. Federal income tax consequences of participation in the 2005 Equity Plan and does not attempt to describe all possible Federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Incentive Stock Options.  A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option. Participants who do not dispose of their shares within two years following the date the option was granted or within one year following the exercise of the option will normally recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. In such event, we will not be entitled to any corresponding deduction for Federal income tax purposes. In the event of the participant’s disposition of shares before both of these holding periods have been satisfied (a “disqualifying disposition”), the participant will recognize ordinary income equal to the spread between the option exercise price and the fair market value of the shares on the date of exercise, but in most cases not to exceed the gain realized on the sale, if lower. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by us for Federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

In general, the difference between the option exercise price and the fair market value of the shares on the date when an incentive stock option is exercised is treated as an adjustment in computing income that may be subject to the alternative minimum tax, which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.

Non-qualified Stock Options.  Options not designated or qualifying as incentive stock options are non-qualified stock options having no special tax status. A participant generally recognizes no taxable income upon receipt of such an option. Upon exercising a non-qualified stock option, the participant normally recognizes ordinary income equal to the difference between the exercise price paid and the fair market value of the shares on the date when the option is exercised. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a non-qualified stock option, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the exercise date, will be taxed as capital gain or loss. We generally should be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant as a result of the exercise of a non-qualified stock option, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Stock Appreciation Rights.  A participant recognizes no taxable income upon the receipt of an SAR. Upon the exercise of an SAR, the participant generally will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the SAR, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Restricted Stock and Performance Share Awards.  A participant acquiring restricted stock or performance shares generally will recognize ordinary income equal to the excess of the fair market value of the shares on the “determination date” over the price paid, if any, for such shares. The “determination date” is the date on which the participant acquires the shares unless, as will normally be the case, the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Internal Revenue Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock or performance share award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Performance Share Unit, Restricted Unit, Cash-Based Unit and Deferred Unit Awards.  A participant generally will recognize no income upon the grant of a performance share unit, restricted unit, cash-based unit or deferred unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of settlement in an amount equal to the cash received and the fair market value of any unrestricted shares of stock received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the determination date (as defined above under “Summary of U.S. Federal Income Tax Consequences — Restricted Stock and Performance Share Awards”), will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Plan Benefits

Future benefits under the 2005 Equity Plan are not currently determinable. Moreover, the benefits to any director, officer or employee from future share-based awards will not increase by reason of approval of this proposal. Whether future share-based awards will be made will depend on action of the Committee, and the value of any future share-based awards will ultimately depend on the future price of our common stock, among other factors, and will be subject to such performance, vesting or other conditions as the Committee determines from time to time. For further information on share-based awards granted in fiscal 2010, see the Grants of Plan-Based Awards in Fiscal 2010 Table on page 49 and the related notes.

In accordance with SEC rules, the following table lists all options granted to the individuals and groups indicated below since the adoption of the 2005 Equity Plan in 2005. The option awards listed below for the covered executives are not additional awards and include the option awards listed in the Outstanding Equity Awards at 2010 Fiscal Year End Table on page 51, as well as grants of options approved by the Committee and our Board in August 2010.

Number of Options
Granted Since
Adoption of 2005
Equity Plan in 2005
Name of Individual or Identity of Group	(#)

Howard L. Lance Chairman, President and Chief Executive Officer	961,874
Gary L. McArthur Senior Vice President and Chief Financial Officer	210,813
Robert K. Henry Executive Vice President and Chief Operating Officer*	305,578
Dana A. Mehnert Group President, RF Communications	122,353
Daniel R. Pearson Group President, Government Communications Systems*	164,171
All current executive officers as a group(1)	2,234,153
Each other person who received or is to receive five percent of such options	—
All employees, including all current officers who are not executive officers, as a group	6,860,630

*	Mr. Henry relinquished his position as Chief Operating Officer on June 1, 2010 and retired from Harris in September 2010. Mr. Pearson became Executive Vice President and Chief Operating Officer on June 1, 2010.

(1)	Includes the executive officers listed above.

None of the following were granted options under the 2005 Equity Plan: any current director of Harris, who is not an executive officer; any nominee for election as director named in this proxy statement who is not an executive officer; and any associate of any such director, nominee or executive officer of Harris.

Vote Required and Related Matters

The affirmative vote of a majority of the shares represented at the 2010 Annual Meeting of Shareholders and entitled to vote on this proposal will be required to re-approve the Harris Corporation 2005 Equity Incentive Plan. Abstentions will have the effect of a vote against re-approval of the Harris Corporation 2005 Equity Incentive Plan. Any broker non-votes will have no effect on the re-approval of the Harris Corporation 2005 Equity Incentive Plan.

Recommendation Regarding Proposal 4

Our Board of Directors unanimously recommends that you vote “FOR” re-approval of the Harris Corporation 2005 Equity Incentive Plan. If not otherwise specified, proxies will be voted “FOR” approval of this proposal.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of July 2, 2010 about our common stock that may be issued, whether upon the exercise of options, warrants and rights or otherwise, under our existing equity compensation plans.

Number of securities
		Weighted-average	remaining available for
	Number of securities to be	exercise price	future issuance under
	issued upon exercise	of outstanding	equity compensation plans
	of outstanding options,	options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category	(a)(2)	(b)(2)	(c)

Equity compensation plans approved by shareholders(1)	7,162,272	$37.55	17,800,543
Equity compensation plans not approved by shareholders	-0-	N/A	-0-

Total	7,162,272	$37.55	17,800,543

(1)	Consists of the Harris Corporation Stock Incentive Plan, the Harris Corporation 2000 Stock Incentive Plan and the Harris Corporation 2005 Equity Incentive Plan. No additional awards may be granted under the Harris Corporation Stock Incentive Plan or the Harris Corporation 2000 Stock Incentive Plan.

(2)	Under the Harris Corporation 2005 Equity Incentive Plan, in addition to options, we have granted share-based compensation awards in the form of performance shares, restricted stock, performance share units, restricted stock units or other similar types of share awards. As of July 2, 2010, there were 1,570,202 such awards outstanding under that plan. The outstanding awards consisted of (i) 1,435,439 performance share awards and restricted stock awards, for which all 1,435,439 shares were issued and outstanding; and (ii) 134,763 performance share unit awards and restricted stock unit awards, for which all 134,763 were payable in shares but for which no shares were yet issued and outstanding. The 7,162,272 shares to be issued upon exercise of outstanding options, warrants and rights as listed in column (a) consisted of shares to be issued in respect of the exercise of 7,027,509 outstanding options and in respect of the 134,763 performance share unit awards and restricted stock units awards payable in shares. Because there is no exercise price associated with performance share awards or restricted stock awards or with performance share units awards or restricted stock unit awards, all of which are granted to employees at no cost, such awards are not included in the weighted average exercise price calculation in column (b).

PROPOSAL 5:  SHAREHOLDER PROPOSAL REQUESTING APPROVAL OF AN AMENDMENT
TO THE BY-LAWS TO REQUIRE AN INDEPENDENT CHAIRMAN OF THE BOARD

We received the following shareholder proposal and supporting statement on behalf of Norges Bank. According to information provided to us, Norges Bank, whose address is P.O. Box 1179 Sentrum, 0107 Oslo, Norway, owns more than $2,000 in market value of our common stock as of the date the proposal was submitted to us. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and Harris accept no responsibility, are set forth below.

RESOLVED: Pursuant to Section 109 of the Delaware General Corporation Law, the shareholders hereby amend the By-Laws as follows:

Add the following at the end of Article V, Sec. 4:

“Notwithstanding any other provision of these By-Laws, the Chairman of the Board shall be a Director who is independent from the Company. For purposes of this By-Law, ‘independent’ has the meaning set forth in the New York Stock Exchange (“NYSE”) listing standards, unless the Company’s common stock ceases to be listed on the NYSE and is listed on another exchange, in which case such exchange’s definition of independence shall apply. If the Board of Directors determines that a Chairman of the Board who was independent at the time he or she was selected is no longer independent, the Board of Directors shall select a new Chairman of the Board who satisfies the requirements of this By-Law within 60 days of such determination. Compliance with this By-Law shall be excused if no Director who qualifies as independent is elected by the shareholders or if no Director who is independent is willing to serve as Chairman of the Board. This By-Law shall apply prospectively, so as not to violate any contractual obligation of the Company in effect when this By-Law was adopted.”

Delete the following from Article V, Sec. 5:

“shall be either the Chairman of the Board and/or President, as the Board of Directors so designates, and he or she”

Supporting Statement. A goal of Norges Bank, the central bank of Norway, is to safeguard long-term financial interests through active ownership. In furtherance of that goal, Norges Bank believes that corporate boards should be structured to ensure independence and accountability to shareholders. The roles of Chairman of the Board and CEO are fundamentally different and should not be held by the same person. There should be a clear division of the responsibilities between these positions to ensure a balance of power and authority on the Board. Approximately 49% of S&P 1500 companies have separate CEO and Chairman positions.

The Board should be led by an independent Chairman. Such a structure will put the Board in a better position to make independent evaluations and decisions, hire management, decide a remuneration policy that encourages performance, provide strategic direction, and support management in taking a long-term view in the development of business strategies. An independently led Board is better able to oversee and give guidance to Company executives and help prevent conflict or the perception of conflict, and effectively strengthen the system of checks-and-balances within the corporate structure and thus protect shareholder value.

An independent Chairman will be a strength to the Company when the Board must make the necessary strategic decisions and prioritizations to create shareholder value over time.

We therefore urge shareholders to vote FOR this proposal.

Harris’ Response to the Shareholder Proposal

Our Board of Directors has considered the above proposal carefully and believes it is not in the best interests of our shareholders. Our Board unanimously recommends that you vote “AGAINST” this shareholder proposal for the reasons that follow. If not otherwise specified, proxies will be voted “AGAINST” approval of this shareholder proposal.

Our Board, of which all but one member is independent, believes that the decision as to who should serve as Chairman and as CEO, and whether the offices should be combined or separate, is properly the responsibility of our Board, to be exercised from time to time in appropriate consideration of then-existing facts and circumstances. Our Board further believes that no single board leadership model is universally or permanently appropriate.

Our Board believes that its members possess considerable experience and unique knowledge of the challenges and opportunities Harris faces, and therefore are in the best position to evaluate the needs of Harris and how best to organize the capabilities of our directors and senior executives to meet those needs. Additionally, our Board already possesses the authority to separate the positions of Chairman and CEO, subject to existing contractual arrangements with Mr. Lance, if it deems such action appropriate in the future.

This shareholder proposal is structured as a binding, prescriptive By-Law amendment that would take away our Board’s ability to evaluate and change the structure of our Chairman and CEO positions, as and when appropriate, to best serve the interests of Harris and our shareholders.

Our Board remains committed to maintaining strong corporate governance and appropriate independent oversight of management. For a number of years one of our independent directors has acted as a Presiding Independent Director with duties that included chairing the executive sessions of non-management directors and acting as liaison between our Chairman and independent directors. As a demonstration of our Board’s continuing commitment to strong corporate governance and Board independence, our Board has evolved its leadership structure from a Presiding Independent Director position into a Lead Independent Director position. Our independent directors designate one of our Board members (who must be an independent director) to serve as Lead Independent Director, which position is rotated annually among the Chairpersons of each of the Board committees. The Lead Independent Director has specifically enumerated duties and responsibilities, including (a) presiding at all meetings of our Board at which our Chairman is not present, including executive sessions of the independent directors, (b) serving as liaison between our Chairman and our independent directors, (c) in consultation with our Chairman, approving the information sent to our Board and the meeting agendas for our Board, (d) in consultation with our Chairman, approving meeting schedules to assure that there is sufficient time for discussion of all agenda items, (e) having the authority to call meetings of our independent directors, and (f) if requested by major shareholders, ensuring that he or she is available, when appropriate, for consultation and direct communication consistent with our policies regarding shareholder communications. Each of our independent directors also has direct and complete access to our Chairman.

Additionally, executive sessions of our independent directors are scheduled at each regular meeting of our Board. Additional executive sessions may be convened by the Lead Independent Director at his or her discretion and will be convened if requested by any other independent director. Any independent director may raise any issues for discussion at an executive session.

We believe that these policies, when combined with our other policies and procedures, provide appropriate opportunities for oversight, discussion and evaluation of our decisions and direction. We also believe at this time there is clarity in having a single voice speaking for Harris.

The structure of our Board also is consistent with standards of good governance applied by many companies that combine the chairman and CEO positions, including maintaining a Lead Independent Director, as described above, and as follows:

•	A substantial majority of our directors are independent. Other than Mr. Lance, all of our directors are independent as defined by the NYSE listing standards and our Director Independence Standards.

•	Our Board committees are comprised entirely of independent directors. All five standing committees of our Board are comprised solely of independent directors as defined by the NYSE listing standards and our Director Independence Standards.

•	We have established corporate governance guidelines. We have maintained our Corporate Governance Principles since 2002, which principles trace their history to 1960, and have evolved and been revised from time to time since then. As required by its charter, our Corporate Governance Committee (comprised solely of independent directors) reviews and, if needed, recommends revisions to, the Corporate Governance Principles at least annually.

•	Our Board remains committed to strong corporate governance. As another reminder of our Board’s continuing commitment to strong corporate governance and Board independence, our Board has implemented majority voting in director elections and initiated the phase-out of our classified Board structure, such that as of the 2011 Annual Meeting of Shareholders, all of our directors will stand for election annually. In addition, we are committed to maintaining good compensation practices. Our compensation practices are reviewed by our Management Development and Compensation Committee (comprised solely of independent directors), as well as our Board’s independent compensation consultant, and we believe they are in line with appropriate benchmarks.

•	Our Company’s performance is strong. As an example, the five-year cumulative total return of our common stock has exceeded the five-year cumulative total return for each of the Standard & Poor’s 500 Composite Stock Index and, the Standard & Poor’s 500 Information Technology Sector Index and the Standard & Poor’s 500 Aerospace and Defense Index, for the five fiscal years ending July 2, 2010. In addition, our cash flow from operations remains strong and our debt ratings remain investment grade.

Notwithstanding the arguments of the shareholder proponent, there currently is not a clear consensus in the United States that requiring an independent chairman or requiring separation of the chairman and CEO roles is always in the best interests of a company and its shareholders. Indeed, according to the publicly available Spencer Stuart US Board Index 2009 (released October 2009 and available at spencerstuart.com), only 16 percent of the S&P 500 companies had an independent chairman in 2009.

In summary, our Board opposes this shareholder proposal not only because it would mandate a set leadership structure regardless of future circumstances, but also because our Board believes there currently is substantial and appropriate independent oversight of management.

Our Board of Directors unanimously recommends that you vote “AGAINST” this shareholder proposal.

SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS

Pursuant to applicable requirements of the Securities Exchange Act of 1934, as amended, in order to be considered for inclusion in our proxy statement and form of proxy for the 2011 Annual Meeting of Shareholders, we must receive any proposals that shareholders wish to present no later than May 20, 2011. Such proposals will need to be in writing and comply with SEC regulations regarding the inclusion of shareholder proposals in Harris-sponsored proxy materials.

In addition, our By-Laws provide that, for any shareholder proposal or director nomination to be properly presented at the 2011 Annual Meeting of Shareholders, whether or not also submitted for inclusion in our proxy materials, the shareholder proposal or director nomination must comply with the requirements set forth in our By-Laws and we must receive notice of the matter not less than 90 nor more than 120 days prior to October 22, 2011. Thus, to be timely, notice of a shareholder proposal or director nomination for the 2011 Annual Meeting of Shareholders must be received by our Secretary no earlier than June 24, 2011 and no later than July 25, 2011. However, if the 2011 Annual Meeting of Shareholders is not scheduled to be held within a period that commences on September 22, 2011 and ends on November 21, 2011, and instead, such meeting is scheduled to be held on a date outside that period, notice of a shareholder proposal or director nomination, to be timely, must be received by our Secretary by the later of 90 days prior to such other meeting date or 10 days following the date such other meeting date is first publicly announced or disclosed.

Notwithstanding the foregoing notice deadlines under our By-Laws, in the event that the number of directors to be elected to our Board of Directors at the 2011 Annual Meeting of Shareholders is increased and either all of the nominees for director at the 2011 Annual Meeting of Shareholders or the size of the increased Board of Directors is not publicly announced or disclosed by us by July 14, 2011, notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if the notice is delivered to our Secretary not later than 10 days following the first date all of such nominees or the size of the increased Board of Directors is publicly announced or disclosed.

Further, any proxy granted with respect to the 2011 Annual Meeting of Shareholders will confer discretionary authority to vote with respect to a shareholder proposal or director nomination if notice of such proposal or nomination is not received by our Secretary within the applicable timeframe provided above.

Each notice of a shareholder proposal or director nomination must contain all of the information required by our By-Laws, including:

•	whether the shareholder is providing the notice at the request of a beneficial holder of stock in Harris;

•	whether the shareholder, any beneficial holder on whose behalf the notice is being delivered or any nominee has any agreement, arrangement or understanding with, or has received any financial assistance, funding or other consideration from any other person with respect to the investment by the shareholder or such beneficial holder in Harris or the matter the notice relates to, and the details thereof;

•	the name and address of the shareholder, any beneficial holder on whose behalf the notice is being delivered, any nominees listed in the notice and any persons with whom such agreement, arrangement or understanding exists or from whom such assistance has been obtained, each an “Interested Person,” or collectively, “Interested Persons;”

•	a description of all equity securities and debt instruments of Harris or any of our subsidiaries beneficially owned by all Interested Persons;

•	whether and the extent to which any hedging, derivative or other transaction is in place or has been entered into by or for the benefit of any Interested Person with respect to Harris or our subsidiaries, the effect or intent of which is to increase or decrease the economic risk or voting power of such Interested Person;

•	a representation that the shareholder is a holder of record of stock of Harris that would be entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the matter set forth in the notice;

•	the information regarding each nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC;

•	each nominee’s signed consent to serve as a director of Harris if elected; and

•	information as to whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K.

The above is a summary of the material requirements for shareholder proposals and director nominations set forth in our By-Laws and we refer you to our By-Laws for more detailed information.

A copy of our By-Laws is available on the Corporate Governance section of our website at www.harris.com/harris/cg/. You also may obtain a copy of our By-Laws upon written request to our Secretary at the address below.

A nomination or proposal that does not supply adequate information about the nominee or proposal and the shareholder making the nomination or proposal, or that does not comply with our By-Laws, will be disregarded. You should address all nominations or proposals to:

Secretary
Harris Corporation
1025 West NASA Boulevard
Melbourne, Florida 32919

DISCRETIONARY VOTING ON OTHER MATTERS

Except for the matters described in this proxy statement, our Board of Directors is not aware of any matter that will or may be properly presented at the 2010 Annual Meeting of Shareholders. The deadline under our By-Laws for any shareholder proposal not discussed in this proxy statement to be properly presented at the 2010 Annual Meeting of Shareholders has passed. If any other matter is properly brought before the 2010 Annual Meeting of Shareholders, the persons named in the proxy/voting instruction card intend to vote the shares for which we have received proxies in accordance with their best judgment.

MISCELLANEOUS MATTERS

Annual Report on Form 10-K

Our Annual Report on Form 10-K for our fiscal year ended July 2, 2010 has been filed with the SEC and was mailed to our shareholders with this proxy statement. Upon request, we will furnish to shareholders without charge a copy of the Annual Report on Form 10-K. Shareholders may obtain a copy by:

•	Writing to our Secretary at: Harris Corporation 1025 West NASA Boulevard Melbourne, Florida 32919; or

•	Calling (321) 727-9100.

A copy also is available on the Investor Relations section of our website at www.harris.com/ar.

Shareholder List

A list of our shareholders of record as of the record date of August 27, 2010 will be available for examination for any purpose germane to the 2010 Annual Meeting of Shareholders during normal business hours at 1025 West NASA Boulevard, Melbourne, Florida, at least ten calendar days prior to the 2010 Annual Meeting of Shareholders and also at the 2010 Annual Meeting of Shareholders.

By Order of the Board of Directors
Scott T. Mikuen
Vice President, Associate
General Counsel and
Secretary

Melbourne, Florida
September 17, 2010

Appendix A

HARRIS CORPORATION
ANNUAL INCENTIVE PLAN
(Effective as of July 3, 2010)

1.  Purpose of the Plan.  The purpose of the Harris Corporation Annual Incentive Plan is to promote the growth and performance of the Company by: (i) linking a portion of the total annual compensation for certain key employees to attainment of such corporate, subsidiary, division and business unit objectives as shall be approved for each Plan Year; and (ii) assisting in the attraction, retention and motivation of certain key employees.

2.  Definitions.  Wherever the following capitalized terms are used in the Plan, they shall have the meanings specified below:

“Affiliate” means any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest, as determined by the Committee.

“Award” means a right to receive an annual cash incentive payment pursuant to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Change in Control” shall have the meaning set forth in Section 13(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means a committee of the Board designated by the Board to administer the Plan which shall be comprised solely of three or more Independent Directors, and which initially shall be the Management Development and Compensation Committee of the Board.

“Company” means Harris Corporation, a Delaware corporation.

“Director” means a member of the Board.

“Employee” means any salaried employee of the Company, any Subsidiary or any Affiliate, including any officers or Executive Officers (whether or not a Director), who is treated as an employee in the personnel records of the Company or its Subsidiaries or Affiliates for the relevant period, but shall exclude individuals who are classified by the Company, any Subsidiary or any Affiliate as (i) leased or otherwise employed by a third party; (ii) independent contractors; or (iii) intermittent or temporary, in each case even if any such classification is changed retroactively as a result of an audit, litigation, or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Officer” means a Participant the Board has designated as an executive officer of the Company for purposes of reporting under the Exchange Act.

“Independent Director” means a Director who is not an Employee and who qualifies as (i) a “non-employee director” under Rule 16b-3(b)(3) under the Exchange Act, (ii) an “outside director” under Section 162(m) of the Code, and (iii) an “independent director” under the rules and listing standards adopted by the New York Stock Exchange or any other exchange upon which the Company’s common stock is listed for trading.

“Participant” means any Employee designated by the Board, the Committee or the Chief Executive Officer of the Company (pursuant to a delegation under Section 3(c)) to participate in the Plan for a Plan Year or a portion of a Plan Year.

“Performance Objectives” means the performance objectives established pursuant to the Plan for Participants. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the Subsidiary, division, business unit, department or function with the Company in which the Participant is employed. Performance Objectives may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. The Committee may grant Awards subject to Performance Objectives that are Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. Any Performance Objectives applicable to a Qualified Performance-Based Award shall be based on one or more, or a combination of the following criteria: return on equity; diluted earnings per share; total earnings; earnings growth; return on capital; return on invested capital; return on assets; return on sales; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; revenue; revenue growth; gross margin; return on investment; increase in the fair market value of shares; share price (including, but not limited to, growth measures and total stockholder return); operating profit; net earnings; margins; new product introduction; business efficiency measures; sustainability, including energy or materials utilization; cash flow (including, but not limited to, operating cash flow and free cash flow); inventory turns; financial return ratios; market share; earnings measures/ratios; economic value added; balance sheet measurements (such as receivable turnover); internal rate of return; customer satisfaction surveys; or productivity. Performance Objectives applicable to Awards that are not Qualified Performance-Based Awards shall not be limited to the categories listed above, and with respect to such Awards the Committee may designate any other types or categories of Performance Objectives as it shall determine, including categories involving individual performance and subjective targets.

“Plan” means this Harris Corporation Annual Incentive Plan, as amended from time to time.

“Plan Year” means a fiscal year of the Company.

“Qualified Performance-Based Award” means any Award or portion of an Award that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

“Subsidiary” means any entity of which the Company owns or controls, either directly or indirectly, 50% or more of the outstanding shares of stock normally entitled to vote for the election of directors or of comparable equity participation and voting power.

3.  Administration of Plan.

(a) Powers of Committee; Discretion.  The Plan shall be administered by the Committee. With respect to participation in the Plan by the Chief Executive Officer or any other Executive Officer that is also a Director, the Plan shall be administered by the Committee with the other Independent Directors of the Board. Subject to the terms of the Plan, the Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. The Committee shall have the authority in its discretion to determine: (i) which Employees shall receive Awards; (ii) the amount of the Awards; (iii) the objectives and the other terms and conditions of such Awards, including the Performance Objectives, targets and other terms and conditions of an Award; and (iv) whether Performance Objectives have been achieved. Determinations by the Committee under the Plan, including without limitation, determinations of the Participants, the amount and timing of Awards and the terms and provisions of Awards, need not be uniform and may be made selectively among Participants and Employees who receive or are eligible to receive Awards. The Committee shall have the full power, discretion and authority to interpret the Plan, to establish, amend, suspend and rescind any rules and regulations relating to the Plan and to make all other determinations that it deems necessary or advisable for the administration of the Plan. The Board Committee may impose conditions with respect to an Award, such as limiting solicitation of employees or former employees or limiting competitive employment or other activities. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect. All such interpretations, rules, regulations and determinations shall be final, conclusive and binding on all persons (including the Company and Participants) and for all purposes.

(b) Board Authority.  If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

(c) Delegation.  Except to the extent prohibited by applicable law or the listing requirements of the New York Stock Exchange or any other exchange upon which the Company’s securities are listed for trading, the Committee shall have the right, from time to time, to delegate to one or more officers of the Company the authority of the Committee to grant and determine the terms and conditions of Awards granted under the Plan, subject to such limitations as the Committee shall determine. In no event shall any such delegation of authority be permitted with respect to Awards to any Executive Officer or any person subject to Section 162(m) of the Code. The Committee shall also be permitted to delegate, to any appropriate officer or employee of the Company, responsibility for performing certain ministerial functions under the Plan. In the event that the Committee’s authority is delegated to officers or employees in accordance with the foregoing, all references in the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose. Any action undertaken in accordance with the Committee’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Committee and shall be deemed for all purposes of the Plan to have been taken by the Committee.

(d) Limitation on Liability.  No member of the Board or Committee, nor any officer or employee delegated authority by the Committee, shall be liable for any action or determination made in good faith by the Board, Committee or such officer or employee with respect to the Plan or any Award.

4.  Eligibility; Designation of Participants.  All Employees are eligible to be designated by the Committee to receive Awards and become Participants under the Plan. Participants in the Plan shall be selected by the Committee. In selecting Employees to be Participants and in determining the amount of an Award to be granted under the Plan and the terms and conditions of the Award, the Committee shall consider any and all factors that it deems relevant or appropriate. Awards need not be uniform and may be made selectively among Participants and Employees who receive or are eligible to receive Awards. Employees intended to receive Qualified Performance-Based Awards shall be designated as Participants by the Committee not later than 90 calendar days after the beginning of the Plan Year, and in a manner consistent with Section 162(m) of the Code.

5.  Annual Incentive Awards.

(a) In General.  Each Participant in the Plan shall be eligible to receive such Award, if any, for each Plan Year as may be payable pursuant to the Performance Objectives and criteria applicable for such Participant. The Committee shall, on an annual basis, establish a “target annual incentive award” for a Participant for a Plan Year, and the maximum payout shall not exceed 200% of such target annual incentive award.

(b) Performance Objectives.  Participants shall have the payout of their annual incentive awards, if any, determined on the basis of the degree of achievement of Performance Objectives which shall be established by the Committee in writing and which Performance Objectives shall be stated in terms of the attainment of specified levels of or percentage changes (as compared to a prior measurement period) in any one or more of the Performance Objectives. The Committee shall, for each Plan Year, establish the Performance Objectives to apply to each Participant and a formula or matrix prescribing the extent to which such Participant’s annual incentive award shall be earned based upon the degree of achievement of such Performance Objective or Performance Objectives. The Committee may determine that the annual incentive award payable to any Participant shall be based upon the attainment of Performance Objectives comparable to those specified above but in whole or in part applied to the results of a Subsidiary, division or business unit. With respect to Awards intended to be a Qualified Performance-Based Award, the Committee shall determine the target annual incentive award, Performance Objectives and any related formula or matrix for each Participant not later than 90 calendar days after the beginning of the Plan Year.

(c) Transfer of Employment.  A Participant’s target annual incentive award or Performance Objectives may be changed by the Committee during the Plan Year to reflect a change in responsibilities provided that in the case of Awards intended to be a Qualified Performance-Based Award any such change shall be made in a manner consistent with Section 162(m) of the Code.

(d) Committee Adjustment.  Except as provided in Section 6 and Section 14, the Committee may, in its sole discretion, (i) award or increase the amount of an annual incentive award payable to a Participant even though not earned in accordance with the Performance Objectives established pursuant to this Section 5, or (ii) in the event of any unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles, decrease the amount of an annual incentive award otherwise payable to a Participant even though earned in accordance with the Performance Objectives established pursuant to this Section 5.

6.  Participation by Executive Officers.

(a) Qualified Performance-Based Awards.  Notwithstanding any other provisions of the Plan to the contrary, the following provisions shall be applicable to participation in the Plan by Executive Officers who are subject to Section 162(m) of the Code:

(i) Each such Participant’s annual incentive award payable under the Plan for a Plan Year shall be based solely on achievement of one or more of the Performance Objectives as established by the Committee pursuant to Section 5 above and the Committee shall not have the discretion provided in Section 5(d) to increase the amount of the award payable under the Plan but it shall in all cases have the ability to reduce the amount of any such award that would otherwise be payable (including a reduction in such amount to zero).

(ii) With respect to each such Participant, no annual incentive award intended to be a Qualified Performance-Based Award shall be payable under the Plan (including for the avoidance of doubt, any portion of the annual incentive award that may become payable under Section 7(b) in the case of the Participant’s termination by reason of death, disability, normal retirement or involuntary retirement without cause) except upon written certification by the Committee that the Performance Objectives have been satisfied to a particular extent and that any other material terms and conditions precedent to payment of an annual incentive award pursuant to the Plan have been satisfied.

(b) Maximum Award.  Notwithstanding any provisions of the Plan to the contrary, the maximum annual incentive award payable to any Participant who is an Executive Officer for any Plan Year shall be $6,000,000; provided, however, that if such a Participant is not a Participant for the entire Plan Year, the maximum amount payable shall be pro-rated based on the number of days the individual was a Participant for the Plan Year.

7.  Payment of Annual Incentive Award.

(a) Payments.  Payment of any amount to be paid to a Participant based upon the degree of attainment of the applicable Performance Objectives shall be made in a lump sum cash payment at such time as the Committee may in its discretion determine. Notwithstanding the foregoing, in no event will the payment of such amount be made earlier than the day immediately following the end of the Plan Year or later than the 15th day of the third month following the end of the Plan Year.

(b) Termination of Employment.  Except to the extent otherwise provided by the Committee or as provided in Section 13, if a Participant’s employment with the Company, any Subsidiary or any Affiliate, is terminated prior to the last day of a Plan Year, then, except in the case of termination by reason of death, disability, normal retirement or involuntary termination without cause, the Participant shall forfeit the Award and shall not be entitled to a payment of the annual incentive award. If a Participant’s employment is terminated during the Plan Year due to death, disability, normal retirement or involuntary termination without cause, the Participant shall be entitled to a pro-rated payment of the annual incentive award that would have been payable if the Participant had been a Participant on the last day of the Plan Year. If a Participant is entitled to a payment of the annual incentive award pursuant to the immediately preceding sentence, such amount shall be prorated based on the number of days the individual was a Participant in the Plan for such Plan Year and shall be paid at the same time and in the same manner as such payment would have been made if the Participant had been a Participant on the last day of the Plan Year. For purposes of the Plan, (i) a leave of absence, approved by the Committee, shall not be deemed to be a termination of employment and (ii) an involuntary termination with cause shall include, without limitation, an involuntary termination for performance reasons.

8.  Unfunded Plan.  A Participant’s interest in any Awards hereunder shall at all times be reflected on the Company’s books as a general unsecured and unfunded obligation of the Company subject to the terms and conditions of the Plan. The Plan shall not give any person any right or security interest in any asset of the Company or any fund in which any deferred payment is deemed invested. Neither the Company, the Board, nor the Committee, nor any officer or employee of the Company, shall be responsible for the adequacy of the general assets of the Company to discharge the payment of its obligations hereunder nor shall the Company be required to reserve or set aside funds therefor.

9.  Non-Alienation of Benefits; Beneficiary Designation.  All rights and benefits under the Plan are personal to the Participant and neither the Plan nor any right or interest of a Participant or any other person arising under the Plan is subject to voluntary or involuntary alienation, sale, transfer, or assignment without the Company’s consent. Subject to the foregoing, the Company may establish such procedures as it deems necessary for a Participant to designate one or more beneficiaries to whom any payment the Committee determines to make would be payable in the event of the Participant’s death. In the event no beneficiary has been properly designated, the payment shall be made to the Participant’s estate or by the laws of descent and distribution.

10.  Withholding for Taxes; Offset.  Notwithstanding any other provisions of the Plan, the Company shall have the authority to withhold from any payment made by it under the Plan such amount or amounts as may be required for purposes of complying with any Federal, state, local or foreign tax or withholding requirements. The Company may, to the extent permitted by applicable law (including Code Section 409A), offset against any payments to be made to a Participant under the Plan any amounts owing to the Company, its Subsidiaries or Affiliates from the Participant for any reason.

11.  No Right to Continued Employment or to Participate.  Nothing in the Plan or in the grant of any Award shall interfere with or limit in any way the right of the Company or any of its Subsidiaries or Affiliates to terminate a Participant’s employment at any time, nor confer upon any Participant any right to continued employment with the Company or any of its Subsidiaries or Affiliates. Neither the adoption of the Plan nor any action by the Company, the Board, the Committee or any director or officer of the Company shall be deemed to give any Employee any right to be designated as a Participant under the Plan.

12.  Non-Exclusivity of Plan.  The Plan is not intended to and shall not preclude the Board from adopting, continuing, amending or terminating such additional compensation arrangement as it deems desirable for Employees.

13.  Change in Control.

(a) Amount of Award.  Notwithstanding anything to the contrary provided elsewhere herein, in the event of a “Change in Control” of the Company, as defined in Section 13(d), then an Award for the Plan Year during which the Change in Control is effective shall equal an amount not less than the target annual incentive award as originally approved for the Plan Year, notwithstanding actual results or any changes or modifications occurring after any such Change in Control.

(b) Timing of Payment.  Notwithstanding anything to the contrary provided elsewhere herein, in the event of a “Change in Control” of the Company, as defined in Section 13(d), that qualifies as a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5), the Company shall pay any Awards for the Plan Year during which the Change in Control is effective in a lump sum as promptly as practicable following such effective date, but in no event later than the earlier of (i) the 90th day following the effective date of the Change in Control and (ii) the 15th day of the third month following the end of the Plan Year during which the Change in Control is effective. In the event of a “Change in Control” of the Company, as defined in Section 13(d), that does not qualify as a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5), the Company shall pay any Awards for the Plan Year during which the Change in Control is effective in a lump sum at the time set forth in Section 7(a).

(c) Termination of Employment.  A Participant who remains employed by the Company, any Subsidiary or Affiliate as of the time the Change in Control is effective shall be entitled to receive the payments provided for in this Section 13, notwithstanding any subsequent termination of employment for any reason. In addition, if a Participant’s employment is terminated prior to a Change in Control and the Participant reasonably demonstrates that such termination was at the request or suggestion of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a “Third Party”), and the Change in Control involving such Third Party actually occurs, then for purposes of this Section 13, the Participant’s employment shall be deemed to have been terminated after the Change in Control is effective and the Participant shall be entitled to receive the payments provided for in this Section 13.

(d) Definition.  For purposes hereof, a “Change in Control” shall be deemed to have occurred if:

(i) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (i) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (a) by the Company or any Subsidiary, (b) by any employee benefit plan sponsored or maintained by the Company or any Subsidiary, (c) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (d) pursuant to a Non-Control Transaction (as defined in paragraph (iii));

(ii) individuals who, on July 3, 2010, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a Director subsequent to July 3, 2010, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors who remain on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without objection to such nomination) shall also be deemed to be an Incumbent Director; provided, however, that no individual initially elected or nominated as a Director of the Company as a result of an actual or threatened election contest with respect to Directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors shall be deemed to be an Incumbent Director;

(iii) there is consummated a merger, consolidation, share exchange or similar form of corporate reorganization of the Company or any such type of transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders (whether for such transaction or the issuance of securities in the transaction or otherwise) (a “Business Combination”), unless immediately following such Business Combination: (a) more than 60% of the total voting power of the corporation resulting from such Business Combination (including, without limitation, any corporation which directly or indirectly has beneficial ownership of 100% of the Company Voting Securities) eligible to elect directors of such corporation is represented by shares that were Company Voting Securities immediately prior to such Business Combination (either by remaining outstanding or being converted), and such voting power is in substantially the same proportion as the voting power of such Company Voting Securities immediately prior to the Business Combination, (b) no person (other than any publicly traded holding company resulting from such Business Combination, or any employee benefit plan sponsored or maintained by the Company (or the corporation resulting from such Business Combination)) becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the corporation resulting from such Business Combination, and (c) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies the foregoing conditions specified in (a), (b) and (c) shall be deemed to be a “Non-Control Transaction”);

(iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(v) the Company consummates a direct or indirect sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries.

Notwithstanding the foregoing, a “Change in Control” of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a “Change in Control” of the Company shall then occur.

14.  Adjustment of Awards.  The Committee shall be authorized to make adjustments in the method of calculating attainment of Performance Objectives in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles; provided, however, that in the case of a Qualified Performance-Based Award, any such adjustments shall be made in a manner consistent with Section 162(m) of the Code. The Committee may not make any such adjustment to any Qualified Performance-Based Award if such adjustment would cause compensation pursuant to such award to cease to be “qualified performance-based compensation” under Section 162(m) of the Code. In the event the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, but subject to the requirements of Section 409A of the Code, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate.

15.  Impact of Restatement of Financial Statements upon Previous Awards.  If any of the Company’s financial statements are restated as a result of errors, omissions, or fraud, the Committee may (in its sole discretion, but acting in good faith) direct that the Company recover all or a portion of any such Award or payment made to any, all or any class of Participants with respect to any Plan Year the financial results of which are negatively affected by such restatement. The amount to be recovered from any Participant shall be the amount by which the affected Award or payment exceeded the amount that would have been payable to such Participant had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire Award) that the Committee shall determine. The Committee may determine to recover different amounts from different Participants or different classes of Participants on such basis as it shall deem appropriate. In no event shall the amount to be recovered by the Company from a Participant be less than the amount required to be repaid or recovered as a matter of law. The Committee shall determine whether the Company shall effect any such recovery (i) by seeking repayment from the Participant, (ii) by reducing the amount that would otherwise be payable to the Participant under any compensatory plan, program or arrangement maintained by the Company, a Subsidiary or any of its Affiliates, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the foregoing or otherwise (subject, in each of sub-clauses (ii), (iii) and (iv), to applicable law, including without limitation Section 409A of the Code, and the terms and conditions of the applicable plan, program or arrangement). This Section 15 shall be a non-exclusive remedy and nothing contained in this Section 15 shall preclude the Company from pursuing any other applicable remedies available to it, whether in addition to, or in lieu of, application of this Section 15.

16.  Deferral.

(a) Section 162(m) Related Deferral.  Notwithstanding anything contained herein to the contrary, if permitted under Section 409A of the Code, in the event that all or a portion of an annual incentive award shall be ineligible for treatment as “other performance-based compensation” under Section 162(m) of the Code, the Committee, in its sole discretion, shall have the right, with respect to any Executive Officer who is a “covered employee” under Section 162(m) of the Code, to defer such Executive Officer’s receipt of payment of his or her annual incentive award until the Executive Officer is no longer a “covered employee” or until such time as shall be determined by the Committee, provided that the Committee may effect such a deferral only in a situation where the Company reasonably anticipates that it would be prohibited a deduction under Section 162(m) of the Code and such deferral shall be limited to the portion of the award that reasonably is anticipated not to be deductible.

(b) Other Deferral.  The Committee may, in its discretion, permit a Participant to defer the receipt of payment of cash that would otherwise be due to the Participant. If any such deferral is to be permitted by the Committee, the Committee shall establish written rules and procedures relating to such deferral in a manner intended to comply with the requirements of Section 409A of the Code, including, without limitation, the time when an election to defer may be made, the time period of the deferral and the events that would result in payment of the deferred amount, the interest or other earnings attributable to the deferral and the method of funding, if any, attributable to the deferred amount.

17.  Amendment or Termination.  Until such time as a “Change in Control” shall have occurred, the Board or the Committee may, in its sole discretion, amend, suspend or terminate the Plan from time to time, subject to any requirement for shareholder approval imposed by applicable law or regulation, including Section 162(m) of the Code, and the listing requirements of the New York Stock Exchange or any other exchange upon which the Company’s securities are listed. Except as provided in Section 5(d) and Section 14, no such termination or amendment shall alter a Participant’s right to receive a distribution as previously earned, as to which the Plan shall remain in effect following its termination until all such amounts have been paid, except as the Company may otherwise determine.

18.  Application of Code Section 409A.  All payments made under the Plan are intended to be exempt from (or comply with) the requirements of Section 409A of the Code to the maximum extent permitted. To the extent applicable, the Plan is intended to be administered and interpreted in a manner that is consistent with the requirements of Section 409A of the Code. Notwithstanding the foregoing, no particular tax result with respect to any income recognized by a Participant in connection with the Plan is guaranteed and each Participant shall be responsible for any taxes imposed on such Participant in connection with the Plan.

19.  Tax Penalty Avoidance.  The provisions of the Plan are not intended, and should not be construed, to be legal, business or tax advice. The Company and any other party having any interest herein are hereby informed that the U.S. federal tax advice contained in this document (if any) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Code or (ii) promoting, marketing or recommending to any party any transaction or matter addressed herein.

20.  Governing Law and Interpretation.  The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof. Unless otherwise indicated, all “Section” references are to sections of the Plan. References to any law, rule or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such law, rule or regulation.

21.  Severability.  Notwithstanding any other provision or Section of the Plan, if any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person or award, or would disqualify the Plan or any award under any law deemed applicable by the Board or the Committee, such provision shall be construed or deemed amended to conform to the applicable laws (but only to such extent necessary to comply with such laws), or if it cannot be construed or deemed amended without, in the determination of the Board or the Committee, materially altering the intent of the Plan or award, such provision shall be stricken as to such jurisdiction, person or award and the remainder of the Plan and any such award shall remain in full force and effect.

22.  Effective Date.  Subject to its approval by the Company’s shareholders, the Plan shall become effective as of July 3, 2010 for the Company’s 2011 fiscal year, shall replace the Harris Corporation 2005 Annual Incentive Plan, and shall remain effective until terminated by the Board or the Committee pursuant to Section 17, subject to any further shareholder approvals (or reapprovals) mandated for performance-based compensation under Section 162(m) of the Code.

Approved and adopted by the Board of Directors this 28th day of August, 2010.

Attested:

/s/  SCOTT T. MIKUEN
Secretary

Appendix B

HARRIS CORPORATION
2005 EQUITY INCENTIVE PLAN
(As Amended and Restated Effective August 27, 2010)

1.  Purpose of the Plan.  The purpose of the Harris Corporation 2005 Equity Incentive Plan is to promote the long-term growth and performance of the Company and to increase shareholder value by providing long-term incentive awards to employees and directors. The Plan is intended to: (i) further align the interests of employees and directors with those of the shareholders by providing incentive compensation opportunities which may be tied to the performance of the Common Stock and by encouraging Common Stock ownership by officers, employees, and directors; and (ii) assist in the attraction, retention and motivation of selected individuals. The Plan is hereby amended and restated, effective August 27, 2010.

2.  Definitions.  Wherever the following capitalized terms are used in the Plan, they shall have the meanings specified below:

“Affiliate” means any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest, as determined by the Board Committee.

“Award” means a Cash-Based Unit, Deferred Unit, Option, Performance Share, Performance Unit, Restricted Stock, Restricted Unit, Stock Appreciation Right, or other Share-Based Award granted under the Plan.

“Award Agreement” means any written or electronic agreement or other certificate, instrument, notice or document setting forth the terms and conditions of an Award granted to a Participant and includes any Cash-Based Unit Award Agreement, Deferred Unit Award Agreement, Option Agreement, Performance Share Award Agreement, Performance Unit Award Agreement, Restricted Stock Award Agreement, Restricted Unit Award Agreement, and Stock Appreciation Right Agreement. The Board Committee may, but need not, require an Award Agreement to be signed by a Participant as a precondition to receiving an Award.

“Board” means the Board of Directors of the Company.

“Board Committee” means a committee of the Board designated by the Board to administer the Plan which shall be comprised solely of three or more Independent Directors, and which initially shall be the Management Development and Compensation Committee of the Board.

“Cash-Based Unit” means an award denominated in units, granted pursuant to Section 5.1, where each unit is equal in value to $1.00 or such other value as is determined by the Board Committee.

“Cash-Based Unit Award Agreement” shall have the meaning set forth in Section 5.1.

“Change in Control” shall have the meaning set forth in Section 11.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock of the Company, $1.00 par value per share, or such other class of shares or securities as to which the Plan may be applicable pursuant to Section 3.2.

“Company” means Harris Corporation, a Delaware corporation.

“Deferred Unit” means an award denominated in units, granted pursuant to Section 10.1, where each unit is equal in value to one Share.

“Deferred Units Account” means a bookkeeping account in the name of a Non-Employee Director established pursuant to Section 10.1 to which Deferred Units are credited.

“Deferred Unit Award Agreement” shall have the meaning set forth in Section 10.1.

“Director” means a member of the Board.

“Dividend Equivalents” means, on any record date, the amount of cash or other distributions (but excluding any distributions of Common Stock) equal in value to the dividends or distribution payable on shares of Common Stock as declared by the Board with respect to such dividend or distribution payment date.

“Employee” means an employee of the Company, any Subsidiary or any Affiliate, including any officers or Executive Officers (whether or not a Director), who is treated as an employee in the personnel records of the Company or its Subsidiaries or Affiliates for the relevant period, but shall exclude individuals who are classified by the Company, any Subsidiary or any Affiliate as (i) leased or otherwise employed by a third party; (ii) independent contractors; or (iii) intermittent or temporary, in each case even if any such classification is changed retroactively as a result of an audit, litigation, or otherwise. Notwithstanding the foregoing, for purposes of Awards made pursuant to Section 12(b), the term “Employee” shall also include any person who provides services to the Company, any Subsidiary or any Affiliate that are equivalent to those typically provided by an employee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Officer” means any Participant the Board has designated as an executive officer of the Company for purposes of reporting under Section 16 of the Exchange Act.

“Fair Market Value” means, as of any particular date, the fair market value of a Share on such date as determined by the Board Committee. Unless otherwise determined by the Board Committee, the fair market value of a Share shall be the closing price per Share of the Common Stock as reported on the New York Stock Exchange consolidated transaction reporting system on the applicable date or, if no such closing price is available on such date, on the preceding day upon which such closing price is available.

“Full-Value Awards” means Awards that result in the Company transferring the full value of any underlying Share granted pursuant to an Award. Full-Value Awards will include all Cash-Based Units, Deferred Units, Performance Shares, Performance Units, Restricted Stock, Restricted Units, and all other Share-Based Awards, but will not include Options or SARs.

“Grant Date” means the date on which the grant of an Award is made by the Board Committee, or such later date as the Board Committee may specify to be the effective date of an Award.

“Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

“Independent Director” means a Director who is not an Employee and who qualifies as (i) a “Non-Employee Director” under Rule 16b-3(b)(3) under the Exchange Act, (ii) an “outside director” under Section 162(m) of the Code, and (iii) an “Independent Director” under the rules and listing standards adopted by the New York Stock Exchange or any other exchange upon which the Common Stock is listed for trading.

“Non-Employee Director” means a Director who is not an Employee.

“Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

“Option” means an option to purchase shares of Common Stock granted pursuant to Section 7.1.  Options granted under the Plan may be Incentive Stock Options or Non-Qualified Stock Options.

“Option Agreement” shall have the meaning set forth in Section 7.1.

“Option Price” means the purchase price of each Share underlying an Option.

“Participant” means any Employee or Non-Employee Director holding an outstanding Award.

“Performance Objectives” means the performance objectives established pursuant to the Plan for Participants who have received Awards that are subject to the achievement of performance objectives. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the Subsidiary, division, business unit, department or function with the Company in which the Participant is employed. Performance Objectives may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. The Board Committee may grant Awards subject to Performance Objectives that are Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. Any Performance Objectives applicable to a Qualified Performance-Based Award shall be based on one or more, or a combination of the following criteria: return on equity; diluted earnings per share; total earnings; earnings growth; return on capital; return on invested capital*; return on assets; return on sales; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization*; revenue; revenue growth; gross margin; return on investment; increase in the fair market value of shares; share price (including, but not limited to, growth measures and total stockholder return); operating profit; net earnings; margins*; new product introduction*; business efficiency measures*; sustainability, including energy or materials utilization*; cash flow (including, but not limited to, operating cash flow and free cash flow); inventory turns; financial return ratios; market share; earnings measures/ratios; economic value added; balance sheet measurements (such as receivable turnover); internal rate of return; customer satisfaction surveys; or productivity. Performance Objectives applicable to Awards that are not Qualified Performance-Based Awards shall not be limited to the categories listed above, and with respect to such Awards the Board Committee may designate any other types or categories of Performance Objectives as it shall determine, including categories involving individual performance and subjective targets. With respect to an Award intended to be a Qualified Performance-Based Award, the Board Committee shall establish in writing the Performance Objectives and any related formula or matrix not later than ninety (90) calendar days after the beginning of the Performance Period and otherwise shall satisfy the applicable requirements under Section 162(m) of the Code.

“Performance Period” means the period of time (not less than one year) established by the Board Committee for achievement of Performance Objectives under Section 5.1.

“Performance Share” means an award granted pursuant to Section 5.1 of actual Shares issued to a Participant that is evidenced by book-entry registration or a certificate in the name of the Participant and to be settled in Shares.

“Performance Share Award Agreement” shall have the meaning set forth in Section 5.1.

“Performance Unit” means an award, denominated in units, granted pursuant to Section 5.1, where each unit is equal in value to one Share.

“Performance Unit Award Agreement” shall have the meaning set forth in Section 5.1.

“Permitted Transferees” shall have the meaning set forth in Section 13.5.

“Plan” means this Harris Corporation 2005 Equity Incentive Plan (as amended and restated effective August 27, 2010) and as further amended from time to time.

“Plan Effective Date” shall have the meaning set forth in Section 13.17(a).

“Predecessor Plans” shall mean (i) the Harris Corporation 2000 Stock Incentive Plan (the “2000 Stock Incentive Plan”), as in effect on the Plan Effective Date, and (ii) the Harris Corporation Stock Incentive Plan, as in effect on the effective date of the 2000 Stock Incentive Plan.

“Qualified Performance-Based Award” means any Award or portion of an Award that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

“Restricted Stock” means an award granted pursuant to Section 6.1 of actual Shares issued to a Participant that is evidenced by book-entry registration or a certificate in the name of the Participant and to be settled in Shares.

“Restricted Stock Award Agreement” shall have the meaning set forth in Section 6.1.

“Restricted Unit” means an award, denominated in units, granted pursuant to Section 6.1, where each unit is equal in value to one Share.

“Restricted Unit Award Agreement” shall have the meaning set forth in Section 6.1.

*  These Performance Objectives are subject to approval by the shareholders of the Company.

“Restriction Period” means the period of time specified in an Award Agreement during which certain restrictions as to vesting and as to the sale or other disposition of Restricted Stock or Restricted Units awarded under the Plan remain in effect under Section 6.1. If the Restriction Period will lapse by the passage of time, each such grant or sale of Restricted Stock or Restricted Units will be subject to a Restriction Period of not less than three years, as determined by the Board Committee at the Grant Date, but to the extent permitted by Section 409A of the Code, such Restriction Period may be modified or lapse earlier in the event of a Change in Control.

“Share-Based Award” means any award granted under Section 9.

“Share Change” shall have the meaning set forth in Section 3.2.

“Shares” means shares of Common Stock, subject to adjustments made under Section 3.2 or by operation of law.

“Stock Appreciation Right” or “SAR” means the right to receive a cash payment and/or Shares from the Company equal in value to the excess of the Fair Market Value of a stated number of Shares at the exercise date over a fixed price for such Shares, which right is granted pursuant to Section 8.1.

“Stock Appreciation Right Agreement” shall have the meaning set forth in Section 8.1.

“Subsidiary” means any entity of which the Company owns or controls, either directly or indirectly, 50% or more of the outstanding shares of stock normally entitled to vote for the election of directors or of comparable equity participation and voting power; provided that in the case of an Incentive Stock Option, means a “subsidiary corporation,” whether now or hereafter existing as defined in Section 424(f) of the Code.

“Substitute Awards” means Awards granted in assumption of, or in substitution or exchange for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines. Any such assumption, substitution or exchange shall occur in compliance with the requirements of Section 409A of the Code (to the extent applicable thereto), including without limitation, with respect to Options and SARs, the requirements of Treasury Regulation §1.409A-1(b)(5)(v)(D).

3.  Shares Subject to Plan.

3.1 Shares Available for Awards.

(a) Maximum Share Limitations.  Subject to adjustment as provided in Section 3.2, the maximum aggregate number of Shares that may be issued or delivered under the Plan is Twenty Million (20,000,000) Shares. Any Shares underlying Full-Value Awards that are issued or delivered under the Plan shall be counted against the Twenty Million (20,000,000) Share limit described above as 1.60 Shares for every one Share issued or delivered in connection with such Award. To the extent that a Share that was subject to an Award that counted as 1.60 Shares against the Plan reserve pursuant to the preceding sentence becomes again available for grant under the Plan as set forth in Section 3.1(b), the Plan reserve shall be credited with 1.60 Shares. In no event shall the number of Cash-Based Units required to be delivered to a Participant in Shares exceed the dollar value of the maximum number of Cash-Based Units that could be earned divided by one-half of the Fair Market Value of a Share on the Grant Date. Subject to adjustment pursuant to Section 3.2, no more than Seven Million (7,000,000) Shares shall be available for issuance pursuant to Incentive Stock Options under the Plan. Subject to adjustment pursuant to Section 3.2, no more than One Million (1,000,000) Shares may be issued or delivered as Share-Based Awards under Section 9 and no more than One Million (1,000,000) Shares may be issued or delivered to Non-Employee Directors under Section 10. Shares to be issued or delivered pursuant to the Plan may be authorized and unissued Shares, treasury Shares, or any combination thereof.

(b) Forfeitures, Terminations and Cash-Outs.  In addition to the Shares authorized in Section 3.1(a), to the extent any Shares under the Predecessor Plans are forfeited, or any award under the Predecessor Plans otherwise terminates without the issuance of some or all of the Shares underlying the award to a participant or if any option under the Predecessor Plans terminates without having been exercised in full, the Shares underlying such award, to the extent of any such forfeiture or termination, shall be available for future grant under the Plan and credited toward the Plan limit. Further, for the avoidance of doubt, to the extent any Cash-Based Units, Deferred Units, Performance Shares, Performance Units, Restricted Units, Restricted Stock, or Share-Based Awards subject to an Award hereunder are forfeited, or any such Award otherwise terminates without the issuance or delivery of some or all of the Shares underlying the Award to a Participant, or if any Option or SAR terminates without having been exercised in full, the Shares underlying such Award, to the extent of any such forfeiture or termination, shall again be available for grant under the Plan. If the benefit provided by any Award granted under the Plan is (or can only be) paid in cash, any Shares that were (or are) covered by that Award shall again be available for grant under the Plan.

(c) Limitations on Reissuance of Shares.  Shares that are tendered, whether by physical delivery or by attestation, to the Company by a Participant as full or partial payment of the exercise or purchase price of any Award or in payment of any applicable withholding for Federal, state, city, local, or foreign taxes incurred in connection with the exercise or earning of any Award under the Plan or under the Predecessor Plans will not become available for future grants under the Plan. With respect to Stock Appreciation Rights, when a Stock Appreciation Right is exercised and settled in Shares, the Shares subject to such Stock Appreciation Right shall be counted against the Shares available for issuance under the Plan as one Share for every one Share subject thereto, regardless of the number of Shares used to settle the SAR upon exercise.

(d) Individual Participant Limitations.  Subject to adjustment pursuant to Section 3.2, the maximum number of Shares with respect to which Options and Stock Appreciation Rights may be granted to any one Participant during any fiscal year shall be One Million (1,000,000) Shares in the aggregate, including grants under the Predecessor Plans. Subject to adjustment pursuant to Section 3.2, the initial targeted number of Shares subject to awards of Performance Shares, Performance Units or other Full-Value Awards (that are subject to Performance Objectives) granted to any one Participant during any fiscal year shall not exceed Five Hundred Thousand (500,000) Shares in the aggregate, including grants under the Predecessor Plans, and in no event shall the number of Shares ultimately issued to a Participant pursuant to such awards of Performance Shares, Performance Units or other Full-Value Awards (that are subject to Performance Objectives) exceed 200% of the initial targeted number of Shares. In no event will any Participant in any fiscal year receive awards of Cash-Based Units having an aggregate maximum value as of their respective Grant Dates in excess of $6,000,000.

(e) Substitute Awards.  Any Common Stock or Award issued by the Company through the assumption or substitution of outstanding grants from a corporation or entity acquired by or combined with the Company shall not reduce the Shares available for Awards under the Plan.

3.2 Adjustments.

(a) Adjustment to Common Stock.  In the event of a stock dividend, stock split, reverse stock split, share combination or similar events, altering the value of a Share, or the number of Shares outstanding (each, a “Share Change”), the maximum aggregate number of Shares that may be issued and delivered under the Plan, the maximum Award limitations set forth in the Plan, the number of Shares subject to outstanding Awards and the exercise price, base price, purchase price or Option Price and other relevant provisions of the Plan and outstanding Awards shall be proportionately and automatically adjusted as necessary to reflect the Share Change and to preserve the value of the Awards. Such adjustment shall be made by the Board Committee or the Board, whose determination in that respect shall be final, binding and conclusive. Any adjustment pursuant to this Section 3.2(a) shall be made in compliance with the requirements of Section 409A of the Code (to the extent applicable thereto), including without limitation, with respect to Options and SARs, the requirements of Treasury Regulation § 1.409A-1(b)(5)(v)(D).

(b) Reorganizations, Mergers, Etc.  Subject to Section 12, the maximum aggregate number of Shares that may be issued and delivered under the Plan, the maximum Award limitations set forth in the Plan, the number of Shares subject to outstanding Awards and the exercise price, base price, purchase price or Option Price and other relevant provisions of the Plan and outstanding Awards shall be adjusted by the Board Committee or the Board, in its discretion to reflect a change in the capitalization of the Company, including but not limited to, a recapitalization, repurchase, rights offering, reorganization, merger, consolidation, combination, exchange of shares, spin-off, spin-out, extraordinary cash dividends, or other distribution of assets to shareholders or other similar corporate transaction or event. To the extent deemed equitable and appropriate by the Board, subject to any required action by shareholders, in any merger, consolidation or reorganization, liquidation, or dissolution, any Award shall pertain to the securities or other property which a holder of the number of Shares covered by the Award would have been entitled to receive in connection with such event. Moreover, in the event of any such transaction or event, the Board, in its discretion, may provide in substitution for any or all outstanding Awards under the Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced. Any adjustment or substitution pursuant to this Section 3.2(b) shall be made in compliance with the requirements of Section 409A of the Code (to the extent applicable thereto), including without limitation, with respect to Options and SARs, the requirements of Treasury Regulation § 1.409A-1(b)(5)(v)(D).

4.  Administration of Plan; Eligibility.

4.1 Administration by the Board and Board Committee.

(a) Powers of Board Committee; Discretion.  The Plan shall be administered by the Board Committee. Subject to the terms of the Plan, the Board Committee shall have such powers and authority as may be necessary or appropriate for the Board Committee to carry out its functions as described in the Plan. The Board Committee shall have the authority in its discretion to determine: (i) which individuals shall receive Awards, (ii) the types of Awards to be made under the Plan, (iii) the number of Shares underlying Awards or amount of cash, in the case of Cash-Based Unit Awards, (iv) the other terms and conditions of such Awards, including the Option Price, exercise, base or purchase price of an Award (if any), the time or times at which an Award will become vested, exercisable or payable, the Performance Objectives and other terms and conditions of an Award, and (v) whether the Performance Objectives have been achieved. Determinations by the Board Committee under the Plan, including, without limitation, determinations of the Participants, the form, amount, and timing of Awards, and the terms and provisions of Awards and the Award Agreements evidencing Awards, need not be uniform and may be made selectively among Participants and individuals who receive or are eligible to receive Awards. The Board Committee shall have the full power, discretion and authority to interpret the Plan and the Award Agreements, to establish, amend, and rescind any rules and regulations relating to the Plan, to prescribe the form of any Award Agreement or instrument executed in connection herewith, and to make all other determinations that it deems necessary or advisable for the administration of the Plan. The Board Committee may impose conditions with respect to an Award, such as limiting solicitation of employees or former employees or limiting competitive employment or other activities. The Board Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award or Award Agreement in the manner and to the extent it shall deem desirable to carry it into effect. All such interpretations, rules, regulations and determinations shall be final, conclusive and binding on all persons (including the Company and Participants) and for all purposes. Notwithstanding anything in the Plan to the contrary, the Board Committee designated by the Board to administer the Plan may be different for purposes of administering Awards made to Employees and Awards made to Non-Employee Directors.

(b) Board Authority.  If the Board Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Board Committee.

(c) Delegation.  The Board Committee shall have the right, from time to time, to delegate to one or more officers of the Company the authority of the Board Committee to grant and determine the terms and conditions of Awards granted under the Plan, subject to the requirements of Section 157(c) of the Delaware General Corporation Law (or any successor provision) and such other limitations as the Board Committee shall determine. The Board Committee may also, either concurrently or otherwise, delegate all or any portion of such authority to a committee of the Board consisting of or including any one or more Directors who also serve as officers of the Company. In no event shall any such delegation of authority be permitted with respect to Awards to any Director, Executive Officer or any person subject to Section 162(m) of the Code. The Board Committee shall also be permitted to delegate, to any appropriate officer or employee of the Company, responsibility for performing certain ministerial functions under the Plan. In the event that the Board

Committee’s authority is delegated to officers or employees in accordance with the foregoing, all references in the Plan relating to the Board Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose. Any action undertaken in accordance with the Board Committee’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Board Committee and shall be deemed for all purposes of the Plan to have been taken by the Board Committee.

(d) Limitation on Liability.  No member of the Board or Board Committee nor any officer or employee delegated authority by the Board Committee pursuant to Section 4.1(c), shall be liable for any action or determination made in good faith by the Board or Board Committee or such officer or employee with respect to the Plan or any Award.

4.2 Eligibility.  All Employees and Non-Employee Directors are eligible to be designated by the Board Committee to receive Awards and become Participants under the Plan; provided, however, that only Non-Employee Directors are eligible to receive Deferred Units under Section 10 and all Non-Employee Directors are eligible to receive such Deferred Units without regard to whether the Board Committee has designated a Non-Employee Director as eligible to receive Deferred Units; and provided further, that an employee of an Affiliate shall be designated by the Board Committee as a recipient of an Option or SAR only if Common Stock qualifies, with respect to such recipient, as “service recipient stock” within the meaning set forth in Section 409A of the Code. In selecting Employees and Non-Employee Directors to be Participants and in determining the type and amount of Awards to be granted under the Plan, the Board Committee shall consider any and all factors that it deems relevant or appropriate.

5.  Performance Share Awards, Performance Unit Awards and Cash-Based Unit Awards.

5.1 Awards.  Performance Share Awards, Performance Unit Awards and Cash-Based Unit Awards may be granted, from time to time, to such Employees and Non-Employee Directors as may be selected by the Board Committee. Except as provided in Section 11 or as otherwise provided or determined by the Board Committee, the release of such Performance Share Awards or the payment of Cash-Based Unit Awards, and Performance Unit Awards, as applicable, to the Participant subject to such awards shall be contingent upon (i) the degree of attainment of the applicable Performance Objectives during the Performance Period as shall be determined by the Board Committee, (ii) the expiration of the Performance Period, and (iii) such other terms and conditions as set forth in the applicable Award Agreement. Each award under this Section 5.1 of Performance Shares shall be evidenced by an Award Agreement (“Performance Share Award Agreement”), each award under this Section 5.1 of Performance Units shall be evidenced by an Award Agreement (“Performance Unit Award Agreement”), and each award under this Section 5.1 of Cash-Based Unit Awards shall be evidenced by an Award Agreement (“Cash-Based Unit Award Agreement”), which shall specify or confirm the applicable Performance Objectives, the Performance Period, forfeiture conditions and such other terms and conditions as the Board Committee shall determine. The Board Committee may determine performance levels pursuant to which the number of Performance Shares, Performance Units, or Cash-Based Units earned may be less than, equal to, or greater than, the number of Performance Shares, Performance Units, or Cash-Based Units awarded based upon the Performance Objectives stated in the award.

5.2 Payouts.

(a) Performance Shares.  Performance Shares that have been earned shall immediately become nonforfeitable and the Shares underlying such award of Performance Shares shall be released by the Company to the Participant without restrictions on transfer. The Shares released by the Company hereunder may, at the Company’s option, be either (i) evidenced by a certificate registered in the name of the Participant or his or her designee; or (ii) credited to a book-entry account for the benefit of the Participant maintained by the Company’s stock transfer agent or its designee.

(b) Performance Units and Cash-Based Units.  Performance Units and Cash-Based Units shall become payable to a Participant at the time or times determined by the Board Committee and set forth in the Performance Unit Award Agreement or the Cash-Based Unit Award Agreement, as the case may be. Payout of a Performance Unit Award or a Cash-Based Unit Award may be made, at the discretion of the Board

Committee, in Shares or in cash, or in a combination thereof. Any cash payout of a Performance Unit Award shall be made based upon the Fair Market Value of the Common Stock, determined on such date or over such time period as determined by the Board Committee. Any payout of a Cash-Based Unit Award in Shares shall be made based upon the Fair Market Value of the Common Stock, determined on such date or over such time period as determined by the Board Committee.

5.3 Rights as Shareholders.

(a) Performance Shares — Voting.  Subject to the provisions of the applicable Performance Share Award Agreement and unless otherwise provided or determined by the Board Committee, during the Performance Period Participants may exercise full voting rights with respect to all Performance Shares granted under Section 5.1 hereof.

(b) Performance Units and Cash-Based Units.  Subject to the provisions of the applicable Performance Unit Award Agreement or Cash-Based Unit Award Agreement, and unless otherwise provided or determined by the Board Committee, Participants shall not have any rights as a shareholder with respect to Shares underlying a Performance Unit or Cash-Based Unit until such time, if any, as any underlying Shares are actually issued to the Participant, which may, at the option of the Company be either (i) evidenced by delivery of a certificate registered in the name of the Participant or his or her designee; or (ii) credited to a book-entry account for the benefit of the Participant maintained by the Company’s stock transfer agent or its designee.

(c) Dividend Equivalents.  No dividends or Dividend Equivalents shall be paid on outstanding unvested or unearned Performance Shares or Performance Units. However, the Board Committee may specify that a Performance Share or Performance Unit will accrue Dividend Equivalents in an amount equal to the cash dividends or other distribution, if any, which are paid with respect to issued and outstanding shares of Common Stock during the Performance Period. If Dividend Equivalents are included with a Performance Share Award or Performance Unit Award, the Dividend Equivalents will, as determined by the Board Committee, be paid in cash or shares of Common Stock at the time of vesting of such Performance Shares and at the time of payout of such Performance Units. Dividend Equivalents will, in such case, be paid with respect to all Performance Shares that have vested or Performance Units that are paid out. No Dividend Equivalents will be paid on Performance Shares or Performance Units that are forfeited or cancelled. The Board Committee may also specify that Dividend Equivalents will be deemed to be reinvested in Common Stock. Dividend Equivalents which are deemed reinvested in Common Stock will be converted into additional Performance Shares or Performance Units and payment of the Performance Shares or Performance Units shall include the value of such additional Performance Shares or Performance Units. No interest shall be paid on a Dividend Equivalent or any part thereof.

5.4 Termination of Employment or Service.  If a Participant ceases to be an Employee or a Non-Employee Director, the number of Performance Shares or Performance Units (and in each case, accrued Dividend Equivalents thereon, if any) to which the Participant shall be entitled, and the number of Cash-Based Units, if any, to which the Participant shall be entitled, shall be determined in accordance with the applicable Award Agreement. All remaining Performance Shares, Performance Units or Cash-Based Units as to which the Participant may not be entitled, as well as any accrued Dividend Equivalents on such Performance Shares or Performance Units, shall be forfeited, subject to such exceptions, if any, authorized by the Board Committee.

5.5 Transfer of Employment.  If a Participant transfers employment from one business unit of the Company or any of its Subsidiaries or Affiliates to another business unit during a Performance Period, such Participant shall be eligible to receive such number of Performance Shares, Performance Units or Cash-Based Units, as well as any accrued Dividend Equivalents, as the Board Committee may determine based upon such factors as the Board Committee in its sole discretion may deem appropriate.

6.  Restricted Stock Awards and Restricted Unit Awards.

6.1 Awards.  Restricted Stock Awards and Restricted Unit Awards, subject to such Restriction Period and such other restrictions as to vesting and otherwise as the Board Committee shall determine, may be granted, from time to time, to such Employees and Non-Employee Directors as may be selected by the Board Committee. To the extent permitted by Section 409A of the Code, the Board Committee may, in its sole discretion at the time of the grant of the award of Restricted Stock or Restricted Units or at any time thereafter, provide for the early vesting of such award prior to the expiration of the Restriction Period. Each award under this Section 6.1 of Restricted Stock shall be evidenced by an Award Agreement (“Restricted Stock Award Agreement”), and each award under this Section 6.1 of Restricted Units shall be evidenced by an Award Agreement (“Restricted Unit Award Agreement”), which shall specify the vesting schedule, any rights of acceleration, any forfeiture conditions, and such other terms and conditions as the Board Committee shall determine.

6.2 Payouts.

(a) Restricted Stock.  Upon expiration of the Restriction Period and satisfaction of any other terms or conditions and as set forth in the Restricted Stock Award Agreement, the Restricted Stock shall immediately become nonforfeitable and the Shares underlying such award of Restricted Stock shall be released by the Company to the Participant without restrictions on transfer. The Shares released by the Company hereunder may at the Company’s option be either (i) evidenced by a certificate registered in the name of the Participant or his or her designee; or (ii) credited to a book-entry account for the benefit of the Participant maintained by the Company’s stock transfer agent or its designee.

(b) Restricted Units.  Restricted Units shall become payable to a Participant at the time or times determined by the Board Committee and set forth in the Restricted Unit Award Agreement. Payout of a Restricted Unit Award may be made, at the discretion of the Board Committee, in Shares or in cash, or in a combination thereof. Any cash payout of a Restricted Unit shall be made based upon the Fair Market Value of the Common Stock, determined on such date or over such time period as determined by the Board Committee.

6.3 Rights as Shareholders.

(a) Restricted Stock.  Subject to the provisions of the applicable Restricted Stock Award Agreement and unless otherwise provided or determined by the Board Committee, during the Restriction Period Participants may exercise full voting rights with respect to the Shares of Restricted Stock granted under Section 6.1 hereof and shall be entitled to receive Dividend Equivalents (rather than dividends) paid with respect to those Shares.

(b) Restricted Units.  Subject to the provisions of the applicable Restricted Unit Award Agreement and unless otherwise provided or determined by the Board Committee, Participants shall not have any rights as a shareholder with respect to Shares underlying a Restricted Unit until such time, if any, as the underlying Shares are actually issued to the Participant, which may, at the option of the Company be either (i) evidenced by delivery of a certificate registered in the name of the Participant or his or her designee; or (ii) credited to a book-entry account for the benefit of the Participant maintained by the Company’s stock transfer agent or its designee. The Board Committee may provide in a Restricted Unit Award Agreement for the payment of Dividend Equivalents to the Participant at such times as paid to shareholders generally or at the time of vesting or other payout of the Restricted Units.

6.4 Termination of Employment or Service.  If a Participant ceases to be an Employee or a Non-Employee Director, the number of Shares of Restricted Stock or Restricted Units subject to the award, if any, to which the Participant shall be entitled shall be determined in accordance with the applicable Award Agreement. All remaining Shares underlying Restricted Stock or Restricted Units as to which restrictions apply at the date of termination of employment or service shall be forfeited subject to such exceptions, if any, authorized by the Board Committee.

7.  Stock Options.

7.1 Option Grants.  Options may be granted, from time to time, to such Employees and Non-Employee Directors as may be selected by the Board Committee. The Option Price shall be determined by the Board Committee effective on the Grant Date; provided, however, that except in the case of Substitute Awards, such price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant

Date. The number of Shares subject to each Option granted to each Participant, the term of each Option, and any other terms and conditions of an Option granted hereunder shall be determined by the Board Committee, in its sole discretion, effective on the Grant Date; provided, however, that no Option shall be exercisable any later than ten (10) years from the Grant Date. Each Option shall be evidenced by an Award Agreement (“Option Agreement”), which shall specify the type of Option granted, the Option Price, the term of the Option, the number of Shares subject to the Option, the conditions upon which the Option becomes exercisable and such other terms and conditions as the Board Committee shall determine.

7.2 Payment of Option Price; Cashless Exercise.  No Shares shall be issued upon exercise of an Option until full payment of the aggregate Option Price by the Participant. Upon exercise, the Option Price may be paid by: (i) delivery of cash and/or Shares (whether actually delivered or through attestation) having a Fair Market Value equal to the aggregate Option Price; or (ii) if permitted by the Board Committee, by directing the Company to retain all or a portion of the Shares otherwise issuable to the Participant under the Plan pursuant to such exercise having a Fair Market Value equal to the aggregate Option Price. To the extent permitted by applicable law, if permitted by the Board Committee, a grant may provide for the deferred payment of the Option Price from the proceeds of sale through a broker on the date of exercise of some or all of the Shares to which the exercise relates. In such case, the Company shall have received a properly executed exercise notice, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds to pay the aggregate Option Price, and, if requested, the amount of any Federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements or coordinated procedures with one or more brokerage firms.

7.3 Rights as Shareholders.  Participants shall not have any rights as a shareholder with respect to any Shares subject to an Option, unless and until such Shares have been issued upon the proper exercise of such Option, which issuance may, at the option of the Company, be either: (i) evidenced by delivery of a certificate registered in the name of the Participant or his or her designee; or (ii) credited to a book-entry account for the benefit of the Participant maintained by the Company’s stock transfer agent or its designee.

7.4 Termination of Employment or Service.  If a Participant ceases to be an Employee or a Non-Employee Director, whether the Options granted hereunder shall be exercisable or not and the other applicable terms and conditions shall be determined in accordance with the applicable Option Agreement.

7.5 Limits on Incentive Stock Options.  Notwithstanding the designation of an Option as an Incentive Stock Option, to the extent the aggregate Option Price of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year exceeds $100,000 (or such other amount as determined under the Code), such Options shall be treated as Non-Qualified Stock Options. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

7.6 Limits on Option Repricing.  Notwithstanding any provision of the Plan to the contrary, the repricing of an Option is prohibited without the prior approval of the Company’s shareholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option to lower its Option Price other than in connection with a Share Change or a change in the Company’s capitalization (as set forth in Section 3.2); (ii) repurchasing an Option for cash or cancelling an Option in exchange for another Award, in either case, at a time when its Option Price is greater than the Fair Market Value of the underlying Shares, unless the repurchase or cancellation and exchange occurs in connection with a Share Change or a change in the Company’s capitalization (as set forth in Section 3.2); and (iii) any other action treated as a repricing under U.S. generally accepted accounting principles.

8.  Stock Appreciation Rights.

8.1 SAR Grants.  Stock Appreciation Rights may be granted, from time to time, to such Employees and Non-Employee Directors as may be selected by the Board Committee. SARs may be granted at the discretion of the Board Committee either: (i) in tandem with an Option; or (ii) independent of an Option. The price from which appreciation shall be computed shall be established by the Board Committee at the Grant Date; provided, however, that except in the case of Substitute Awards, such price shall not be less than one hundred percent (100%) of the Fair Market Value of the number of Shares subject to the SAR on the Grant Date. In the event the SAR is granted in tandem with an Option, the price from which appreciation shall be computed shall be the Option Price. Each grant of a SAR shall be evidenced by an Award Agreement (“Stock Appreciation Right Agreement”), which shall specify whether the SAR is granted in tandem with an Option, the price from which appreciation shall be computed for the SAR, the term of the SAR, the number of Shares subject to the SAR, the conditions upon which the SAR vests and such other terms and conditions as the Board Committee shall determine. In no event shall a SAR be exercisable any later than ten (10) years from the Grant Date.

8.2 Exercise of SARs.  SARs may be exercised upon such terms and conditions as the Board Committee shall determine; provided, however, that SARs granted in tandem with Options may be exercised only to the extent the related Options are then exercisable. Upon exercise of a SAR granted in tandem with an Option as to all or some of the Shares subject to such SAR, the related Option shall be automatically canceled to the extent of the number of Shares subject of the exercise of the SAR, and such Shares shall no longer be available for grant hereunder. If the related Option is exercised as to some or all of the Shares underlying such Option, the related SAR shall automatically be canceled to the extent of the number of Shares subject to the exercise of the Option, and such Shares shall no longer be available for grant hereunder.

8.3 Payment upon Exercise.  Upon exercise of a SAR, the holder shall be paid, in cash and/or Shares as set forth in the Stock Appreciation Right Agreement, the excess of the Fair Market Value of the number of Shares subject to the exercise over the price for such number of Shares, which in the case of a SAR granted in tandem with an Option shall be the Option Price for such Shares.

8.4 Rights as Shareholders.  Participants shall not have any rights as a shareholder with respect to any Shares subject to a SAR nor with respect to any Shares subject to an Option granted in tandem with a SAR unless and until such Shares have been issued upon the proper exercise of the SAR or the related Option, which issuance may at the option of the Company be either: (i) evidenced by delivery of a certificate registered in the name of the Participant or his or her designee; or (ii) credited to a book-entry account for the benefit of the Participant maintained by the Company’s stock transfer agent or its designee.

8.5 Termination of Employment or Service.  If a Participant ceases to be an Employee or a Non-Employee Director, whether SARs granted hereunder shall be exercisable or not and the other terms and conditions shall be determined in accordance with the applicable Stock Appreciation Right Agreement.

8.6 Limits on SAR Repricing.  Notwithstanding any provision of the Plan to the contrary, the repricing of a SAR is prohibited without the prior approval of the Company’s shareholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of a SAR to lower the price from which appreciation shall be computed other than in connection with a Share Change or a change in the Company’s capitalization (as set forth in Section 3.2); (ii) repurchasing a SAR for cash or cancelling a SAR in exchange for another Award, in either case, at a time when the price from which appreciation shall be computed is greater than the Fair Market Value of the underlying Shares, unless the repurchase or cancellation and exchange occurs in connection with a Share Change or a change in the Company’s capitalization (as set forth in Section 3.2); and (iii) any other action treated as a repricing under U.S. generally accepted accounting principles.

9.  Other Share-Based Awards.  Subject to the limits set forth in Section 3.1, but notwithstanding any other provision in the Plan, awards of Shares and other awards that are valued in whole or in part by reference to, or are otherwise based on, Shares (including, but not limited to, bonus stock, Shares which are subject to restrictions on transferability, or similar securities or rights) (“Share-Based Awards”), may be made, from time to time, to such Employees and Non-Employee Directors as may be selected by the Board Committee. Such Share-Based Awards may be made alone or in addition to or in connection with any other Award hereunder. The Board Committee may, in its sole discretion, determine the terms and conditions of any such Share-Based Award. Each such Share-Based Award shall be evidenced by an Award Agreement which shall specify the number of Shares subject to the Share-Based Award, any consideration therefor, any vesting or performance requirements and such other terms and conditions as the Board Committee shall determine. Share-Based Awards in the form of restricted shares or units are not required to be subject to any minimum vesting period.

10.  Non-Employee Director Deferred Units.

10.1 Awards.  This Section 10 shall not be effective unless and until the Board Committee determines to establish a program pursuant to this section. The Board Committee, in its discretion and upon such terms and conditions as it may determine, subject to the provisions of Section 13.8(b) with respect to Section 409A of the Code, may establish one or more programs pursuant to this Section 10. The Board Committee may, after the effectiveness of this section, from time to time and upon such terms and conditions as it may determine, authorize the granting of Deferred Units to Non-Employee Directors. The Deferred Units will constitute an agreement by the Company to deliver Shares to the Non-Employee Director in the future in consideration of the performance of services, but subject to the fulfillment of such conditions as the Board Committee may specify. The Deferred Units shall be credited to a Deferred Units Account when granted. Except as may be provided in a Deferred Unit Award Agreement (to the extent permitted by applicable law), the Non-Employee Director granted Deferred Units shall have no right to transfer any rights under the award of Deferred Units. The Non-Employee Director granted Deferred Units shall have no rights of ownership in the Deferred Units and shall have no right to vote them, but the Board Committee may, at or after the Grant Date, authorize the payment of Dividend Equivalents on the Shares underlying the Deferred Units on either a current or deferred or contingent basis, either in cash or additional Shares. Each Award under this Section 10.1 of Deferred Units shall be evidenced by an Award Agreement (“Deferred Unit Award Agreement”), which shall specify the available forms of payment, the timing of any elections with respect to payment, the ability to reallocate the Deferred Units to subaccounts that are invested in investment funds other than a Harris stock fund, and such other terms and conditions as the Board Committee shall determine.

10.2 Payments in Connection with Change in Control.  Notwithstanding anything contained in the Plan to the contrary, within 90 days following a Change in Control that qualifies as a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5), the Company shall pay to each Director (or former Director), in a lump sum, the Deferred Units in such Director’s Deferred Units Account. This Paragraph may not be amended, altered or modified following such a Change in Control.

10.3 Termination of Service.  If a Non-Employee Director ceases to be a Director for any reason, the Director’s Deferred Units Account shall be paid to the Director in accordance with the Deferred Unit Award Agreement.

11.  Change in Control.

11.1 Definition of Change in Control.  For purposes of the Plan, a “Change in Control” shall be deemed to have occurred if:

(i) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (i) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (a) by the Company or any Subsidiary, (b) by any employee benefit plan sponsored or maintained by the Company or any Subsidiary, (c) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (d) pursuant to a Non-Control Transaction (as defined in paragraph (iii));

(ii) individuals who, on July 3, 2010, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to July 3, 2010, whose appointment, election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors who remain on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall also be deemed to be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(iii) there is consummated a merger, consolidation, share exchange or similar form of corporate reorganization of the Company or any such type of transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s shareholders (whether for such transaction or the issuance of securities in the transaction or otherwise) (a “Business Combination”), unless immediately following such Business Combination: (a) more than 60% of the total voting power of the corporation resulting from such Business Combination (including, without limitation, any company which directly or indirectly has beneficial ownership of 100% of the Company Voting Securities) eligible to elect directors of such corporation is represented by shares that were Company Voting Securities immediately prior to such Business Combination (either by remaining outstanding or being converted), and such voting power is in substantially the same proportion as the voting power of such Company Voting Securities immediately prior to the Business Combination, (b) no person (other than any publicly traded holding company resulting from such Business Combination, or any employee benefit plan sponsored or maintained by the Company (or the corporation resulting from such Business Combination)) becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the corporation resulting from such Business Combination, and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies the conditions specified in (a), (b) and (c) shall be deemed to be a “Non-Control Transaction”); or

(iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(v) the Company consummates a direct or indirect sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

11.2 Acceleration of Benefits.  Except and unless the Board Committee determines otherwise at the time of grant of a particular Award or Awards, and as set forth in the applicable Award Agreement, upon the occurrence of a Change in Control: (i) any Awards outstanding as of the date of such Change in Control that are subject to vesting requirements and that are not then vested, shall become fully vested; (ii) all then-outstanding Options and SARs shall be fully vested and immediately exercisable, provided that in no event shall any Option or SAR be exercisable beyond its original expiration date; and (iii) all restrictions regarding the Restriction Period and all other conditions prescribed by the Board Committee, if any, with respect to grants of Cash-Based Unit Awards, Performance Shares, Performance Units, Restricted Stock, Restricted Units, or Share-Based Awards, shall automatically lapse, expire and terminate and all such awards shall be deemed to be fully earned. Notwithstanding the foregoing, if an Award is “deferred compensation” within the meaning of Section 409A of the Code, then notwithstanding that the Award shall be deemed to be fully vested and earned pursuant to this Section 11.2 upon a Change in Control, unless the Change in Control qualifies as a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5), in no event shall payment with respect to the Award be made at a time other than the time payment would be made in the absence of the Change in Control.

12.  Amendment or Termination of Plan.

(a) Amendment or Termination of Plan.  Until such time as a Change in Control shall have occurred, the Board may, to the extent permitted by Section 409A of the Code, amend, suspend or terminate the Plan or any part thereof from time to time, provided that no change may be made which would adversely impair the rights of a Participant who has received an Award without the consent of said Participant; and, provided, further, that if an amendment to the Plan (i) would materially increase the benefits accruing to Participants under the Plan, (ii) would increase the number of Shares which may be issued under the Plan, (iii) would materially modify the requirements for participation in the Plan or (iv) must otherwise be approved by the shareholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Stock is not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Stock is traded or quoted, then, such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained. After a Change in Control, the Board shall no longer have the power to amend, suspend or terminate the Plan or any part thereof.

(b) Foreign Jurisdictions.  In order to facilitate the making of any grant or combination of grants under the Plan, the Board Committee may provide for such special terms for Awards to Participants who are foreign nationals, or who are employed by or perform services for the Company, any Subsidiary or any Affiliate outside of the United States of America, as the Board Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Board Committee may approve such supplements to, or amendments, restatements or alternative versions of, the Plan or any Award Agreement as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose, provided that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of the Plan, as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

13.  Miscellaneous.

13.1 No Right to Continued Employment or Service or to Participate.  Nothing in the Plan or in the grant of any Award or in any Award Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries or Affiliates to terminate any Participant’s employment or service with the Company or any of its Subsidiaries or Affiliates at any time, nor confer upon any Participant any right to continued employment or service with the Company or any of its Subsidiaries or Affiliates. Neither the adoption of the Plan nor any action by the Company, the Board, Board Committee or any director or officer of the Company shall be deemed to give any Employee or Non-Employee Director any right to be designated as a Participant under the Plan.

13.2 Withholding for Taxes; Offset.  The Company shall have the authority to withhold, or to require a Participant to remit to the Company, prior to issuance or delivery of any Shares or cash hereunder, an amount sufficient to satisfy Federal, state, local or foreign tax or withholding requirements associated with any Award. In addition, the Company may, in its sole discretion, permit or require a Participant to satisfy any tax withholding requirements, in whole or in part, by (i) delivering to the Company (whether by actual delivery or through attestation), Shares held by such Participant having a Fair Market Value equal to the amount of the tax or (ii) directing the Company to retain Shares otherwise issuable or cash otherwise to be delivered to the Participant under the Plan. The Company may, to the extent permitted by applicable laws (including Code Section 409A), offset against any payments to be made to a Participant under the Plan any amounts owing to the Company, its Subsidiaries or Affiliates from the Participant for any reason.

13.3 Other Compensation and Benefit Plans.  Awards hereunder shall not be deemed compensation for purposes of computing benefits under any retirement or compensation plan of the Company or any of its Subsidiaries or Affiliates and shall not affect any benefits under any other benefit plan now or hereafter in effect under which the availability or amount of benefits is related to the level of compensation, including, without limitation, under any pension, retirement or severance benefits plan, except to the extent specifically provided by the terms of any such plan. The adoption of the Plan shall not affect any other share incentive or other compensation plans in effect for the Company or any Affiliate or Subsidiary, nor shall the Plan preclude the Company from establishing any other forms of share incentive or other compensation or benefit program for Employees or Non-Employee Directors.

13.4 Waiver of Restrictions.  To the extent permitted by Section 409A of the Code, the Board Committee may, in its sole discretion, based on such factors as the Board Committee may deem appropriate, waive in whole or in part, any remaining restrictions or vesting requirements in connection with any Award hereunder.

13.5 Limits on Transferability of Awards, Etc.  Except as permitted by this Section 13.5, no Award granted under the Plan may be sold, transferred, pledged, assigned, hypothecated, encumbered, or otherwise disposed of or transferred by a Participant except by will or the laws of descent and distribution in the event of the Participant’s death (to the extent such Award by its terms, survives the Participant’s death). Awards granted under the Plan shall not be subject to execution, attachment, change, alienation or similar process. The Board Committee may, in its discretion, expressly authorize in an Option Agreement or Stock Appreciation Right Agreement that all or a portion of the Options or SARs granted to a Participant (other than Incentive Stock Options) be on terms which permit transfer by such Participant (i) to immediate family members of the Participant or to a trust, partnership or limited liability company for the benefit of such immediate family members, (ii) pursuant to domestic relations orders referred to in Rule 16a-12 under the Exchange Act, and (iii) to other transferees permitted by the Board Committee in its discretion (such transferees of a Participant are referred to as “Permitted Transferees”) provided that (A) there may be no payment of consideration (other than release of marital rights) for any such transfer, (B) the applicable Award Agreement shall specifically provide for transferability in a manner consistent with this Section, and (C) subsequent transfers of transferred Options and SARs shall be prohibited except, without consideration for such transfer, to the Participant or a Permitted Transferee of the Participant. The Board Committee may, in its discretion, create further conditions and requirements for the transfer of Options and SARs. Following transfer, Options and SARs shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer; the Participant shall remain subject to applicable tax withholding; the events of termination of employment or service of a Participant shall continue to be applied with respect to the Permitted Transferee; and all other terms of the Options and SARs shall remain unchanged. All Options and SARs granted to a Participant under the Plan shall be exercisable during the lifetime of such Participant only by such Participant, his agent, guardian or attorney-in-fact or by a Permitted Transferee.

13.6 Adjustment of Awards.  Subject to Sections 7.6, 8.6 and 12, the Board Committee shall be authorized to make adjustments in the method of calculating attainment of Performance Objectives or in the terms and conditions of Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles; provided, however, that no such adjustment shall adversely impair the rights of any Participant without his or her consent and that any such adjustment shall be made in a manner consistent with Section 409A of the Code (to the extent applicable thereto) and in the case of a Qualified Performance-Based Award, Section 162(m) of the Code. The Board Committee may not make any such adjustment with respect to any Qualified Performance-Based Award if such adjustment would cause compensation pursuant to such award to cease to be performance-based compensation under Section 162(m) of the Code. In the event the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of another company or business entity, the Board Committee may, in its discretion but subject to the requirements of Section 409A of the Code, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate.

13.7 Consideration for Awards.  Except as otherwise required in any applicable Award Agreement or by the terms of the Plan, Participants under the Plan shall not be required to make any payment or provide consideration for an Award other than the rendering of services to the Company, any Subsidiary or any Affiliate.

13.8 Deferral.

(a) Section 162(m) Related Deferral.  Notwithstanding anything contained herein to the contrary, if permitted under Section 409A of the Code, in the event that any Award shall be ineligible for treatment as

“other performance based compensation” under Section 162(m) of the Code, the Board Committee, in its sole discretion, shall have the right with respect to any Executive Officer who is, in the year any Award hereunder otherwise would become deductible by the Company, a “covered employee” under Section 162(m) of the Code, to defer such Executive Officer’s receipt of such Award until the Executive Officer is no longer a “covered employee” or until such time as shall be determined by the Board Committee, provided that the Board Committee may effect such a deferral only in a situation where the Board Committee reasonably anticipates that the Company would be prohibited a deduction under Section 162(m) of the Code and such deferral shall be limited to the portion of the Award that reasonably is anticipated not to be deductible. In no event shall the provisions of this Section 13.8(a) apply to Options or SARs.

(b) Other Deferral.  Except with respect to Options and SARs, the Board Committee may in its discretion permit a Participant to defer the receipt of payment of cash or delivery of Shares that would otherwise be due to the Participant by virtue of the exercise of a right or the satisfaction of vesting or other conditions with respect to an Award. If any such deferral is to be permitted by the Board Committee, the Board Committee shall establish written rules and procedures relating to such deferral in a manner intended to comply with the requirements of Section 409A of the Code, including, without limitation, the time when an election to defer may be made, the time period of the deferral and the events that would result in payment of the deferred amount, the interest or other earnings attributable to the deferral and the method of funding, if any, attributable to the deferred amount.

13.9 Securities Laws.  No Shares will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the Shares may be listed, have been fully met. As a condition precedent to the issuance of Shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements. The Board Committee may impose such conditions on any Shares issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any exchange upon which such Shares of the same class are then listed, and under any blue sky or other securities laws applicable to such Shares. The Board Committee may also require the Participant to represent and warrant at the time of issuance or transfer that the Shares are being acquired only for investment purposes and without any current intention to sell or distribute such Shares.

13.10 Impact of Restatement of Financial Statements upon Previous Awards.  If any of the Company’s financial statements are restated as a result of errors, omissions, or fraud, the Board Committee may (in its sole discretion, but acting in good faith) direct that the Company recover all or a portion of any such Award or payment made to any, all or any class of Participants with respect to any fiscal year of the Company the financial results of which are negatively affected by such restatement. The amount to be recovered from any Participant shall be the amount by which the affected Award or payment exceeded the amount that would have been payable to such Participant had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire Award) that the Board Committee shall determine. The Board Committee may determine to recover different amounts from different Participants or different classes of Participants on such basis as it shall deem appropriate. In no event shall the amount to be recovered by the Company from a Participant be less than the amount required to be repaid or recovered as a matter of law. The Board Committee shall determine whether the Company shall effect any such recovery (i) by seeking repayment from the Participant, (ii) by reducing the amount that would otherwise be payable to the Participant under any compensatory plan, program or arrangement maintained by the Company, a Subsidiary or any of its Affiliates, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the foregoing or otherwise (subject, in each of subclause (ii), (iii) and (iv), to applicable law, including without limitation Section 409A of the Code, and the terms and conditions of the applicable plan, program or arrangement). This Section 13.10 shall be a non-exclusive remedy and nothing contained in this Section 13.10  shall preclude the Company from pursuing any other applicable remedies available to it, whether in addition to, or in lieu of, application of this Section 13.10.

13.11 Compliance with Section 409A of the Code.  All Awards under the Plan are intended to be exempt from (or comply with) the requirements of Section 409A of the Code to the maximum extent permitted. To the extent applicable, the Plan is intended to be administered and interpreted in a manner that is consistent with the requirements of Section 409A of the Code. Notwithstanding the foregoing, no particular tax result for a Participant with respect to any income recognized by the Participant in connection with the Plan is guaranteed under the Plan, and the Participant shall be responsible for any taxes imposed on the Participant in connection with the Plan.

13.12 Tax Penalty Avoidance.  The provisions of the Plan are not intended, and should not be construed, to be legal, business or tax advice. The Company, Participants and any other party having any interest herein are hereby informed that the U.S. Federal tax advice contained in this document (if any) is not intended or written to be used, and cannot be used, for the purpose of (a) avoiding penalties under the Code or (b) promoting, marketing or recommending to any party any transaction or matter addressed herein.

13.13 Governing Law and Interpretation.  The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any agreement governing an Award shall be determined in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof. Unless otherwise indicated, all “Section” references are to sections of the Plan. References to any law, rule or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such law, rule or regulation.

13.14 Severability.  Notwithstanding any other provision or Section of the Plan, if any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award Agreement under any law deemed applicable by the Board or the Board Committee, such provision shall be construed or deemed amended to conform to the applicable laws (but only to such extent necessary to comply with such laws), or if it cannot be construed or deemed amended without, in the determination of the Board or the Board Committee, materially altering the intent of the Plan or Award Agreement, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.

13.15 No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary or Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Subsidiary or Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary or Affiliate.

13.16 Waiver of Claims.  Each Participant recognizes and agrees that prior to being selected by the Board Committee to receive an Award he or she has no right to any benefits hereunder. Accordingly, in consideration of the Participant’s receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Board Committee, the Company or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to the Plan or an Award Agreement to which his or her consent is expressly required by the express terms of the Plan or an Award Agreement).

13.17 Effective Date and Term.

(a) Effective Date and Term of Plan.  The Plan initially became effective upon approval by the shareholders of the Company at the 2005 Annual Meeting of Shareholders (the “Plan Effective Date”) and, the Plan as amended and restated hereby is effective on August 27, 2010. The terms of the Plan as hereby amended and restated shall govern Awards granted on or after August 27, 2010. Awards granted prior to August 27, 2010 shall continue to be governed by the terms of the 2005 Equity Incentive Plan, prior to amendment and restatement. All Awards granted under the Plan must be granted within ten (10) years from the Plan Effective Date. Any Awards outstanding ten (10) years after the Plan Effective Date may be exercised within the periods prescribed under or pursuant to the Plan.

(b) Predecessor Plans.  Upon the Plan Effective Date, no further grants or awards were permitted under the 2000 Stock Incentive Plan. All grants and awards under the Predecessor Plans that remain outstanding shall be administered and paid in accordance with the provisions of the Predecessor Plans and the applicable award agreement.

Approved and adopted by the Board of Directors the 27th day of August 2005 and amended and restated the 28th day of August 2010.

Attested:

/s/  SCOTT T. MIKUEN
Secretary

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week, and save money for Harris Corporation.
Internet and telephone voting are available through 11:59 PM (Eastern Time) on October 21, 2010.

HARRIS CORPORATION

INTERNET VOTING INSTRUCTIONS
http://www.proxyvoting.com/hrs
Go to the website address shown above and follow the simple on-screen instructions. Have your proxy/voting instruction card in hand when you access the website.
OR
TELEPHONE VOTING INSTRUCTIONS
1-866-540-5760
Call the toll-free telephone number shown above on any touch-tone telephone and follow the simple recorded instructions. Have your proxy/voting instruction card in hand when you call.
If you vote by Internet or by telephone, please do NOT mail back your proxy/voting instruction card.
To vote by mail, mark, sign and date your proxy/voting instruction card and return it in the enclosed postage-paid envelope.
Your Internet or telephone voting instructions authorize the named proxies and/or provide the Plan Trustee with instructions to vote your shares in the same manner as if you marked, signed, dated and returned your proxy/voting instruction card.

  WO#
79516
▼ FOLD AND DETACH HERE ▼

The Board of Directors recommends a vote “FOR” each nominee listed in Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3, “FOR” Proposal 4 and “AGAINST” Proposal 5.

Please mark your votes as indicated in this example	☒
Proposal 1 – Election of Directors – The Board recommends a vote “FOR” the election as director of each listed nominee for a one-year term expiring at the 2011 Annual Meeting of Shareholders:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

01 Howard L. Lance	☐	☐	☐	05 David B. Rickard	☐	☐	☐
Proposal 2 – Ratification of Appointment of Auditor - The Board recommends a vote “FOR” the ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011.
									☐	☐	☐

02 Thomas A. Dattilo	☐	☐	☐	06 James C. Stoffel	☐	☐	☐	Proposal 3 – Approval of the Harris Corporation Annual Incentive Plan - The Board recommends a vote “FOR” approval of the Harris Corporation Annual Incentive Plan.	☐	☐	☐

03 Terry D. Growcock	☐	☐	☐	07 Gregory T. Swienton	☐	☐	☐
Proposal 4 – Re-approval of the Performance Measures for the Harris Corporation 2005 Equity Incentive Plan - The Board recommends a vote “FOR” re-approval of the performance measures for the Harris Corporation 2005 Equity Incentive Plan.
									☐	☐	☐

04 Leslie F. Kenne	☐	☐	☐					Proposal 5 – Shareholder Proposal - The Board recommends a vote “AGAINST” the shareholder proposal requesting approval of an amendment to our By-Laws to require an independent chairman of the board.	☐	☐	☐

If this proxy/voting instruction card is properly executed, the undersigned’s shares will be voted in the manner instructed herein. If no instruction is provided, the undersigned’s shares will be voted “FOR” the election of the Board of Directors’ nominees; “FOR” Proposal 2; “FOR” Proposal 3; “FOR” Proposal 4; and “AGAINST” Proposal 5; or, if the undersigned is a participant in the Harris Corporation Retirement Plan, as may otherwise be provided in the Plan. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature(s)	Date	, 2010

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

YOUR VOTE IS IMPORTANT. PLEASE VOTE BY INTERNET OR TELEPHONE, OR MARK, SIGN, DATE AND RETURN YOUR PROXY/VOTING INSTRUCTION CARD. If you vote by Internet or telephone, please do NOT mail back your proxy/voting instruction card.
INTERNET VOTING INSTRUCTIONS
http://www.proxyvoting.com/hrs
Your Internet voting instructions authorize the named proxies and/or provide the Plan Trustee with instructions to vote your shares in the same manner as if you marked, signed, dated and returned your proxy/voting instruction card. Have your proxy/voting instruction card in hand when you access the website. You cannot vote over the Internet after 11:59 p.m. (Eastern Time) on October 21, 2010.
TELEPHONE VOTING INSTRUCTIONS
Call 1-866-540-5760 Toll Free on a Touch-Tone Telephone ANYTIME. There is no charge to you for this call.
Your telephone voting instructions authorize the named proxies and/or provide the Plan Trustee with instructions to vote your shares in the same manner as if you marked, signed, dated and returned your proxy/voting instruction card. Have your proxy/voting instruction card in hand when you call. You cannot vote by telephone after 11:59 p.m. (Eastern Time) on October 21, 2010.
Important notice regarding Internet availability of proxy materials for the Harris Corporation 2010 Annual Meeting of Shareholders: The Proxy Statement and the 2010 Annual Report to Shareholders are available online at http://www.harris.com/proxy/2010.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
▼ FOLD AND DETACH HERE ▼

PROXY/VOTING INSTRUCTION CARD
HARRIS CORPORATION
ANNUAL MEETING OF SHAREHOLDERS – OCTOBER 22, 2010
          This proxy/voting instruction card is solicited on behalf of the Board of Directors of Harris Corporation and the Harris Corporation Retirement Plan Trustee.
          You are receiving this proxy/voting instruction card because you are a registered shareholder and/or a participant in the Harris Corporation Retirement Plan. This proxy/voting instruction card revokes all prior proxies/voting instructions given by you. If you are voting by mail with this proxy/voting instruction card, please mark your choices and sign and date on the reverse side exactly as your name or names appear there. If shares are held in the name of joint holders, each should sign. If you are signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.
          If the undersigned is a registered shareholder, the undersigned hereby appoints HOWARD L. LANCE, GARY L. McARTHUR and SCOTT T. MIKUEN, and each of them, with power to act without the others and with full power of substitution, as proxies and attorneys-in-fact, and hereby authorizes them to represent and vote, as instructed on the reverse side of this proxy/voting instruction card, all the shares of Harris Corporation common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Harris Corporation to be held on October 22, 2010 or at any adjournments or postponements thereof, with all powers which the undersigned would possess if present at the Annual Meeting. If this proxy/voting instruction card has been properly executed but the undersigned has provided no voting instructions, then the undersigned’s shares will be voted “FOR” the election of the Board of Directors’ nominees; “FOR” Proposal 2; “FOR” Proposal 3; “FOR” Proposal 4; and “AGAINST” Proposal 5.
          If the undersigned is a participant in the Harris Corporation Retirement Plan, the undersigned hereby instructs the Plan Trustee to vote, as instructed on the reverse side of this proxy/voting instruction card, the shares allocable to the undersigned’s Harris Corporation Stock Fund Account at the Annual Meeting of Shareholders of Harris Corporation to be held on October 22, 2010 or any adjournments or postponements thereof. If the undersigned does not provide voting instructions, the Plan Trustee will vote such shares in the same proportion as the shares for which other participants have timely provided voting instructions.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed, on the reverse side)
WO#
79516

Harris Corporation
STANDARD SCRIPT FOR REGISTERED SHAREHOLDER TELEPHONE VOTING for BNY MELLON
(Single # w/ company identifier embedded in control #)

Shareholder Hears This Script
Speech 1	Welcome to the Telephone voting site. Enter your 11 digit control number located in the shaded box on the proxy ballot.
Speech 2	To vote as the Harris Corporation Board recommends on all proposals, Press 1 now. To vote on each proposal separately, Press 0 now.
Speech 2A	If the voter chooses the 1st option of Speech 2, the following will be heard. You have voted as the Board recommended. If this is correct, Press 1. If incorrect, Press 0.
Speech 2B	If the voter chooses the 2nd option of Speech 2, Speech 3 will follow.
Speech 3	Proposal 1.01 To vote FOR, Press 1; AGAINST, Press 9; ABSTAIN, Press 0.
Proposal 1.02 To vote FOR, Press 1; AGAINST, Press 9; ABSTAIN, Press 0.
Proposal 1.03 To vote FOR, Press 1; AGAINST, Press 9; ABSTAIN, Press 0.
Proposal 1.04 To vote FOR, Press 1; AGAINST, Press 9; ABSTAIN, Press 0.
Proposal 1.05 To vote FOR, Press 1; AGAINST, Press 9; ABSTAIN, Press 0.
Proposal 1.06 To vote FOR, Press 1; AGAINST, Press 9; ABSTAIN, Press 0.
Proposal 1.07 To vote FOR, Press 1; AGAINST, Press 9; ABSTAIN, Press 0.
Proposal 2 To vote FOR, Press 1; AGAINST, Press 9; ABSTAIN, Press 0.
Proposal 3 To vote FOR, Press 1; AGAINST, Press 9; ABSTAIN, Press 0.
Proposal 4 To vote FOR, Press 1; AGAINST, Press 9; ABSTAIN, Press 0.
Proposal 5 To vote FOR, Press 1; AGAINST, Press 9; ABSTAIN, Press 0.
Speech 4	Your votes have been cast as follows: Proposal 1.01- For, Against, Abstain (as applicable) Repeat for All remaining proposals If this is correct, Press 1; if incorrect, Press 0.
Closing A	If the voter chooses “correct” — Closing A will follow:
If you would like to learn more about accessing your account information on line, — Press 1, otherwise Press 0.
If the voter chooses 1, then informational message on MLINKsm will follow.
Thank you for voting.
Closing B	If the voter chooses “incorrect” - Closing B will follow:
Your votes have been canceled. If you would like to re-vote your proxy or if you would like to vote another proxy, Press 1 now, or Press 0 to end this call.
Closing C	I’m sorry you’re having difficulty. Please try again or mark, sign and date the proxy card and return it in the envelope provided.
Vote Another Card	If you have received more than one proxy card, you must vote each card separately. If you would like to vote another proxy, Press 1 now; to end this call, Press 0 now.